     As filed with the Securities and Exchange Commission on May 24, 1994
                                                     Registration No. 33-_______
                              PRELIMINARY COPIES
                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           -------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                         6711                  63-0574085
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
     of incorporation          Industrial Classification    Identification No.)
     or organization)                 Code Number)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                               AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               With copies to:
 C. LARIMORE WHITAKER, ESQ.                           MICHAEL L. MILLER, ESQ.
  BRADLEY, ARANT, ROSE & WHITE                      CALFEE, HALTER & GRISWOLD
    1400 PARK PLACE TOWER                                  SUITE 1800
       2001 PARK PLACE                                 800 SUPERIOR AVENUE
  BIRMINGHAM, ALABAMA 35203                         CLEVELAND, OHIO 44144-2688
       (205) 521-8000                                     (216) 622-8200
 -----------------------------                      --------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                        Proposed maximum        Proposed maximum        Amount of
            Title of each class of                 Amount to be           offering price       aggregate offering     registration
         securities to be registered                registered               per unit                price                 fee
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
   $2.50 per share . . . . . . . . . . . .        457,039 Shares
 Rights to Purchase Series A Junior                                             *               $5,545,376.75**         $1,912.20
   Participating Preferred Stock . . . . .        203,128 Rights
====================================================================================================================================

*   Not Applicable
** Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the
    Securities Act of 1933.
                         ____________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             SOUTHTRUST CORPORATION

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
               PROXY STATEMENT/PROSPECTUS OF INFORMATION REQUIRED
        BY PART I OF FORM S-4 PURSUANT TO ITEM 501(b) OF REGULATION S-K

                                                                                        Location or Heading In Proxy
                                 Item                                                       Statement/Prospectus
                                 ----                                                   ----------------------------
         1.   Forepart of Registration Statement and             Forepart of Registration Statement and Outside Front Cover Page of
              Outside Front Cover Page of Prospectus             Prospectus

         2.   Inside Front and Outside Back Cover Pages of       Available Information; Incorporation of Certain Documents by
              Prospectus                                         Reference; Table of Contents

         3.   Risk Factors, Ratio of Earnings to Fixed           Summary
              Charges and Other Information

         4.   Terms of the Transaction                           Summary; The Merger; Description of Capital Stock of SouthTrust;
                                                                 Comparison of the Common Stock of SouthTrust and Community;
                                                                 Certain Federal Income Tax Considerations

         5.   Pro Forma Financial Information                    *

         6.   Material Contacts with the Company Being           Summary; The Merger
              Acquired

         7.   Additional Information Required for                *
              Reoffering by Persons and Parties Deemed to
              be Underwriters

         8.   Interests of Named Experts and Counsel             Legal Matters

         9.   Disclosure of Commission Position on               *
              Indemnification for Securities Act
              Liabilities

         10.  Information With Respect to S-3 Registrants        Summary

         11.  Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
              Reference

         12.  Information With Respect to S-2 or S-3             *
              Registrants

         13.  Incorporation of Certain Information by            *
              Reference

         14.  Information With Respect to Registrants            *
              Other Than S-3 or S-2 Registrants

         15.  Information With Respect to S-3 Companies          *

         16.  Information With Respect to S-2 or S-3             *
              Companies

         17.  Information With Respect to Companies Other        Summary; Certain Information Concerning the Business of Community;
              than S-3 or S-2 Companies                          Selected Financial Data of Community; Management's Discussion and
                                                                 Analysis of Financial Condition and Results of Operations; Index
                                                                 to the Financial Statements of Community

         18.  Information if Proxies,  Consents or               Introduction; Summary; The Merger; Additional Information
              Authorizations are to be Solicited

         19.  Information if Proxies, Consents or                *
              Authorizations are not to be Solicited, or
              in an Exchange Offer

- ------------------------------------------------------------
* Not Applicable

                          COMMUNITY BANK OF CHARLOTTE
                               4045 TAMIAMI TRAIL
                       PORT CHARLOTTE, FLORIDA 33949-2490
                   -----------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   -----------------------------------------

              Notice is hereby given that a Special Meeting of Shareholders of Community Bank of Charlotte, a Florida banking corporation ("Community"), will be held on _________ ___, 1994, at 10:00 a.m., local time, at the Holiday Inn Waterfront, 300 Retta Esplanade, Punta Gorda, Florida 33950 for the following purposes (the "Special Meeting"):

                 1. To consider and vote upon the Agreement and Plan of Merger, dated as of January 7, 1994, as amended (the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, between Community and SouthTrust Bank of Southwest Florida, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and wholly-owned subsidiary of SouthTrust ("ST-FL"), whereby Community will be merged with and into ST-Bank and the shareholders of Community will receive 0.6788 shares of common stock of SouthTrust (subject to appropriate adjustment in the event of certain occurrences) in exchange for each outstanding share of common stock of Community, subject to rights of dissent and exclusive of shares of common stock of Community held in the treasury of Community, with cash being paid in lieu of any fractional shares of common stock of SouthTrust, pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

                 2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

              Only those persons who were holders of record of the common stock of Community at the close of business on ______________, 1994, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

              The Special Meeting may be adjourned from time to time without notice other than announcement at the Special Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

              A Proxy Statement/Prospectus relating to and a proxy for use in connection with the Special Meeting are enclosed.

                                          By Order of the Board of Directors


                                          Judy Johnson
                                          Secretary
Port Charlotte, Florida
________________, 1994

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT COMMUNITY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS


                               PROXY STATEMENT OF

                          COMMUNITY BANK OF CHARLOTTE

                   FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                        TO BE HELD ___________ __, 1994

          ____________________________________________________________

                THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                             SOUTHTRUST CORPORATION

                RELATING TO UP TO 457,039 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

              TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
              COMMUNITY BANK OF CHARLOTTE INTO SOUTHTRUST BANK OF
                    SOUTHWEST FLORIDA, NATIONAL ASSOCIATION,
                     A WHOLLY-OWNED INDIRECT SUBSIDIARY OF
                             SOUTHTRUST CORPORATION
          ____________________________________________________________


                 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION OR COMMUNITY BANK OF CHARLOTTE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SOUTHTRUST CORPORATION AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SOUTHTRUST CORPORATION AND ALL INFORMATION RELATING TO COMMUNITY BANK OF CHARLOTTE HAS BEEN SUPPLIED BY COMMUNITY BANK OF CHARLOTTE.

                 THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF COMMUNITY ON OR ABOUT __________ ___, 1994.

               _________________________________________________


    THE SECURITIES OF SOUTHTRUST CORPORATION OFFERED IN CONNECTION WITH THE
       MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
       APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                  STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Proxy Statement/Prospectus is ________________, 1994.

                                                          TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Certain Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Description of SouthTrust Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Market and Dividend Information Respecting the Common Stock of SouthTrust and Community . . . . . . . . . . .  27
Comparison of the Common Stock of SouthTrust and Community  . . . . . . . . . . . . . . . . . . . . . . . . .  29
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Certain Information Concerning the Business of Community  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Selected Financial Data of Community  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Management's Discussion and Analysis of Financial Condition and Results of Operations of Community  . . . . .  38
Beneficial Ownership of Community Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Index to the Financial Statements of Community  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit A - Agreement and Plan of Merger, as amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B - National Bank Dissent Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

                             AVAILABLE INFORMATION

          SouthTrust Corporation, a Delaware corporation ("SouthTrust"), is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

          SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of common stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of common stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

          THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE ON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER
(205) 254-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________, 1994. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $5.00 per share ("Community Common Stock"), of Community Bank of Charlotte, a Florida banking corporation ("Community"), in connection with the solicitation of proxies by the Board of Directors of Community for use at a special meeting of shareholders of Community to be held on ________ __, 1994, at 10:00 a.m., local time, at the Holiday Inn Waterfront, 300 Retta Esplanade, Punta Gorda, Florida 33950 and at any postponement or adjournment thereof (the "Special Meeting").

        The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger, dated as of January 7, 1994, as amended (the "Merger Agreement"), between Community and SouthTrust Bank of Southwest Florida, National Association, a national banking association ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and a wholly-owned subsidiary of SouthTrust ("ST-FL"), providing for the merger of Community into ST-Bank (the "Merger") and, subject to rights of dissent and exclusive of shares of Community Common Stock held in the treasury of Community, the conversion in the Merger of each outstanding share of Community Common Stock into 0.6788 shares of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"). No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Community Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on the Automated Quotation System of the National Association of Securities Dealers, Inc. - National Market System ("NASDAQ") on the last trading day immediately preceding the Effective Time of the Merger (as defined below).

         The 0.6788 shares of SouthTrust Common Stock for which each share of Community Common Stock may be exchanged in the Merger had an aggregate market value, based upon the average of the last sales price of SouthTrust Common Stock for the five trading days immediately preceding __________, 1994, of approximately $_____. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK-SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND COMMUNITY." Because the number of shares of SouthTrust Common Stock to be received for each share of Community Common Stock in the Merger is fixed, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock to be received in the Merger in exchange for each share of Community Common Stock. However, Community is not obligated to consummate the Merger in the event that the average last sales price of a share of SouthTrust Common Stock as reported by NASDAQ for the last twenty trading days immediately preceding the Effective Time of the Merger is less than $17.00 per share. For additional information regarding the terms of the Merger, see the Merger Agreement which is attached hereto as Exhibit A and "THE MERGER."

         Subject to the approval of the Merger Agreement by the shareholders of Community and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective upon the filing of appropriate Articles of Merger with the Secretary of State of the State of Florida and notice of the Merger with the Office of the Comptroller of the Currency (the "OCC") (the "Effective Time of the Merger"). It is anticipated that such documents will be filed and the Merger will become effective on or about _______________, 1994.

         This Proxy Statement/Prospectus was first sent or given to shareholders of Community on or about ______________, 1994. SouthTrust has filed a Registration Statement with the Commission with respect to the shares of SouthTrust Common Stock to be issued pursuant to the Merger. This document also constitutes the Prospectus of SouthTrust that is included as part of such Registration Statement. All information contained in this Proxy Statement/Prospectus pertaining to SouthTrust, ST-FL and ST-Bank was supplied by SouthTrust, and all information contained in this Proxy Statement/Prospectus pertaining to Community was supplied by Community.

         A copy of the Merger Agreement is attached hereto as Exhibit A, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A.

VOTING AT THE SPECIAL MEETING

         The Board of Directors of Community has fixed the close of business on __________, 1994 as the record date (the "Record Date") for the determination of holders of shares of Community Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, Community had outstanding 515,849 shares of Community Common Stock, which constituted the only outstanding class of capital stock of Community entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Community Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. However, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Community Common Stock entitled to vote thereon is required to approve the Merger Agreement. Each holder of record of shares of Community Common Stock on the Record Date is entitled to one vote for each share of such stock held of record.

         As of the Record Date, Community directors and executive officers (a total of 13 persons) beneficially owned a total of 162,138 shares of Community Common Stock (exclusive of 139,704 shares of Community Common Stock which may be acquired by such persons pursuant to options and warrants), representing approximately 31.43% of the shares of Community Common Stock entitled to vote at the Special Meeting. All of such directors and officers have advised Community that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         THE BOARD OF DIRECTORS OF COMMUNITY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF COMMUNITY."

         A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. Only votes FOR a particular matter constitute affirmative votes. Votes that are withheld or abstain, including broker non-votes, with respect to a matter are counted for quorum purposes, but since they are not cast for a particular matter such votes have the same effect as negative votes with respect to the proposal regarding the Merger Agreement. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of Community either an instrument revoking the proxy or a duly executed proxy bearing a later date or
(ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telecopy or personally by the directors, officers and employees of Community, who will receive no extra compensation for their services. The expenses of such solicitation will be paid by Community. Community will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Community Common Stock.

         SHAREHOLDERS OF COMMUNITY ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                    SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to Community, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama. As of March 31, 1994, SouthTrust had consolidated total assets of approximately $15.1 billion, which ranked it as the largest bank holding company headquartered in Alabama. Following the enactment of Alabama's interstate banking legislation in 1987, SouthTrust has pursued a strategy of acquiring banks and financial institutions throughout the areas of Florida, Georgia, North Carolina, South Carolina and Tennessee and offers a full range of banking services through 39 bank subsidiaries operating more than 395 offices. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $4.4 billion in total assets as of March 31, 1994. Of SouthTrust's $15.1 billion in assets as of March 31, 1994, approximately $9.2 billion were in Alabama, approximately $2.7 billion were in Georgia and approximately $2.4 billion were in Florida.

         SouthTrust has taken advantage of the passage of interstate banking legislation by acquiring banks in or near major metropolitan markets in Florida, Georgia, North Carolina, South Carolina and Tennessee. The effect of this expansion has been to give SouthTrust access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities.

         During 1993, SouthTrust effected acquisitions of 14 financial institutions, with total assets of approximately $1.3 billion. The following table presents certain information with respect to acquisitions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                                 Total            Total                Total
   Institution                              Location             Assets          Deposits              Loans*
- -----------------                           --------             ------          --------             ------
                                                                               (in millions)
Community Bank of Charlotte              Port Charlotte, Florida  $ 38.7           $ 29.7            $ 33.1
Island Bank of Collier County            Marco Island, Florida      29.3             24.9              14.0
The Bank of Bradenton                    Bradenton, Florida         46.8             42.3              24.6
Citrus National Bank                     Crystal River, Florida     35.7             32.1              22.2
First Columbus Community Bank
    & Trust Company                      Columbus, Georgia          54.2             48.2              35.7
First Jefferson Corporation              Biloxi, Mississippi        42.3             39.7              21.9
HomeBanc, F.S.B.                         Atlanta, Georgia          304.8            265.6             246.1
University State Bank Corp.              Tampa, Florida             19.8             17.5              11.8

- ---------------------------
*Net of unearned income



         SouthTrust anticipates accounting for each of these pending transactions pursuant to the purchase method of accounting, with the exception of Community, The Bank of Bradenton, and First Columbus Community Bank & Trust Company, which will be accounted for as poolings of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of Community Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  Community

         Community was organized under the laws of the State of Florida in May 1988 for the purpose of engaging in the commercial banking business. Community operates out of a single office in Port Charlotte, Florida. Community is a member of the Federal Reserve System and is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Community is subject to comprehensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Florida Department of Banking and Finance (the "Florida Department"). See "CERTAIN INFORMATION CONCERNING THE BUSINESS OF COMMUNITY" and "SUPERVISION AND REGULATION."

         The business of Community consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Community's primary market area for loans and deposits is Charlotte County, Florida, and the total population of that area was approximately 122,000 as of December 1993.

         Community maintains its principal executive offices at 4045 Tamiami Trail, Port Charlotte, Florida and the telephone number at such office is (813) 743-4948.

  SouthTrust of Florida, Inc.

         ST-FL, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns eight banking subsidiaries in Florida.

  SouthTrust Bank of Southwest Florida, National Association

         ST-Bank is a national banking association with its main office located in Ft. Myers, Florida. As of March 31, 1994, ST-Bank operated nine branch offices, including offices in the cities of Cape Coral, Naples, and Camelot Isles, Florida.

SPECIAL MEETING

         The Special Meeting will be held at 10:00 a.m., local time, on ______, 1994, at the Holiday Inn Waterfront, 300 Retta Esplanade, Punta Gorda,
Florida 33950 to consider and vote upon the Merger Agreement. Only holders of record of shares of Community Common Stock as of the close of business on ___________, 1994 will be entitled to notice of and to vote at the Special Meeting, including any adjournment thereof.

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of Community at the Special Meeting, the receipt of required regulatory approvals, and other conditions, Community will be merged into ST-Bank pursuant to the Merger Agreement. At the Effective Time of the Merger, each outstanding share of Community Common Stock will be converted, subject to rights of dissent and exclusive of shares of Community Common Stock held in the treasury of Community, into the right to receive 0.6788 shares of SouthTrust Common Stock, which exchange ratio is subject to appropriate adjustment in the event of certain stock splits and stock dividends effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Community Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of
(i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on NASDAQ on the last trading day immediately preceding the Effective Time of the Merger. The Merger Agreement contemplates that as of the Effective Time of the Merger, the holders of all options or warrants to purchase Community Common Stock granted or issued by Community (the "Community Options") shall be converted (whether or not each such Community Option is then exercisable) into such number of shares of SouthTrust Common Stock as shall equal in value (based upon the last sales price of such SouthTrust Common Stock as reported by NASDAQ as of the last trading day preceding the Effective Time of the Merger (the "SouthTrust Last Sales Price")) (i)(A) 0.6788 multiplied by the

SouthTrust Last Sales Price of SouthTrust Common Stock less (B) the respective exercise price applicable to each share of Community Common Stock subject to a Community Option held by the holder thereof, multiplied (ii) by the number of shares of Community Common Stock subject to each such Community Option. See "THE MERGER - Effect of Merger on Community Common Stock and Community Options."

         The 0.6788 shares of SouthTrust Common Stock for which each outstanding share of Community Common Stock may be exchanged in the Merger had an aggregate value, based upon the average of the last sales price of SouthTrust Common Stock for the five (5) trading days immediately preceding ___________, 1994, of approximately $_____.

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents shall send or cause to be sent to each former holder of record of Community Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing such Community Common Stock for certificates representing the appropriate number of shares of SouthTrust Common Stock.

         Following the Merger, the existing office of Community will operate as a full-service branch of ST-Bank.

  Vote Required

         The affirmative vote of the holders of at least two-thirds of the outstanding shares of Community Common Stock is required to approve the Merger Agreement. Directors and executive officers of Community and their affiliates owned, as of the Record Date, directly or indirectly, 162,138 shares of Community Common Stock (exclusive of 139,704 shares of Community Common Stock which may be acquired by such persons pursuant to the exercise of Community Options prior to the Effective Time of the Merger), constituting approximately 31.43% of the shares of Community Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all shares held by such persons will be voted for approval of the Merger Agreement.

  Recommendation of the Board of Directors

         THE MEMBERS OF THE BOARD OF DIRECTORS OF COMMUNITY HAVE APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF COMMUNITY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF COMMUNITY RECOMMENDS THAT SHAREHOLDERS OF COMMUNITY VOTE IN FAVOR OF THE MERGER AGREEMENT. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER - Background of the Merger; Reasons for the Merger; Recommendations of the Board of Directors of Community."

  Interests of Certain Named Persons in the Merger

         The Merger Agreement provides that the Board of Directors of ST-Bank, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         At or prior to the Effective Time of the Merger, and assuming that SouthTrust has a suitable position available in its system, SouthTrust may execute a replacement employment agreement with Mr. Emel Uner, Community's Chairman and Chief Executive Officer, which would supersede and replace that certain Employment Agreement dated August 1, 1993 between Mr. Uner and Community. If SouthTrust and Mr. Uner are able to agree on a mutually agreeable replacement employment agreement, SouthTrust will pay Mr. Uner a cash signing bonus of $50,000. If SouthTrust and Mr. Uner are unable to agree on a mutually agreeable replacement employment agreement, the existing Employment Agreement with Mr. Uner, which expires on August 1, 1996, shall continue in full force and effect after the Merger. As of the date of this Proxy Statement/Prospectus, SouthTrust and Mr. Uner have not definitively agreed to the terms of a replacement employment agreement.

         The Merger Agreement further provides that with respect to any claim made or action commenced within four years after the Effective Time of the Merger, SouthTrust shall, to the extent permitted by Florida law, indemnify each director, officer and employee of Community, in accordance with the provisions of the Articles of Incorporation and Bylaws of Community, against any costs or expenses arising out of or pertaining to any action or omission by such director, officer or employee as of or prior to the Effective Time of the Merger. From and after the Effective Time of the Merger, the directors, officers and employees of Community who become or serve as directors, officers or employees of SouthTrust, ST-FL or ST-Bank, or any affiliates thereof, shall have indemnification rights having prospective application only, except as set forth above.

         See "THE MERGER - Interests of Certain Named Persons in the Merger" and "THE MERGER - Business and Management of Community Following the Merger; Plans for Business of Community."

Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The respective obligations of SouthTrust and Community to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of Community's shareholders, (iii) consummation of the transactions contemplated by that certain Agreement and Plan of Share Exchange whereby ST-FL would acquire all of the outstanding capital stock of Island Bank of Collier County, a Florida banking corporation located in Marco Island, Florida ("Island"), and immediately following such stock acquisition by ST-FL, Island would be merged into ST-Bank, and (iv) certain other conditions customary in transactions of this kind.

         The Merger is subject to approval by the OCC. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall not be consummated until within ten days of the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the OCC, and (ii) approval by the shareholders of Community of the Merger Agreement.

         On or about February 11, 1994 ST-Bank filed an application with the OCC seeking approval to merge Community into ST-Bank. That application was approved on May 4, 1994. Further, the Merger of Community into ST-Bank cannot be consummated for thirty days after approval thereof by the OCC, and during such period, the United States Department of Justice (the "Justice Department"), may challenge the Merger of Community into ST-Bank on antitrust grounds.

          In addition, SouthTrust received a letter dated March 7, 1994 from the Federal Reserve Board notifying SouthTrust that on or about February 16, 1994, an objection to a pending application by SouthTrust unrelated to the Merger had been filed with the Federal Reserve Board. The objection alleged that SouthTrust had not met the requirements of the Community Reinvestment Act and requested that the subject application be denied. While Federal Reserve Board approval is not required for the Merger, Federal Reserve Board action is required for ST-FL to acquire Island, and, as indicated above, the Merger is conditioned upon the acquisition of Island by ST-FL. The review and processing of this objection may affect the timing and results of the review and process of the applications filed in connection with the Island transaction, although SouthTrust expects a response from the Federal Reserve Board concerning the acquisition by ST-FL of Island on or around June 15, 1994. If approval is received from the Federal Reserve Board regarding the Island transaction, no thirty day waiting period is expected to be applicable, and, if such approval is received by June 15, 1994, it is expected that the Merger will be consummated prior to June 30, 1994. Because consummation of the Merger by SouthTrust is conditioned upon consummation of the Island transaction, it is not expected that the Merger will be consummated unless and until the Island transaction receives regulatory approval. However, as noted below, the Merger Agreement may be terminated by any party if the Merger has not occurred on or before June 30, 1994.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto.

         See "THE MERGER - Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

  Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and Community, or (ii) by either SouthTrust or Community individually, under certain specified circumstances, including if the Merger shall not have occurred on or prior to

June 30, 1994, provided that the failure to consummate the Merger on or before such date is not caused by a breach of the Merger Agreement by the party seeking to terminate. See "THE MERGER - Termination."

  Effective Time of the Merger

         The Merger will become effective upon the filing of appropriate Articles of Merger relating thereto with the Secretary of State of Florida and notice of the Merger with the OCC. The parties to the Merger Agreement will cause such Articles of Merger and notice of Merger to be so filed as soon as practicable after each of the conditions to consummation of the Merger has been satisfied or waived. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or about ______________, 1994, although there can be no assurance as to whether or when the Merger will become effective. See "THE MERGER - Effective Time of the Merger."

RIGHTS OF DISSENT AND APPRAISAL

         By following the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus, a holder of shares of Community Common Stock is entitled to dissent from the Merger and demand the fair value of the shares of Community Common Stock held by such holder in cash. See "THE MERGER - Rights of Dissent and Appraisal."

COMPARATIVE STOCK PRICES

         SouthTrust Common Stock is traded in the over-the-counter market through the facilities of NASDAQ. The market for shares of Community Common Stock is not active and during the last two years, the sales price of shares of Community Common Stock of which Community had knowledge ranged from $10.00 to $12.00 per share. The last sale of shares of Community Common Stock known to Community occurred on November 15, 1993 at a sales price of $10.50 per share.

         The following table sets forth applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.

                                                                      SouthTrust                    SouthTrust
                                                                     Common Stock                  Common Stock
                                                                   Last Sales Price               Equivalent (4)
                                                                 --------------------           ------------------
         (1)  September 8, 1993 . . . . . . . . . . . . . . . .         $19.00                        $12.90
         (2)  January 6, 1994 . . . . . . . . . . . . . . . . .         $18.25                        $12.39
         (3)  _____ ___, 1994 . . . . . . . . . . . . . . . . .         $__.__                        $__.__

__________________________________

(1) Last trading day preceding the announcement of the execution of the non-binding letter of intent.
(2)      Last trading day preceding the execution of the Merger Agreement.
(3) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.
(4) Pro forma equivalents calculated using the historical last sales price for SouthTrust Common Stock as of the selected date multiplied by the conversion ratio of 0.6788 shares of SouthTrust Common Stock per share of Community Common Stock.


         Community's shareholders are advised to obtain current market quotations for or information regarding SouthTrust Common Stock and Community Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of Community Common Stock at any time before the Effective Time of the Merger or as to the market price of SouthTrust Common Stock at any time thereafter. Because the exchange ratio of Community Common Stock for SouthTrust Common Stock is fixed, it will not compensate Community's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price for SouthTrust Common Stock were to decrease, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Community Common Stock would decrease. However, Community is not obligated to consummate the Merger in the event that the average last sales price of a share of SouthTrust Common Stock as reported by NASDAQ for the last twenty trading days immediately preceding the Effective Time of the Merger is less than $17.00 per share. It also should be noted that, in the event the market price of SouthTrust Common Stock were to increase, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Community Common Stock would increase.

         See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND COMMUNITY."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Community who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Community and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Community may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Community who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         In addition, at or prior to the Effective Time of the Merger, each affiliate of Community will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least thirty days of combined operations of Community and SouthTrust had been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

         See "THE MERGER - Resale of SouthTrust Common Stock Received in the Merger."

DIFFERENCES IN RIGHTS OF COMMUNITY SHAREHOLDERS

         Upon consummation of the Merger, Community shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Florida corporate and banking law and Community's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Florida law and Delaware corporate law and of Community's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of Community shareholders will change after the Merger. Some of these differences include anti-takeover provisions applicable to SouthTrust. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND COMMUNITY."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER - Accounting Treatment."

TAX TREATMENT

         Community has received an opinion of Bradley, Arant, Rose & White to the effect that, for federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by holders of shares of Community Common Stock who receive SouthTrust Common Stock in the Merger (except in connection with the receipt of cash in lieu of fractional interests in shares of SouthTrust Common Stock); (iii) the basis of the SouthTrust Common Stock received by the shareholders of Community pursuant to the Merger and the holding period therefor will be the same as the basis and holding period of the Community Common Stock surrendered in exchange therefor and (iv) each holder of an option or warrant to purchase Community Common Stock who receives SouthTrust Common Stock in exchange therefor will recognize ordinary income equal to the fair market value of the SouthTrust Common Stock received. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY FOR EACH HOLDER OF SHARES OF COMMUNITY COMMON STOCK. COMMUNITY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF INCOME TAX AND OTHER TAX CONSEQUENCES ON THEIR OWN PARTICULAR FACTS.

EQUIVALENT SHARE DATA

         The following summary presents comparative historical unaudited per share data for both SouthTrust and Community. The pro forma amounts assume the Merger was effective as of the commencement of the periods presented and was accounted for as a pooling of interests. SouthTrust's pro forma amounts represent the combined pro forma results, and Community pro forma equivalent amounts are computed by multiplying the pro forma amounts by a factor of 0.6788 to reflect the exchange ratio in the Merger of 0.6788 shares of SouthTrust Common Stock for each share of Community Common Stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.

                                                                                    Year Ended
                                                                                   December 31,                Three Months
                                                                        ----------------------------------         Ended
                                                                           1993        1992         1991      March 31, 1994
                                                                        ---------    ---------    --------   -----------------
Net income (loss) per common share:
         SouthTrust                                                     $    1.94    $    1.66    $   1.42         $   0.51
         Community                                                           0.27         0.75       (0.14)            0.18
         SouthTrust pro forma combined                                       1.93         1.65        1.41             0.51
         Community pro forma equivalent                                      1.31         1.12        0.96             0.35

Cash dividends per common share:
         SouthTrust                                                     $    0.60    $    0.52    $   0.48         $   0.17
         Community                                                             --           --          --               --
         Community pro forma equivalent (1)                                  0.41         0.35        0.33             0.12

                                                                                                               Three Months
                                                                                    Year Ended                     Ended
                                                                                 December 31, 1993            March 31, 1994
                                                                        ----------------------------------   -----------------
Book value per common share (period end):
         SouthTrust                                                                  $   13.25                     $ 13.45
         Community                                                                       10.66                       10.75
         SouthTrust pro forma combined                                                   13.26                       13.46
         Community pro forma equivalent                                                   9.00                        9.14

___________________________________________
(1) Community pro forma equivalent dividends per share represent historical dividends per share declared by SouthTrust, multiplied by the conversion ratio of 0.6788 shares of SouthTrust Common Stock for each share of Community Common Stock.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for SouthTrust and certain selected historical financial information for Community. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of SouthTrust and audited financial statements of Community. The financial data for the interim periods ended March 31, 1994 and 1993 are derived from the unaudited historical financial statements of SouthTrust and Community, respectively, and reflect, in the respective opinion of management of SouthTrust and Community all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of SouthTrust and financial statements of Community, and the related notes thereto, included in documents included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                         SOUTHTRUST CORPORATION AND SUBSIDIARIES

                                                                                                                 Three Months
                                                                  Years Ended December 31,                      Ended March 31,
                                                  -------------------------------------------------------  ----------------------
                                                    1993        1992        1991        1990      1989        1994        1993
                                                  ---------- ----------  ----------  ---------  ---------  ----------  ----------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                                 $  927,551 $  828,080  $  823,725  $ 776,661  $ 684,624  $  238,207  $  224,332
  Interest expense                                   397,743    382,930     474,453    498,329    450,147      99,881      96,320
                                                  ---------- ----------  ----------  ---------  ---------  ----------  ----------
    Net interest income                              529,808    445,150     349,272    278,332    234,477     138,326     128,012
  Provision for loan losses                           45,032     43,305      38,042     44,635     21,166      10,189      11,305
                                                  ---------- ----------  ----------  ---------  ---------  ----------  ----------
  Net interest income after
    provision for loan losses                        484,776    401,845     311,230    233,697    213,311     128,137     116,707
  Non-interest income                                174,702    136,683     108,881     91,084     78,686      46,822      38,081
  Non-interest expense                               434,951    373,636     296,796    234,713    200,147     113,405     103,175
                                                  ---------- ----------  ----------  ---------  ---------  ----------  ----------
  Income before income taxes                         224,527    164,892     123,315     90,068     91,850      61,554      51,613
  Provision for income taxes                          73,992     50,646      33,309     20,360     19,075      20,817      16,769
                                                  ---------- ----------  ----------  ---------  ---------  ----------  ----------
    Net income                                    $  150,535 $  114,246  $   90,006  $  69,708  $  72,775  $   40,737  $   34,844
                                                  ========== ==========  ==========  =========  =========  ==========  ==========

  Net income per common share
    and common share equivalent                   $     1.94 $     1.66  $     1.42  $    1.14  $    1.21  $     0.51  $     0.46
  Cash dividends declared
    per common share                                    0.60       0.52        0.48       0.46       0.43        0.17        0.15
  Average common shares and common
    share equivalents outstanding                     77,772     68,948      63,255     61,148     60,077      79,847      76,245

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                                    $ 14,708.0 $ 12,714.4  $ 10,158.1  $ 9,005.9  $ 7,763.2  $ 15,081.0  $ 13,427.7
  Total loans net of unearned income                 9,448.3    7,546.6     5,965.0    5,531.4    4,690.5     9,849.4     8,121.5
  Total deposits                                    11,515.4   10,082.3     8,277.2    7,228.0    6,054.5    11,538.3    10,651.9
  Total stockholders' equity                         1,051.8      860.4       662.0      549.6      507.1     1,068.6       923.6

                                                     COMMUNITY BANK OF CHARLOTTE

                                                                                                              Three Months
                                                                 Years Ended December 31,                    Ended March 31,
                                                    ---------------------------------------------------   ---------------------
                                                    1993         1992      1991       1990       1989        1994        1993
                                                    --------   --------  ---------  ---------   -------   ---------   ---------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                                   $  2,660   $  2,681   $  2,554   $  2,239   $ 1,174   $    767    $   699
  Interest expense                                     1,278      1,466      1,526      1,367       608        395        317
                                                    --------   --------   --------   --------   -------   --------    -------
    Net interest income                                1,382      1,215      1,028        872       566        372        382
  Provision for loan losses                               33         91        223        182        55         --          5
                                                    --------   --------   --------   --------   -------   --------    -------
  Net interest income after
    provision for loan losses                          1,349      1,124        805        690       511        372        377
  Non-interest income                                    246        362        199         94        64         31         44
  Non-interest expense                                 1,447      1,090      1,072        949       775        292        310
                                                    --------   --------   --------   --------   -------   --------    -------
  Income before income taxes,
    cumulative effect of change
    in accounting principle
    and extraordinary item                               147        396        (68)      (165)     (199)       111        111
  Provision for income taxes                              86        148         --         --        --         20         21
                                                    --------   --------   --------   --------   -------   --------    -------
  Income before cumulative effect
    of change in accounting principle
    and extraordinary item                                62        248        (68)      (165)     (199)        91         90
  Cumulative effect of change in
    accounting principle                                 (79)        --         --         --        --         --         --
  Income before extraordinary item                       141        128        (68)      (165)     (199)        91         90
  Extraordinary item                                      --        140         --         --        --         --         --
                                                    --------   --------   --------   --------   -------   --------    -------
    Net income (loss)                               $    141   $    388   $    (68)  $   (165)  $  (199)  $     91    $    90
                                                    ========   ========   ========   ========   =======   ========    =======


  Net income (loss) per common
    share and common share equivalent               $   0.27   $   0.70   $   (.14)  $   (.55)  $  (.67)  $   0.18    $  0.17
  Cash dividends declared
    per common share                                       0          0          0          0         0          0          0
  Average common shares and common
    share equivalents outstanding                    515,849    515,849    490,158    300,000   300,000    515,849    515,849

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                                      $   41.1   $   39.2   $   33.6   $   24.5   $  17.8   $   51.8    $  38.6
  Total loans net of unearned income                    29.6       25.5       20.3       18.6      12.9       30.3       26.8
  Total deposits                                        35.3       33.7       28.4       21.8      14.9       46.0       32.9
  Total stockholders' equity                             5.5        5.3        4.7        2.5       2.7        5.5        5.5

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement a copy of which is attached hereto as Exhibit A.

GENERAL

         The Merger Agreement has been approved by the members of the Boards of Directors of Community, SouthTrust, ST-FL and ST-Bank, and by ST-FL as the sole shareholder of ST-Bank. No approval of the Merger by the stockholders of SouthTrust is required.

         Pursuant to the Merger Agreement, Community will be merged with and into ST-Bank pursuant to the National Bank Act and the Florida Banking Code, and ST-Bank shall be the Surviving Corporation. Upon the effectiveness of the Merger, each outstanding share of Community Common Stock shall be converted into the right to receive 0.6788 shares of SouthTrust Common Stock, subject to rights of dissent and exclusive of shares of Community Common Stock held in the treasury of Community. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Community Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by NASDAQ on the last business day preceding the Effective Time of the Merger.

         Subject to the approval of the Merger Agreement by the shareholders of Community, the satisfaction or waiver of the conditions contained in the Merger Agreement, and the filing of appropriate Articles of Merger with the Secretary of State of Florida and a notice of the Merger with the OCC, the Merger Agreement provides that the Effective Time of the Merger will be within ten days after the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, (ii) the expiration of thirty days (including any extension thereof) after the later to occur of approval by the OCC during which the Justice Department fails to object to the Merger, and (iii) approval by the shareholders of Community of the Merger.

BACKGROUND OF THE MERGER; REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF COMMUNITY

         In July 1993, representatives of the Board of Directors of Community were approached by representatives of SouthTrust regarding a possible acquisition of Community. Discussions between such representatives regarding a possible business combination continued between July and September 1993, and culminated in the execution of a non-binding letter of intent on September 9, 1993. The letter of intent provided, subject to certain conditions, that Community would be acquired by SouthTrust or one of its subsidiaries in a transaction in which the shareholders of Community would receive 0.6788 shares of SouthTrust Common Stock for each outstanding share of Community Common Stock.

         Following the execution of the letter of intent, representatives of SouthTrust and Community conducted various due diligence activities and negotiated the terms and conditions to be included in a definitive merger agreement. At a Board of Directors meeting held on December 15, 1993, the Board of Directors of Community met to review and consider the Merger Agreement. At such Board of Directors meeting, all of the directors of Community present at the meeting voted to approve the Merger and the Merger Agreement, with such changes as the Chairman and Chief Executive Officer of Community determined, in consultation with legal counsel and consistent with the terms of the Merger Agreement and the discussions at the meeting, would be appropriate. The Merger Agreement between Community and ST-Bank, joined in by SouthTrust and ST-FL, was executed as of January 7, 1994, and, subsequent thereto, the members of the Board of Directors of Community approved the Merger and the execution and delivery of the Merger Agreement. All of the directors and officers of Community have advised Community that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         The 0.6788 shares of SouthTrust Common Stock to be exchanged for each share of Community Common Stock reflect prices that were negotiated on an arm's-length basis between representatives of Community and representatives of SouthTrust. There was no affiliation between Community and its representatives, on one hand, and SouthTrust and ST-Bank, and their representatives, on the other hand, prior to the execution of the Merger Agreement.

         The Board of Directors of Community considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by Community's shareholders relative to the book value and earnings per share of Community Common Stock; (b) certain information concerning the financial condition, results of operations and business prospects of Community and SouthTrust; (c) the marketability of Community Common Stock; (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable Community shareholders to exchange their shares of Community Common Stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends; (f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of Community did not assign any relevant weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of Community from a financial point of view. For these reasons, the Board of Directors of Community did not engage a financial advisor to issue an opinion that the transaction is fair, from a financial point of view, to the shareholders of Community. Based on these factors, the Board of Directors of Community determined that the Merger was in the best interests of the shareholders of Community and approved the Merger Agreement.

         THE MEMBERS OF THE BOARD OF DIRECTORS OF COMMUNITY HAVE APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF COMMUNITY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF COMMUNITY RECOMMENDS THAT SHAREHOLDERS OF COMMUNITY VOTE IN FAVOR OF THE MERGER AGREEMENT.

         SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of Community will augment SouthTrust's existing market share in the southwest Florida banking market and enhance its competitive position in such market.

         In addition to the foregoing, the Merger Agreement provides that the Board of Directors of ST-Bank following the Merger shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         At or prior to the Effective Time of the Merger, and assuming that SouthTrust has a suitable position available in its system, SouthTrust may execute a replacement employment agreement with Mr. Emel Uner, Community's Chairman and Chief Executive Officer, which would supersede and replace that certain Employment Agreement dated August 1, 1993 between Mr. Uner and Community. If SouthTrust and Mr. Uner are able to agree on a mutually agreeable replacement employment agreement, SouthTrust will pay Mr. Uner a cash signing bonus of $50,000. If SouthTrust and Mr. Uner are unable to agree on a mutually agreeable replacement employment agreement, the existing Employment Agreement with Mr. Uner, which expires on August 1, 1996, shall continue in full force and effect after the Merger. As of the date of this Proxy Statement/Prospectus, SouthTrust and Mr. Uner have not definitively agreed to the terms of a replacement employment agreement.

         The Merger Agreement provides that with respect to any claim made or action commenced within four years after the Effective Time of the Merger, SouthTrust shall, to the extent permitted by Florida law, indemnify each director, officer and employee of Community, in accordance with the provisions of the Articles of Incorporation and Bylaws of Community against any costs or expenses arising out of or pertaining to any action or omission by such director, officer or employee as of or prior to the Effective Time of the Merger. From and after the Effective Time of the Merger, the directors, officers and employees of Community who become or serve as directors, officers or employees of SouthTrust, ST-FL, or ST-Bank, or any affiliates thereof, shall have indemnification rights having prospective application only, except as set forth above.

         The parties have agreed in the Merger Agreement that appropriate steps shall be taken to terminate all employee benefit plans of Community as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, SouthTrust has agreed to cover the officers and employees of Community who are employed by ST-Bank under employee benefit plans of SouthTrust, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that (i) with respect to SouthTrust's group medical and insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Community's group medical and insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and
(ii) credit for each such employee's past service with Community prior to the Effective Time of the Merger shall be given by SouthTrust to employees for purposes of: (1) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust; and (2) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, such credit for past service shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

         SouthTrust has further agreed that for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan") and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan"), employment with Community shall be credited as if it were employment with SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST PS Plan and the ST Retirement Plan.

EFFECT OF MERGER ON COMMUNITY COMMON STOCK AND COMMUNITY OPTIONS

         At the Effective Time of the Merger, each outstanding share of Community Common Stock, other than shares of Community Common Stock held by shareholders who have dissented from the Merger, as discussed below, and shares of Community Common Stock held in Community's treasury, shall be converted into the right to receive 0.6788 shares of SouthTrust Common Stock which exchange ratio is subject to appropriate adjustment in the event of stock splits and stock dividends effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of a share of Community Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled, and (ii) the last sales price of such share of SouthTrust Common Stock as reported on NASDAQ on the last trading day immediately preceding the Effective Time of the Merger.

         The Merger Agreement contemplates that as of the Effective Time of the Merger, the Community Options shall be converted (whether or not each such Community Option is then exercisable) into a right of the holder to receive SouthTrust Common Stock. The holder shall receive such number of shares of SouthTrust Common Stock as shall equal in value (based upon the SouthTrust Last Sales Price) (i)(A) 0.6788 multiplied by the SouthTrust Last Sales Price of SouthTrust Common Stock less (B) the respective exercise price applicable to each share of Community Common Stock subject to each Community Option held by the holder thereof, multiplied (ii) by the number of shares of Community Common Stock subject to each such Community Option.

         Because the exchange ratio of shares of SouthTrust Common Stock for Community Common Stock is fixed, it will not compensate Community's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price of SouthTrust Common Stock decreases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Community Common Stock would decrease. Community's shareholders are advised to obtain current market quotations for and information regarding SouthTrust Common Stock and Community Common Stock. However, Community is not obligated to consummate the Merger in the event that the average last sales price of a share of SouthTrust Common Stock as reported by NASDAQ for the twenty trading days immediately preceding the Effective Time of the Merger is less than $17.00 per share. On ______________, 1994, the most recent date practicable preceding the date of this Proxy Statement/Prospectus, the last sales price of SouthTrust Common Stock was $____ per share. In the event the market price of SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Community Common Stock would increase.

Community's shareholders are advised to obtain current market quotations for and information regarding SouthTrust Common Stock and Community Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of Community Common Stock on the date of the Effective Time of the Merger or as to the market price of SouthTrust Common Stock thereafter.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the effectiveness of appropriate Articles of Merger relating thereto filed with the Secretary of State of Florida and notice of the Merger filed with the OCC. The Merger Agreement provides that the parties thereto will cause such Articles of Merger and notice of Merger to be filed after each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until Community's shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or about _____________, 1994, although there can be no assurance as to whether or when the Merger will become effective.

EXCHANGE OF STOCK CERTIFICATES


        At the Effective Time of the Merger, SouthTrust will deliver the total consideration to be paid by SouthTrust for the shares of Community Common Stock to such institution as SouthTrust may designate, which institution will act as the exchange agent for the transaction (the "Exchange Agent"). As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send a letter of transmittal to each former holder of record of shares of Community Common Stock for use in exchanging their certificates formerly representing shares of Community Common Stock for exchange and conversion in accordance with the procedures provided for therein and in the Merger Agreement. The letter of transmittal will contain detailed instructions concerning the manner of executing and submitting such stock certificates. At the Effective Time of the Merger, the holders of shares of Community Common Stock will cease to be shareholders of Community and will have no voting or other rights with respect to shares of Community Common Stock, other than the right to receive in the Merger shares of SouthTrust Common Stock upon surrender of the stock certificates respecting their shares of Community Common Stock. As of the Effective Time of the Merger and except as otherwise indicated below, all holders of shares of Community Common Stock shall be deemed to be holders of the shares of SouthTrust Common Stock into which such shares of Community Common Stock shall have been converted in the Merger, whether or not they surrender the stock certificates representing their shares of Community Common Stock. Such holders shall be entitled to all dividends or distributions in respect of shares of SouthTrust Common Stock where the record date for the payment of such dividends or distributions occurs on or after the Effective Time of the Merger; however, no such dividends or distributions shall be paid to holders of any unsurrendered certificate or certificates representing Community Common Stock, and SouthTrust shall not be obligated to deliver any of the consideration to which any holder of Community Common Stock is entitled as a result of the Merger or any cash payment in lieu of a fractional interest in SouthTrust Common Stock until such holder surrenders the certificate or certificates representing Community Common Stock as provided for in the Merger Agreement. Until the stock certificates evidencing the shares of Community Common Stock are surrendered pursuant to the Merger Agreement, no stock certificates representing shares of SouthTrust Common Stock will be delivered or remitted to such holders, and, until such holders become record holders of SouthTrust Common Stock, such holders shall not be entitled to vote the shares of SouthTrust Common Stock received in the Merger. In addition, holders of shares of Community Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, and SouthTrust, after the lapse of the appropriate time period and in accordance with the applicable laws of escheat or abandoned property, may remit any unclaimed funds or unclaimed stock certificates representing shares of SouthTrust Common Stock to state officials under the applicable laws of escheat or abandoned property.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Community who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Community and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Community may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Community who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         At or prior to the Effective Time of the Merger, each such person deemed an affiliate of Community will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least thirty days of combined operations of Community and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Community and SouthTrust will be carried forward at their previously recorded amounts. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of Community in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The Merger is subject to approval by the OCC. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall be consummated within ten days of the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the OCC, and
(ii) approval by the shareholders of Community of the Merger Agreement.

         On or about February 11, 1994, ST-Bank filed with the OCC an application seeking approval to merge Community into ST-Bank. That application was approved on May 4, 1994. Further, the Merger of Community into ST-Bank cannot be consummated for thirty days after approval thereof by the OCC, and during such period, the Justice Department may challenge the merger of Community into ST-Bank on antitrust grounds.

         In addition, SouthTrust received a letter dated March 7, 1994 from the Federal Reserve Board notifying SouthTrust that on or about February 16, 1994, an objection to a pending application by SouthTrust unrelated to the Merger had been filed with the Federal Reserve Board. The objection alleged that SouthTrust had not met the requirements of the Community Reinvestment Act and requested that the subject application be denied. While Federal Reserve Board approval is not required for the Merger, Federal Reserve Board action is required for ST-FL to acquire Island, and, as indicated above, the Merger is conditioned upon the acquisition of Island by ST-FL. The review and processing of the objection described above may affect the timing and results of the review and process of the application filed in connection with the Island transaction, although SouthTrust expects a response from the Federal Reserve Board concerning the acquisition by ST-FL of Island on or about June 15, 1994. If approval is received from the Federal Reserve Board regarding the Island transaction by June 15, 1994, it is expected that the Merger will be consummated prior to June 30, 1994. As noted below, the Merger Agreement may be terminated by any party if the Merger has not occurred on or before June 30, 1994.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. SouthTrust and Community are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described above. Should such other approval or action be required, it is contemplated that SouthTrust and Community would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of Community, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                 (i) The Proxy Statement/Prospectus shall have been filed with the Commission and shall have been cleared thereby or otherwise authorized for mailing, and the Registration Statement shall have been filed with and declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking any stop order;

                 (ii) The accuracy of the representations and warranties of SouthTrust, ST-FL, ST-Bank and Community, respectively, made in the Merger Agreement and the performance, in all material respects, of their respective obligations thereunder;

                 (iii) The absence of any fact, event or condition pertaining to Community which has had, or is likely to have, a material adverse effect on the financial condition, results of operations, or business of Community or SouthTrust;

                 (iv) The absence of any court or administrative order or statute which would prevent or enjoin the consummation of the Merger Agreement or seeking a material amount of damages in connection with the Merger Agreement;

                 (v) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Regulatory Authority (as defined in the Merger Agreement) which, in connection with the grant of any Consent (as defined in the Merger Agreement) by any Regulatory Authority, imposes any materially adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Community or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Community or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority, shall be deemed to be a materially adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks and bank holding companies under similar circumstances;

                 (vi) Each holder of a Community Option outstanding immediately prior to the Effective Time of the Merger shall have executed and delivered to SouthTrust such documents as SouthTrust, with the advice of counsel, may deem necessary to evidence the conversion of his Community Options into rights with respect to shares of SouthTrust Common Stock and the cancellation and termination of any rights under such Community Options;

                 (vii) The total number of shares of Community Common Stock outstanding as of the Effective Time of the Merger (exclusive of any shares of Community Common Stock held in the treasury of Community) after giving effect to the exercise of all Community Options, including any securities or rights convertible into or exchangeable for shares of Community Common Stock, shall not exceed 743,837 shares in the aggregate;

                 (viii) The holders of not more than six percent (6%) of the outstanding shares of Community Common Stock shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares;

                 (ix) The average last sales price of one share of SouthTrust Common Stock as reported by NASDAQ for the twenty trading days immediately preceding the Effective Time of the Merger shall be not less than $17.00;

                 (x) SouthTrust and ST-FL shall have consummated those transaction contemplated by that certain Agreement and Plan of Share Exchange, dated as of January 7, 1994, between ST-FL and Island; and

                 (xi) Community shall have received the tax opinion of Bradley, Arant, Rose & White, counsel for SouthTrust, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that no gain or loss will be recognized by the shareholders of

         Community to the extent that they receive SouthTrust Common Stock in exchange for Community Common Stock in the Merger. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         At any time before the Effective Time of the Merger, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition the Merger Agreement may be amended by written instruments signed on behalf of each of the parties thereto.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and Community; (ii) by either SouthTrust or Community if the Merger shall not have occurred on or prior to June 30, 1994, provided that the failure to consummate the Merger on or before June 30, 1994 is not caused by any breach of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement by the terminating party; (iii) by either SouthTrust or Community (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained therein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled; (iv) by SouthTrust if any fact, event or condition pertaining to Community exists that has, or is likely to have, a material adverse effect upon the condition of Community or would be materially adverse to the interests of SouthTrust on a consolidated basis (except for facts, events or conditions disclosed to SouthTrust in the Merger or which have occurred as a consequence of the Merger Agreement or which are consented to by SouthTrust); or (v) by Community if any fact, event or condition exists that has, or is likely to have, a material adverse effect upon the condition of SouthTrust on a consolidated basis (except for facts, events, or conditions disclosed to Community the Merger Agreement or which have occurred as a consequence of the Merger Agreement or which are consented to by Community).

CERTAIN EXPENSES

         The Merger Agreement provides that the parties thereto shall bear their own expenses incurred in connection with consummating the transactions contemplated thereby.

RIGHTS OF DISSENT AND APPRAISAL

         A shareholder of Community may dissent from the Merger and receive in cash the appraised value, as of the Effective Time of the Merger, of the shares of Community Common Stock held by such shareholder pursuant to Section 215a of the United States Code (the "Dissent Provisions"). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Community shareholders in light of Section 658.41(2) of the Florida Banking Code which provides that federal, rather than Florida law, will be controlling in the merger of a Florida bank into a national bank. The appraised value of the Community Common Stock may differ from the consideration that a shareholder of Community is entitled to receive in the Merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Exhibit B to this Proxy Statement/Prospectus.

         Under the Dissent Provisions, a shareholder of Community may dissent from the Merger by (i) voting against the Merger or by giving notice in writing at or prior to the Special Meeting to Mr. Emel Uner (or such other presiding officer of the Special Meeting) that the shareholder dissents from the Merger Agreement, and (ii) making a written request to ST-Bank to receive the fair value of the shares of Community Common Stock, which request is required to be made within thirty days of the Effective Time of the Merger and to be accompanied by the surrender of the shareholder's stock certificates.

         The value of the shares of any dissenting shareholder shall be determined as of the Effective Time of the Merger by an appraisal made by a committee of three persons, composed of one person selected by the holders of a majority of the shares of Community Common Stock for which rights of dissent are being asserted, one selected by the Board of Directors of ST-Bank and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting shareholder who has appealed to the Comptroller.

         If, within ninety days from the Effective Time of the Merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting shareholders by ST-Bank. In addition, the SouthTrust Common Stock that would have been delivered to the dissenting shareholders but for their dissent may, if required by law, be sold at an advertised public auction at which SouthTrust may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting shareholders, such excess amount would be remitted to the dissenting shareholders. The OCC has taken the position that a shareholder may dissent as to less than all of the shares of stock owned by such shareholder. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by ST-Bank.

         The foregoing is only a summary of the Dissent Provisions. The full text of such provisions is set forth as Exhibit B to this Proxy
Statement/Prospectus and each Community shareholder is urged to read these provisions carefully.

CONDUCT OF BUSINESS BY COMMUNITY PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger, and except with the prior approval of SouthTrust, Community will conduct its business and engage in transactions only in the ordinary course, consistent with past practice and prudent banking principles. The Merger Agreement further provides that, until the Effective Time of the Merger, Community shall not without the prior approval of SouthTrust, or unless otherwise expressly permitted in the Merger Agreement, (A) change any provision of the Articles of Incorporation or Bylaws of Community; (B) except for the issuance of Community Common Stock upon the exercise of the Community Options, change the number of shares of the authorized, issued or outstanding capital stock of Community, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Community, or declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Community; (C) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice; (D) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on August 31, 1993 and disclosed in a Disclosure Schedule delivered pursuant to the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (E) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000; (F) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, will not exceed $20,000 in the aggregate; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law; (G) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Community that involves an aggregate of $25,000; or (H) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (1) foreclosures in the ordinary course of business or (2) acquisitions of control by a banking subsidiary in a fiduciary capacity.

         Community also has agreed in the Merger Agreement that it will not, directly or indirectly, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Community. Community must promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Community after the date of the Merger Agreement. For purposes of the Merger Agreement, "takeover proposal" means any proposal for a merger or other business combination involving Community or for the acquisition of a substantial equity interest in Community or for the acquisition of a substantial portion of the assets of Community.

BUSINESS AND MANAGEMENT OF COMMUNITY FOLLOWING THE MERGER; PLANS FOR BUSINESS OF COMMUNITY

         Upon consummation of the Merger, Community will be merged into ST-Bank, with ST-Bank being the surviving corporation in the Merger (the surviving corporation being sometimes referred to herein as the "Surviving Corporation"). As of the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation shall consist of those persons who are serving as directors of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation shall be those persons serving as officers of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         After the Effective Time of the Merger, the present main office of Community will become a full service branch of ST-Bank and the operations of Community will be integrated into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of Community as a part of ST-Bank.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF COMMUNITY COMMON STOCK WHO ARE CITIZENS OF THE UNITED STATES. IT DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS OF COMMUNITY COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS OR FOREIGN PERSONS) OR TO HOLDERS OF COMMUNITY COMMON STOCK WHO ACQUIRED THEIR COMMUNITY COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE MERGER ITSELF.

         EACH HOLDER OF COMMUNITY COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Bank, ST-FL, nor Community has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax effects to holders of Community Common Stock of the Merger or of any of the federal income tax effects to SouthTrust, ST-Bank, ST-FL or Community of the Merger. Instead, Community will rely upon an opinion of Bradley, Arant, Rose & White as to the federal income tax consequences of the Merger to the holders of Community Common Stock. The opinion of Bradley, Arant, Rose & White is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley, Arant, Rose & White, which opinion is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the holders of Community Common Stock will result from the Merger:

         (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-FL of substantially all of the assets of Community solely in exchange for SouthTrust Common Stock and the assumption of all the liabilities of Community by ST-FL, followed by the transfer of the assets of Community to ST-Bank and the assumption by ST-Bank of the liabilities of Community.

         (ii) The acquisition by ST-FL of substantially all of the assets of Community in exchange solely for shares of SouthTrust Common Stock and the assumption by ST-FL of Community's liabilities, as described above, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. Pursuant to
                 Section 368(a)(2)(C) of the Code, the acquisition by ST-FL of substantially all of the assets of Community will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Community that were acquired by ST-FL are transferred to ST-Bank. SouthTrust, ST-FL and Community each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (iii) No gain or loss will be recognized by the shareholders of Community upon the receipt of SouthTrust Common Stock solely in exchange for their shares of Community Common Stock.

         (iv) The basis of the SouthTrust Common Stock to be received by the Community shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Community Common Stock surrendered in the exchange.

         (v) The holding period of the shares of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) received by the shareholders of Community will include the period during which the Community Common Stock surrendered in exchange therefor was held, provided that the shares of Community Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.

         (vi) Community shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Community Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         (vii) The payment of cash to a Community shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in
                 Section 302(a) of the Code.

         (viii) Each holder of an option or warrant to acquire Community shares who receives SouthTrust Common Stock therefor in accordance with Section 2.2 of the Merger Agreement will recognize ordinary income equal to the fair market value of the SouthTrust Common Stock received.

         The opinion of Bradley, Arant, Rose & White is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-FL or ST-Bank other than those expressly stated in the opinion. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.


                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of March 31, 1994, 79,447,884 shares of SouthTrust Common Stock were issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. As of March 31, 1994, approximately 1,329,414 shares of SouthTrust Common Stock were reserved for employee benefit plans and in connection with a 1992 acquisition by SouthTrust, and 210,084 shares were reserved for the conversion of convertible debentures assumed in connection with a 1988 acquisition by SouthTrust. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "SouthTrust Common Stock-Stockholder Rights Plan."

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank of Alabama, N.A.) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designation describing the Series A Junior Participating Preferred Stock.

SOUTHTRUST COMMON STOCK

  Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiaries are banks, payments made by such subsidiaries to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND COMMUNITY."

  Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

         In the event of liquidation, holders of the SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

        The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of SouthTrust provide that, because the Board of Directors of SouthTrust is classified, a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Record Date. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of SouthTrust Common Stock issued after March 6, 1989. The number of rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, and a three-for-two stock split effected by SouthTrust on May 19, 1993. Accordingly, at the present time four-ninths of a right is attached to each share of SouthTrust Common Stock and four-ninths of a right will be issued with each share of SouthTrust Common Stock exchanged in the merger for Community Common Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed below.

         The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A., as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

         The transfer agent for SouthTrust Common Stock is Mellon Securities Trust Company.

SOUTHTRUST PREFERRED STOCK

  General

         Under SouthTrust's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and

(iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effective on January 24, 1992 and a further three-for-two stock split effective on May 19, 1993, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.


                 MARKET AND DIVIDEND INFORMATION RESPECTING THE
                    COMMON STOCK OF SOUTHTRUST AND COMMUNITY


COMPARATIVE STOCK PRICES PER SHARE

         The following table sets forth certain information as to the high and low last sales price per share of SouthTrust Common Stock for the calendar quarters indicated. The information listed below with respect to the high and low last sales prices for SouthTrust Common Stock was obtained from NASDAQ (all adjusted to reflect a three-for-two stock split effective in January 1992 and a three-for-two split effected on May 19, 1993), and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

                                                                                         SouthTrust
                                                                                        Common Stock
                                                                                    --------------------
                                                                                   High             Low
                                                                                   ----             ---
                               1992:
                                       First Quarter  . . . . . . . . . .          17 3/8            14 1/8
                                       Second Quarter   . . . . . . . . .          17 1/8            15
                                       Third Quarter  . . . . . . . . . .          18 1/8            15 1/2
                                       Fourth Quarter   . . . . . . . . .          17                15 3/8

                               1993:
                                       First Quarter  . . . . . . . . . .          21 1/8            16 3/4
                                       Second Quarter   . . . . . . . . .          22 1/8            18
                                       Third Quarter  . . . . . . . . . .          21 1/8            18 1/2
                                       Fourth Quarter   . . . . . . . . .          19 5/8            17 1/4

                               1994:
                                       First Quarter  . . . . . . . . . .          19 3/8            18 1/4
                                       Second Quarter   . . . . . . . . .
                                         (through May ___, 1994)  . . . .          __                __

         Shares of Community Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. During the last two years, the sales price of shares of Community Common Stock of which Community had knowledge ranged from $10.00 to $12.00 per share. The last sale of Community Common Stock of which Community had knowledge occurred on November 15, 1993, at a price of $10.50 per share.

         On September 8, 1993 and September 10, 1993 (the trading days immediately before and after the public announcement of the proposed Merger), the last sales prices of SouthTrust Common Stock, as obtained from

NASDAQ, were $19 and $19 3/4, respectively; and on _________________, 1994, the last sales price of SouthTrust Common Stock as obtained from NASDAQ was $___.

DIVIDENDS

                 Community has not paid cash dividends in the past and currently does not expect to pay dividends prior to the Effective Time of the Merger. The following table sets forth the cash dividends per share declared on SouthTrust Common Stock during the periods indicated (adjusted to reflect a three-for-two stock split effective on January 24, 1992 and a three-for-two stock split effective on May 19, 1993):

                                                                            Dividends Declared
                                                                               per share of
                                                                          SouthTrust Common Stock
                                                                          -----------------------
                           1992:
                               First Quarter  . . . . . . . . . . . . . .      $    0.13
                               Second Quarter . . . . . . . . . . . . . .           0.13
                               Third Quarter  . . . . . . . . . . . . . .           0.13
                               Fourth Quarter . . . . . . . . . . . . . .           0.13

                           1993:
                               First Quarter  . . . . . . . . . . . . . .      $    0.15
                               Second Quarter . . . . . . . . . . . . . .           0.15
                               Third Quarter  . . . . . . . . . . . . . .           0.15
                               Fourth Quarter   . . . . . . . . . . . . .           0.15

                           1994:
                               First Quarter  . . . . . . . . . . . . . .      $    0.17
                               Second Quarter
                                   (through May ___, 1994)  . . . . . . .           0.17

                 Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, SouthTrust's earnings and financial condition and other relevant factors. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the restrictions on the payment of dividends by banks described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

                 There are certain limitations on the payment of dividends to SouthTrust by its subsidiary banks. The amount of dividends that each subsidiary national bank of SouthTrust may declare in one year, without approval of the OCC, is the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under the rules of the OCC, the calculation of net profits is more restrictive under certain circumstances. The banking authorities in the states where SouthTrust owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent of Banks is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent of Banks.

                 Under the Florida Banking Code, a state bank may not declare or pay a dividend in excess of 80% of the net earnings of such bank until the surplus is equal to the amount of common stock. If the amount of the surplus is equal to the amount of common stock, the bank may pay out an amount equal to the current year plus the prior two years undistributed earnings.

                 Under the North Carolina Banking Code, a state chartered bank, with common stock in excess of $15,000, may not declare a dividend until the surplus is equal to at least 50% of the amount of common stock.

                 Under the South Carolina Banking Code, before a state chartered bank can pay a dividend, approval must be obtained from the South Carolina Commissioner of Banking.

                 Under the Tennessee Banking Code, a state bank may not declare dividends in excess of 90% of the net earnings during the past year until the surplus is equal to the amount of common stock.

                 Under the foregoing laws and regulations, at December 31, 1993, approximately $269.8 million was available for payment of dividends to SouthTrust by its bank subsidiaries.

SHAREHOLDERS

                 As of December 31, 1993, there were approximately 249 holders of record of Community Common Stock.

                         COMPARISON OF THE COMMON STOCK
                                       OF
                            SOUTHTRUST AND COMMUNITY


                 The rights of Community's shareholders are governed by the Articles of Incorporation of Community, the Bylaws of Community and the laws of the State of Florida. The rights of SouthTrust shareholders are governed by the Restated Certificate of Incorporation of SouthTrust, the Bylaws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of Community's shareholders who become SouthTrust shareholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and Bylaws. The following summary of the rights of the holders of shares of SouthTrust Common Stock and the holders of shares of Community Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of SouthTrust, the Articles of Incorporation and Bylaws of Community, the General Corporation Law of the State of Delaware, the Florida Financial Institutions Codes and the Florida Business Corporation Act.

DIVIDENDS

                 The sources of funds for payments of dividends by SouthTrust are its subsidiaries. Because Community and the primary subsidiaries of SouthTrust are financial institutions, payments made by such subsidiaries to SouthTrust and by Community to its shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock-Dividend Rights" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND COMMUNITY" for information concerning the effect of such limitations on SouthTrust's and Community's ability to pay dividends. The General Corporation Law of the State of Delaware provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Florida Banking Code provides that a Florida banking corporation may declare dividends equal to the net profits of the period to which such dividends relate plus its retained net profits of the preceding two years. Further, with the approval of the Florida Department, a bank may declare a dividend from retained net profits which accrued prior to the preceding two years. Notwithstanding the foregoing, at least 20% of the bank's net profits must be carried over to the bank's surplus fund until the surplus fund shall equal at least the amount of its common and preferred stock then issued and outstanding. In any event, no bank may declare any dividend at a time at which its net income for the current year, combined with the retained net income for the preceding two years, is a loss or which would cause the capital accounts of the bank to fall below the minimum amounts required by state or federal law.

VOTING RIGHTS AND OTHER MATTERS

                 The holders of shares of Community Common Stock and the holders of shares of SouthTrust Common Stock are each entitled to one vote per share on all matters brought before the shareholders. The holders of the shares of SouthTrust Common Stock and Community Common Stock do not have the right to cumulate their votes in the election of directors.

                 The Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

                 SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

                 Section 607.0901 of the Florida Business Corporation Act is a similar provision. It provides that an affiliated transaction must be approved by, subject to certain exceptions, the vote of the holders of two-thirds of the voting shares of the Florida corporation other than those beneficially owned by an interested shareholder. An affiliated transaction includes any merger with an interested shareholder or any corporation which is an affiliate of the interested shareholder, any significant sale or mortgage of assets of the corporation to the interested shareholder and other transactions of similar effect. The Florida provision defines an interested stockholder as a beneficial owner of 10% or more of the outstanding voting shares of the corporation.

                 In addition, Florida Business Corporation Act Section 607.0902 limits the ability of persons to acquire prescribed amounts of voting securities of issuing public corporations, such as Community. The statute provides that any person who proposes to make a control share acquisition must follow certain procedures, including giving notice of the intent to acquire stock and calling a meeting of shareholders at which such acquisition must be approved by resolution of a majority of shareholders of each class entitled to vote thereon. Otherwise, the acquired control shares shall be divested of voting rights and shall be subject to redemption, if so provided in the articles of incorporation or bylaws of the corporation. In addition, those shareholders not voting in favor of a control share acquisition may exercise rights of dissent. For purposes of this statute, a "control share acquisition" means the acquisition, directly or indirectly, by any person of as few as one-fifth of all voting power of the corporation, subject to certain exceptions. No similar provision exists under the General Corporation Law of the State of Delaware or, to the knowledge of SouthTrust, is otherwise applicable to SouthTrust Common Stock.

                 The effect of the business combination and affiliated transactions provisions, respectively, is to make more difficult the acquisition of majority control of a corporation for the use of its assets to finance such acquisition. The Florida control share statute which is applicable to Community discourages tender offers for stock where the purpose of such tender offers is to obtain voting control of the corporation.

                 The Bylaws of SouthTrust provide that the members of the Board of Directors are to be divided into three classes, which classes are as nearly equal in number as possible. Each class has been elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed. But for this provision in the Bylaws, all directors would stand for election at each annual meeting. The Bylaws of Community provide that the Board of Directors of Community shall hold one-year terms.

                 Both Delaware and Florida law provide (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire Board of Directors, may be removed by the stockholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and Bylaws of SouthTrust provide, however, that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office and such removal may be effected only for cause. The vacancy created by any such removal shall then be filled by a majority vote of the directors then in office and the successor director so elected shall fill the unexpired term of the director removed from office.

                 The Bylaws of both SouthTrust and Community also provide that vacancies on the Board of Directors caused by the death or resignation of a director or the creation of a new directorship may be filled by the remaining directors. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of shareholders at which the term of the class of directors to which he has been appointed expires. Therefore, in the case of SouthTrust if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after his appointment.

                 Under the General Corporation Law of the State of Delaware (unless otherwise provided in the certificate of incorporation), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. Under the Restated Certificate of Incorporation of SouthTrust, action by the written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and Bylaws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a meeting. Under the Florida Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting and without a shareholder vote if a written consent is signed by the holders of the percentage of outstanding capital stock necessary to take such action thereto. Under the Bylaws of Community, any action taken by the Board of Directors without a meeting is a valid action if either before or after such action is taken, all members of the Board sign a written consent as to such action.

                 The portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. The Bylaws of Community may be amended by a vote of the majority of the Board of Directors after ten days notice of the proposed amendment and the meeting to consider it or by the shareholders of Community.

                 The provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

RIGHTS ON LIQUIDATION

                 In the event of liquidation, the holders of SouthTrust Common Stock and the holders of Community Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

                 The holders of SouthTrust Common Stock and Community Common Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or Community, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS

                 The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to shareholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its shareholders on an interim basis containing unaudited financial information.

                 The Community Common Stock is not registered under the Exchange Act. Community provides its shareholders with annual reports containing audited financial statements of Community. In addition, Community regularly files reports with the Federal Reserve Board and the Florida Department certain of which may be inspected by the public.

STOCKHOLDERS' RIGHTS PLAN

                 As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is four-ninths of a Right issued pursuant to the Rights Agreement described under such caption.

SHAREHOLDER'S DISSENT RIGHTS

                 Under the Florida Banking Code, shareholders of a Florida state chartered bank merging with another Florida bank are entitled to dissenter's rights if they vote against such merger at the meeting of shareholders, or if they provide written notice of dissent from the plan of merger to the bank at or prior to the meeting of shareholders. If such procedures are followed, the surviving state bank shall make an offer in cash for not more than the fair market value of the dissenting shares and shall pay such amount to all such holders. In the event that such an offer is not made or accepted, the bank shall select one appraiser, a second shall be selected by the owners of at least two-thirds of such dissenting shares and a third shall be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on the parties. If, however, within ninety days from the effective date of the merger, one or more of the appraisers is not selected or the appraisers have failed to determine the value of the dissenting shares, the Florida Department shall cause an appraisal of the dissenting shares to be made. Unlike federal law relating to mergers involving a national bank, no provision is made under the Florida Banking
Code for any appeal from the appraisers' decision. If Community were the surviving bank in the merger, its shareholders would not have the right of dissent under the Florida Banking Code. Because ST-Bank is a national bank, the National Bank Act controls the dissent rights of the Community shareholders in the Merger. See "THE MERGER - Rights of Dissent and Appraisal."

                 Under the Delaware General Corporation Law, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or an expectation of the transaction) of its shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) unless otherwise provided in such corporation's certificate of incorporation (which SouthTrust's Restated Certificate of Incorporation does not so provide), if the shares are listed on a national securities exchange or quoted on NASDAQ (as is SouthTrust Common Stock) or held of record by more than 2,000 stockholders (as is SouthTrust Common Stock), and stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock or (d) any combination thereof, or (ii) in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.


                           SUPERVISION AND REGULATION


  Bank Holding Company Regulation

                 SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and is registered with the Federal Reserve Board. SouthTrust's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective holding companies and nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to its holding company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

                 As a bank holding company, SouthTrust is required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

                 According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

                 Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to their holding companies without regulatory approval. The approval of the OCC is required for any dividend by a national bank to its holding company if the total of all dividends declared by such bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Banking Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code and the Financial Institutions Code of Georgia. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at December 31, 1993, approximately $269.8 million was available for payment of dividends to SouthTrust by its bank subsidiaries. The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

  Regulation of Community

                 Community is chartered by the State of Florida and it is a member of the Federal Reserve System. It is subject to comprehensive regulation, examination and supervision by the Florida Department, the Federal Reserve Board and the FDIC, and is subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; disclosure of the cost and terms of such credit; and restrictions to as to permissible investments. Community is examined periodically by both the Florida Department and the Federal Reserve Board, to each of whom it submits regular periodic reports regarding its financial condition and other matters. Both the Florida Department and the Federal Reserve Board have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of Community, including the institution of cease and desist orders and the removal of directors and officers. Community's deposit accounts are insured by the Bank Insurance Fund (the "BIF") of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, has authority to conduct periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. The approval of the Federal Reserve Board is required prior to a merger or consolidation where Community would be the surviving institution or for the establishment or relocation of an office facility. This supervision and regulation is intended primarily for the protection of depositors.

                 Any insured bank which is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

        The federal government has enacted a variety of measures to recapitalize the BIF and to reform the deposit insurance system and other aspects of federal banking regulation. As part of this process, federal deposit insurance premiums increased significantly.

  Capital Guidelines

        The Federal Reserve Board has issued final risk-based capital guidelines for bank holding companies and member banks, such as Community. The guidelines, which became effective in March 1989, were phased in over four years and, as of January 1, 1993, are final. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%.
At March 31, 1994, Community, SouthTrust and all of SouthTrust's subsidiary banks were sufficiently capitalized to be considered "well capitalized." See "SUPERVISION AND REGULATION - Recent Legislation." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust's national banking subsidiaries are subject to similar capital requirements adopted by OCC, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the OCC and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

        The following table sets forth the various regulatory capital ratios of each of SouthTrust and Community as of the periods indicated:

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                  ------------------------------
          SOUTHTRUST                                                                                 1993             1992
          ----------                                                                                 ----             ----
           REGULATORY CAPITAL RATIOS:
                      Tier 1 risk-based capital*  . . . . . . . . . . . . . . . . .                  8.55%            8.67%
                      Total risk-based capital* . . . . . . . . . . . . . . . . . .                 12.39            12.18
                      Leverage ratio* . . . . . . . . . . . . . . . . . . . . . . .                  6.51             6.48

                                                                                                            YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                  -----------------------------
          COMMUNITY                                                                                  1993             1992
          ---------                                                                                  ----             ----
           REGULATORY CAPITAL RATIOS:
                      Tier 1 risk-based capital*  . . . . . . . . . . . . . . . . .                 13.95%           13.64%
                      Total risk-based capital* . . . . . . . . . . . . . . . . . .                 14.73            14.56
                      Leverage ratio* . . . . . . . . . . . . . . . . . . . . . . .                 13.28            13.14


* Under the risk-based and leverage capital guidelines, regulatory required minimums are 4% and 8% for Tier 1 and Total Capital ratios, respectively. The leverage ratio must be maintained at a level generally considered to be in excess of 3%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

  Recent Legislation

         In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. FDICIA substantially revises the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

        Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions also became subject to restrictions on borrowing from the Federal Reserve System, effective December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FDICIA required the federal banking agencies to develop, within one year of the date of enactment, uniform accounting standards and requirements that are consistent with, or no less stringent than, generally accepted accounting principles. The federal banking agencies also were required by FDICIA to develop a method for insured depository institutions to provide supplemental disclosure of contingent liabilities and the estimated fair market value of assets and liabilities, to the extent feasible and practicable, for any balance sheet, financial statement, report or condition or other report required to be filed with a federal banking agency. FDICIA required that, no later than December 1, 1993, the federal banking agencies prescribe new safety and soundness standards.

         FDICIA provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system. The risk-based insurance assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability (as defined in the statute) that the deposit insurance fund will incur a loss with respect to the institution. In accordance with FDICIA, on September 15, 1992, the FDIC approved a transitional risk-based insurance premium system and an increase in the deposit insurance premium for commercial banks and thrifts to an average of 25.4 basis points, effective January 1, 1993.

         Effective with fiscal years beginning after December 31, 1992, each insured institution having over $500 million in total assets is required to submit to the FDIC and make available to the public an annual report on the institution's financial condition and management's responsibility and assessment of the internal controls over financial reporting. The institution's independent public accountant will be required to audit and attest to certain of the statements made in that annual report.

         FDICIA amended prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without prior regulatory approval. A depository institution which has a capital level category of "undercapitalized" may not accept brokered deposits without prior regulatory approval. FDICIA also established new uniform disclosure requirements for the interest rates and terms of deposits accounts.

         FDICIA also contains various provisions related to an institution's interest rate risk. Under certain circumstances, an institution may be required to provide additional capital or maintain higher capital levels to address interest rate risks.

         The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. Several of the provisions of FDICIA are being implemented through the adoption of regulations by various federal banking agencies. FDICIA is not expected to have a material effect on the results of operations of SouthTrust or Community.

  Certain Pending Legislation

         The United States House of Representatives and the Senate each has recently passed similar bills providing for the phasing-in of full, nationwide interstate banking. While the details of the bills differ somewhat in scope and implementation, within certain parameters and phase-in or transitional periods, each would permit bank holding companies to acquire banks located anywhere in the nation without regard to the location of the bank holding company. Furthermore, additional bills may be introduced in the future in the Congress and state legislatures, to alter the structure, regulation and competitive relationships of financial institutions. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the respective businesses of SouthTrust and Community may be affected thereby.


                       CERTAIN INFORMATION CONCERNING THE
                             BUSINESS OF COMMUNITY

GENERAL

         Community was organized in 1988 as a banking corporation under the laws of the State of Florida and began operation in August 1988 with the primary purpose of serving the banking needs of the residents of Charlotte County, Florida and surrounding areas. Since its organization, Community has provided most traditional commercial banking services including interest and non- interest bearing checking and savings accounts, commercial, mortgage and installment loans and certificates of deposit.

MARKET AREA

         Community's sole office is located at 4045 Tamiami Trail in Port Charlotte, Florida. Community's primary service area, from which management estimates it derives at least 75% of its deposits and a majority of its loan activity, is Charlotte County and includes the communities of Punta Gorda, Port Charlotte and Englewood, Florida. Pursuant to the Community Reinvestment Act, Community has designated Charlotte County as the community to be served by it. This area is heavily residential with a corresponding commercial, medical and light industrial base. Tamiami Trail (U.S. Highway 41) bisects the primary service area and serves as its principal north-south thoroughfare. When Port Charlotte was originally developed, a corridor along Tamiami Trail was reserved for commercial use. Much of the commercial development fronts on-roads paralleling the main traffic artery permitting easy access to the businesses located along Tamiami Trail. Traffic flows naturally from the residential areas on streets which intersect Tamiami Trail. Harbor View Road and Kings Highway also serve as major thoroughfares in the area, bringing traffic to and from Interstate 75 and the Deep Creek community. As of December 1993, Charlotte County's population was approximately 122,000 and is projected to increase to approximately 155,000 by 2000. In 1990, the median family income in Charlotte County was approximately $29,500. Approximately 40,500 people were employed in Charlotte County in 1992.

DEPOSIT ACTIVITIES

         Community's deposit services include interest bearing and non-interest bearing business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and market-rate checking accounts. It is the policy of Community to monitor its competition in order to keep the rates paid on its deposits at a competitive level. For additional information regarding Community's deposit accounts, see "COMMUNITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Deposits."

LOAN ACTIVITIES

         Community invests certain of the deposits made with it and its equity capital in commercial loans, mortgage loans and a full line of consumer-oriented loans. Community's loans are concentrated in three major areas: commercial loans, construction and real estate loans, and installment loans. As of December 31, 1993, approximately 58.3% of the loan portfolio consisted of loans secured by first or second mortgages on residential or commercial real estate located in Charlotte County and the surrounding areas.

         Community's commercial loans include loans to individuals and small-to-medium-sized businesses located primarily in Charlotte County for working capital, equipment purchases, and various other business purposes. Commercial loans may be made at variable or fixed rates of interest. It is Community's policy to make commercial loans to qualified businesses secured by inventory, account receivables, equipment, real property and lines of credit.

         Community's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for various other consumer and business purposes (whether or not related to the real estate securing them). Community also engages in lending to individuals and builders for the construction of single- family residences. These real estate loans may be made at fixed or variable interest rates. It is Community's policy to require a minimum of 20% down payment on construction real estate loans.

         Community's installment loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis.

         For additional information regarding Community's loans portfolio, see "COMMUNITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loans" and " - Allowance for Loan Losses."

OTHER SERVICES

         Community provides most other traditional commercial and consumer banking services, including credit card and safe deposit services. Community also issues automated teller cards, which allow access to ATM networks and permit Community's depositors to access their funds on a 24-hour basis in areas outside Community's present geographic market.

COMPETITION

         Community competes directly for deposits and in its lending activities in its market area with other commercial banks, credit unions, savings and loan associations and other non-bank financial institutions which offer financial services similar to many services offered by banks.

         Commercial banking in Florida is extremely competitive, and many of the largest banks in the southeastern section of the United States operate in Community's market area. These banks usually have assets, capital and lending limits which are larger than that of Community. As a result, other banks can offer more services than Community, and can better afford and make more effective use of media advertising, support services and electronic technology than can Community. For example, many institutions offer certain services, such as trust services and international banking, which Community does not offer directly.

         Community depends on its reputation in the local community, personal customer contact and service, and its ability to make credit and other business decisions locally to counter the competitive advantages of the larger institutions. In addition, Community sometimes seeks to arrange for participation with other banks for certain customers whose loan demands exceed Community's lending limit.

         In recent years important federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There are approximately 40 established or future offices of 12 different commercial banks and savings and loan associations located in Charlotte County. The commercial banks are: Barnett Bank of Southwest Florida, Charlotte State Bank, First Union National Bank of Florida, Sun Bank & Trust/Gulf Coast, Peninsula State Bank, and Nationsbank, N.A. The savings and loan associates are: Bancflorida, Society Federal Savings of Fort Myers, First Federal Savings of Charlotte County, Fortune Savings Bank, Savings of America and Murdock Florida Bank. These financial institutions offer numerous services including all of the services which Community offers. In terms of assets and deposits, Community is one of the smaller banks in the market area.


                      SELECTED FINANCIAL DATA OF COMMUNITY


                                              Three Months Ended
                                                 March 31,                            Years Ended December 31,
                                              -------------------  -----------------------------------------------------------
(In Thousands)                                   1994      1993       1993       1992         1991        1990        1989
                                              ---------  --------  ----------  ---------  ----------  -----------  -----------
Net Interest Income                           $     372  $    382  $   1,382  $    1,215  $     1,028  $      873  $      567
Provision for Loan Losses                            --         5         33          91          223         182          55
Net Income (Loss)                                    91        90        141         389          (68)       (165)       (200)
Per Share Data:
   Net Income (Loss)                                .18       .17        .27         .70         (.14)       (.55)       (.67)
   Cash Dividends                                     0         0          0           0            0           0           0

Total Average Stockholders'
  Equity                                          5,535     5,425      5,430       5,380        2,880       2,594       2,775
Total Average Assets                             46,687    38,663     38,392      39,601       30,865      24,436      16,348

Ratios:
   Average Equity to Assets                       11.90%    14.00%     14.20%      13.60%        9.30%      10.60%      16.90%

   Return on Average Equity                        1.70      1.70       2.60        7.20        (2.40)      (6.40)      (7.20)

   Return on Average Assets                         .20       .28        .37         .98         (.22)       (.68)      (1.22)



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Financial Statements of Community and related Notes appearing elsewhere in this Proxy Statement/Prospectus.

EARNINGS SUMMARY

         Net income for the first quarter of 1994 was $91,000, an increase of $1,000 or 1% from the first quarter of 1993. Net income per share for the quarter was $0.18 in 1994 and $0.17 in 1993. Net income for the first quarter of 1994 resulted in returns on average total assets and average stockholders' equity of 0.20% and 1.70%, respectively.

         Community reported net income of $141,000 or $0.27 per share for the year ended December 31, 1993, compared to net income of $389,000 or $0.75 per share for the year ended December 31, 1992. Net income in 1991 was a loss of $68,000 or $0.14 per share.

         Net earnings in 1993 resulted in a return on average assets of 0.37% compared to 0.98% during 1992, and a return on average stockholders' equity of 2.60% compared to 7.20% during 1992.

NET INTEREST INCOME

         Net interest income is the difference between interest income and interest expense and is the major component of net income of Community. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities, and the rates earned/paid thereon, respectively. For purposes of this discussion, income that is either exempt from federal income taxes or is taxed at a preferential rate has been adjusted to fully taxable equivalent amounts.

         Net interest income increased 10% to $1,518,000 from $1,305,000 in 1992 and $1,064,000 in 1991. The taxable equivalent net interest margins for the three years ended December 31, 1993 were 4.20%, 4.19% and 4.77%, respectively. The net interest spread between interest-earning assets and interest-bearing liabilities increased 25 basis points to 4.07% in 1993 from 3.82% in 1992. The net interest spread in 1991 was 3.90%. The net interest spread is affected by competitive pressures, Federal Reserve Bank monetary policies and the composition of interest-earning assets and interest-bearing liabilities.

         Interest income decreased $55,000 to $2,796,000 from $2,851,000 in 1992, compared to $2,590,000 in 1991. The decrease in interest income during 1993 was attributable to an increase in the volume of average interest-earning assets of 6% to $36.1 million during 1993. This increase was offset by a decrease in the yield on average interest-earning assets of 63 basis points to 7.74% in 1993 from 8.37% in 1992. An increase in the volume of interest-earning assets of 34% was also responsible for the increase of $261,000 in interest income from 1991 to 1992. The yield on interest-earning assets decreased 181 basis points from 10.18% in 1991 to 8.37% in 1992.

         Interest expense decreased $188,000 or 13% to $1,278,000 million in 1993. This compares to a decrease of 4% from $1,526,000 million in 1991. Due to declining market interest rates, the average rate paid on interest-bearing liabilities continued to fall in 1993, decreasing 80 basis points to 4.49% from 5.29% in 1992. The average rate paid in interest-bearing liabilities in 1991 was 6.8%. During 1993, the volume of average interest-bearing liabilities increased $732,000 to $28.4 million. This compared to 1992 growth in volume of 24%.

         Net interest income in the first quarter of 1994 was $372,000, a decrease of $10,000 or 3% from the 1993 first quarter level of $382,000. This decrease is primarily attributable to a decrease in the net interest margin to 3.05% compared to 4.28% in the first quarter of 1993. The decrease in net interest margin is primarily attributable to a high level of liquidity as a result of new deposits received during a certificate of deposit marketing campaign. These funds were invested in Federal Funds Sold until either loaned or invested in securities. At March 31, 1994, Community had an investment of $6,975,000 in Federal Funds Sold, but had an average investment of approximately $8,000,000 during the quarter. As these funds are loaned or invested in securities, net interest margin will increase.

         The difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-bearing liabilities is defined as the gross interest margin. The long-term profitability of a banking institution is dependent upon earning a gross interest margin which, when combined with other revenue streams and expenses, is sufficient to generate appropriate levels of profitability on a consistent basis. The gross interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances.

         The yield on earning assets is computed by comparing the taxable equivalent revenue from earning assets to average earning assets before deducting the average allowance for loan losses. The rate on interest-bearing liabilities is the ratio of interest expense compared to the average interest-bearing liabilities. The difference between the yield on earning assets and the rate on interest-bearing liabilities is defined as the incremental interest spread. The incremental interest spread is generally considered in pricing decisions for interest-related products. The gross interest spread considers the impact of utilizing noninterest-bearing sources (primarily noninterest-bearing demand deposits) to fund a portion of the earning assets and is calculated by dividing the taxable equivalent gross interest margin by the average earning assets before deducting the average allowance for loan losses. The gross interest spread reflects a banking institution's overall gross interest margin profitability.

AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES ON FULLY TAXABLE EQUIVALENT BASIS

(TABLE 1)

The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for each of the three years ended December 31, 1993.

                                             1993                              1992                             1991
                                 ---------------------------      -----------------------------     -----------------------------
                                 Average               Yield/     Average                Yield/     Average               Yield/
                                 Balance   Interest     Rate      Balance    Interest    Rate       Balance    Interest   Rate
                                 ---------------------------      -----------------------------     ----------------------------
ASSETS
(In thousands)
Loans, net of unearned income     $ 29,125   $  2,457    8.44%    $ 23,431     $ 2,404    10.25%    $  20,319    $2,226    11.07%
Securities                           4,294        253    5.89        5,237         256     4.88         3,330       252    7.57%
Short-term investments               2,693         86    3.20        5,378         191     3.55         2,021       105    5.20%
                                  --------   --------   -----     --------     -------     ----     ---------    ------    -----
Total interest-earning assets       36,112      2,796    7.74       34,046       2,851     8.37        25,670     2,590    10.18%

Allowances for loan losses            (365)                           (302)                              (216)
Other assets                         1,596                           2,583                              1,809
                                  --------                        --------                          ---------

     Total assets                 $ 37,343                        $ 36,327                          $  27,263
                                  ========                        ========                          =========

LIABILITIES AND
     STOCKHOLDERS' EQUITY

Savings deposits                  $  4,796   $    190   3.96%     $  8,888     $   386    4.34%     $     556    $   23    4.14%
Interest-bearing demand deposits     3,851         71   1.85%        3,699         111    3.03%         4,378       210    4.80%
Time deposits                       19,609        971   4.96%       15,157         969    6.39%        17,314     1,290    7.45%
Short-term borrowings                  190          6   3.16%            0           0       0%            62         3    4.84%
                                 ---------   --------   -----     --------     -------     ----     ---------    ------    -----
     Total deposits                 28,446      1,238   4.35%       27,744       1,466    5.29%        22,310     1,526    6.84%

Notes payable and long-term
     debt                                0          0      0%            0           0       0%             0         0       0%
                                 ---------   --------   -----     --------     -------     ----     ---------    ------    -----

Total interest-bearing
     liabilities                    28,446      1,238   4.35%       27,744       1,466    5.29%        22,310     1,526    6.84%

Demand deposits                      3,079                           3,043                              2,077
Other liabilities                      373                             344                                292
                                 ---------   --------   -----     --------     -------     ----     ---------    ------    -----

Stockholders' equity                 5,445                           5,196                              2,584
                                 ---------   --------   -----     --------     -------     ----     ---------    ------    -----

     Total liabilities and
       stockholders' equity       $ 37,343   $  1,238   4.35%     $ 36,327     $ 1,466    5.29%     $  27,263    $1,526    6.84%
                                  ========   ========   =====     ========     =======    =====     =========    ======    =====

Net interest income                          $  1,558                          $ 1,385                           $1,064
Net interest margin                                     4.17%                             4.07%                            4.14%
Net interest spread                                     4.31%                             3.82%                            3.90%

DEPOSITS

         Community has experienced a continued steady growth in deposits over the period 1990 to 1993. The year 1992 exhibited a slower rate of growth in deposits due to the dramatic decline in interest rates to historically low levels resulting in a period of disintermediation for bank deposits. This trend was short-lived as in 1993 deposits resumed a robust growth rate. Certificates of Deposits have exhibited the strongest growth rate.

         Total deposits at March 31, 1994 were $46,088,000 up $13,162,000 from the March 31, 1993 level of $32,926,000. This increase was primarily due to Community's certificate of deposit campaign during late 1993 and early 1994. Total deposits at December 31, 1993 were $35,306,000. At March 31, 1994 total deposits included interest-bearing deposits of $41,823,044 million and other deposits of $4,214,598.

         At December 31, 1993, total deposits were $35,306,000, up $1,643,000 or 5% from the 1992 level of $33,663,000. At December 31, 1993 total deposits consisted of interest-bearing deposits of $31,091,000 and other deposits of $4,215,000.

         During 1993 and 1992, Community had no outstanding balances in short-term borrowings or long-term debt.


DEPOSITS

(TABLE 2)

The table below summarizes Community's deposit base by category of deposit for the years 1991, 1992 and 1993.

                                         1993                       1992                     1991
                                         ----                       ----                     ----
Demand Deposits                    $   4,125,192.23         $    3,521,703.53         $   2,646,578.03
Now/MMA                                5,388,475.93              3,441,317.03             4,968,682.86
Certificates of Deposit               22,007,551.73             15,382,699.04            20,192,975.89
Regular Savings                        3,784,571.82             11,317,682.25               546,532.28

TOTAL                              $  35,305,791.71         $   33,663,401.85         $  28,354,769.06


LOANS

         Total loans have increased at a relatively consistent rate over the period 1991 to 1993. The great majority of Community's loans are to customers located within the Charlotte County market area. These customers are generally consumers, professionals and small-to-medium sized businesses. Since 1991 Community's management has attempted to strengthen the quality of both the existing loan portfolio and new loans, and to diversify the various types of loans made by Community. These measures were designed to reduce Community's exposure to potential loan losses and provide for a greater range of loan services to Community's customers.

         Total loans increased $3,167,760 over the period March 31, 1993 to March 31, 1994 with total net loans of $27,156,501 and $30,324,261, respectively, for each period.

         Loans comprise the major portion of earning assets of Community. At December 31, 1993 loans, net of unearned income, totaled $29,910,000, up 16% from the December 31, 1992 level of $25,832,000. The increase in loans is primarily attributable to growth in real estate loans resulting from the desire of customers to refinance existing mortgages.

         At December 31, 1993, 33.4% of Community's assets consisted of loans for residential real-estate, 24.9% consisted of commercial and other real-estate, and 7.0%, 5.3% and 2.2% for commercial, installment and unsecured loans respectively. The table below demonstrates that a shift from commercial real estate to residential real estate has occurred since 1991. This is due in part to the large volume of residential loan refinancing that occurred in this period and to Community's tightened underwriting guidelines for loans to purchase and carry vacant, undeveloped land. In addition, a discernible trend of increasing installment loans is evident.


TYPES OF LOANS

                                                                                        December 31,

                                                                    1993                   1992                   1991
                                                             ------------------     ------------------      ----------------
(in thousands)
                                                                           % Of                   % Of                  % Of
                                                                           Total                  Total                Total
                                                             Amount       Assets     Amount      Assets    Amount      Assets
                                                             ------       ------     ------      ------    ------      ------
Residential Real-Estate                                      $13,666       33.4       6,932       17.7       5,068      15.1
Commercial and Other Real-Estate                              10,252       24.9      15,074       38.5      11,834      35.3
Commercial                                                     2,889        7.0       1,930        4.9       2,509       7.5
Installment                                                    2,187        5.3       1,352        3.5       1,016       3.0
Unsecured                                                        917        2.2         544        1.4         177        .5
                                                             -------      -----     -------      -----      ------     -----

  Total Loans                                                $29,911       72.8      25,832       66.0      20,604      61.4
                                                             -------      -----     -------      -----      ------     -----

Less Allowance for Loan Losses                                   342         .8         358         .9         289        .9
                                                             -------      -----     -------      -----      ------     -----

  Net Loans                                                  $29,569       72.0      25,474       65.1      20,315      60.5
                                                             -------      -----     -------      -----      ------     -----


         As of December 31, 1993 Community had additional customer loan commitments totalling $1,624,678 and outstanding Standby Letters of Credit for $360,625 as compared to $2,199,236 and $269,554 respectively for the year ending December 31, 1992.

         Community makes several different types of loans which can be characterized by borrowing purpose and use of funds. Commercial and industrial loans are made to businesses and are used for commercial, industrial, professional or general business purposes. Consumer loans are made to individuals for household, family and other personal purposes, including to purchase automobiles, boats, recreational vehicles, or to provide for home improvements. Real estate loans, which are typically secured by the property involved, can be characterized by the type of use of the loan. Residential loans are made to finance family residential units that will house one to four families and will be occupied by the property owner. Construction and development loans are made for the acquisition, development and construction of and on real estate. Other types of real estate loans include those made for the acquisition and development of farmland, commercial real estate, multi-family residential property and all other non-farm residential properties.

LOAN MATURITY TABLE

         The following table sets forth certain information at December 31, 1993 regarding the dollar amount of loans maturing in Community's portfolio. Remaining principal balances at December 31, 1993 are presented in the maturity category in which the contractual payment is due. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                     LOAN MATURITY AND SENSITIVITY SCHEDULE
                            AS OF DECEMBER 31, 1993

                                                        Fixed                       Floating                    Total Loans
                                                     Rate Loans                    Rate Loans                   Outstanding
                                                -------------------           ---------------------        --------------------
                                                Principal   Average           Principal     Average        Principal    Average
Period/Type                                     Balance      Rate             Balance        Rate          Balance        Rate
- -----------                                     ---------   -------           ----------    -------        ----------   -------
Demand                                                 0       0                      0      0                    0      0
Post Maturity                                    993,299      10.08             950,200      7.70         1,943,499      8.92
  0-30 Days                                      568,202       8.66             108,777      8.74           676,980      8.67
 31-60                                           463,574       8.77             797,629      7.96         1,261,204      8.25
 61-90                                           385,978       9.72             133,708      9.43           519,766      9.64
 91-120                                          509,161       9.29             278,005      8.17           787,166      8.90
121-150                                          503,278      10.08             678,182      8.42         1,181,461      9.13
151-180                                          931,947       9.38             420,338      7.95         1,352,286      8.93
191-210                                          342,249      13.54              48,900      7.75           391,150     12.82
211-240                                          379,164      10.65             311,869      7.95           691,034      9.43
241-270                                          459,879       9.11             133,868      7.37           593,748      8.72
271-300                                          267,821      10.88             161,331      7.92           429,152      9.77
301-330                                          333,779       9.69              34,919      7.64           368,699      9.49
331-365                                          550,640      10.44              65,066      7.20           615,707     10.10

 1-2 yrs                                       2,316,961       9.83             939,818      7.44         3,256,780      9.14
 2-3                                           1,206,182       9.89             953,735      7.11         2,159,918      8.67
 3-4                                             623,122       8.64             371,978      7.45           995,101      8.20
 4-5                                              75,499       8.80             395,734      7.48           471,233      7.69
 5-10                                            511,761       7.57           4,480,444      7.88         4,992,205      7.85
10-15                                             13,380      10.00           2,157,860      7.51         2,171,241      7.53
15-20                                             22,303      10.00           1,498,503      6.32         1,520,806      6.38
20-25                                             35,166      10.00           1,585,179      6.18         1,620,346      6.26
25+                                                    0       0              1,972,490      6.09         1,972,490      6.09

TOTAL                                         11,493,359       9.69          18,478,623      7.32        29,971,983      8.23
                                              ----------       ----          ----------      ----        ----------      ----

LOAN LOSSES

         As a matter of policy, Community maintains an allowance for loan losses which both management and the Board of Directors deems to be prudent and adequate to meet unanticipated losses in Community's loan portfolio. The amount provided for the reserve for loan losses during any period is based upon a percentage of the loan portfolio and a percentage of specific loans categorized by an evaluation of their degree of risk. Managements' evaluation of the adequacy of the reserve for loan losses includes a review of the financial status and credit standing of specific borrowers and their prior history, an evaluation of available collateral, a review of loss experience on similar loans by classification category and management's assessment of general economic conditions. Community's management presents an analysis of the reserve for loan losses to the Board of Directors, at least quarterly, in order to determine the appropriate target balance for the reserve.

         The allowance for loan losses at March 31, 1994 was $345,000 or 1.13% of net loans compared to $357,000 or 1.32% at March 31, 1993 and $342,000 or 1.15% at December 31, 1993.

         The allowance for loan losses decreased $15,000 to $342,000 or 1.14% of net loans outstanding at December 31, 1993 from $358,000 or 1.39% of net loans at year-end 1992. The decrease in the allowance for loan losses reflects relatively low levels of net charge-offs in 1992 and 1993.

         The provision for loan losses for the first quarter of 1994 was $0, reflecting a decrease from $5,000 from the 1993 first quarter. For the first three months of 1994, net recoveries totaled $2,797 or 0.008% of average loans on an annualized basis. During the same period of 1993, net recoveries were $0.

         The provision for loan losses in 1993 was $33,000, compared to $91,000 in 1992 and $223,000 in 1991. During 1993, net charge-offs were $49,000 or 0.17% of average loans compared to $22,000 or 0.10% in 1992. Net charge-offs during 1991 were $135,000 or 0.67% of average loans.

ALLOWANCE FOR LOAN LOSSES

(TABLE 3)
(In Thousands)

         The table below summarizes the current status as of December 31, 1993, and the changes in the allowance for loan losses for the years 1991, 1992 and 1993.

                                                                       1993                 1992                 1991
                                                                       ----                 ----                 ----
         Loans Outstanding-Year End                                   29,910               27,832              21,601
         Average Loans During Year                                    29,529               24,098              20,527
         Balance-Beginning of Year                                  $357,924             $289,000            $201,500
         Provision Charged to Operations                              33,443               91,189             222,651
         Recoveries on Loans Previously Charged Off
         Loans Charged Off                                           (48,903)             (22,265)           (135,151)
                                                                    --------             --------            --------
         Balance-End of Year                                        $342,464             $357,924            $289,000
                                                                    --------             --------            --------
         For the Period:
         Net charge-offs as
           % of average loans                                            .17                  .09                 .66
         Provision for loan
           losses as a % of
           net charge-offs                                             (68.4)               409.6              164.70
         Provision for loan
           losses as a % of
           net average loans                                             .11                  .38                 .11
         Period End:
         Allowance as a % of
           net loans                                                     1.15                1.29                1.34
         Allowance as a % of
           non-performing &
           more than 90 days
           past due                                                      83.9                25.9                96.9


NON-PERFORMING ASSETS

         Community has instituted loan accounting and collection policies designed to identify problem loans at the earliest possible time and which provide for the aggressive pursuit to collect all delinquent loans. Management may also place loans on a non-accruing status at any time the collectibility of such loans appears to be in doubt.

         All loans contractually due 90 days or more are placed on a non-accrual status and are defined as nonperforming loans as a matter of policy. As of December 31, 1993 non-accrual loans totalled $387,000, as compared to $81,000 and $280,000 for the years ending December 31, 1992 and 1991 respectively.

         Senior management of Community meets weekly to review all past due and non-performing loans and to discuss collection actions in process and the implementation of additional collection measures. Community's Board of Directors perform a similar review on a monthly basis as a Past Due Loan Report is prepared and submitted by management to monitor the status of these loans and other loans which may be on the bank's internal watch list. Loans are charged off when and to the extent that they are deemed by management to be uncollectible in whole or in part.

NON-PERFORMING ASSETS

(TABLE 4)
(In Thousands)

         The table below sets forth non-performing assets of Community for the periods indicated.


                                  1993                  1992                 1991                   1990            1989
                               ----------            ---------            ----------             ----------     ---------
Nonaccrual loans past due
   more than 90 days           $    408              $     81            $      280              $   317        $      0
Nonaccrual loans past due
   less than 90 days           $      0                     0                     0                    0               0
Restructured loans                    0                     0                     0                    0               0
Other real estate owned             659                   638                   434                    0               0
Accruing loans past due
   more than 90 days                  0                   568                     0                    0               0
                               --------              --------            ----------              -------        --------

Total Non-Performing Assets
   and Accruing Loans
   90 Days or More
   Past Due                    $    408              $    649            $      280              $   317        $      0
                               ========              ========            ==========              =======        ========

Provision for Loan Losses      $ 33,443              $ 91,189            $  222,651              $55,000        $ 10,000
                               ========              ========            ==========              =======        ========

Net Charge-Offs                $(48,903)             $(22,265)           $ (135,151)             $     0        $      0
                               ========              ========            ==========              =======        ========


INVESTMENT SECURITIES

         Community invests a portion of its assets in U.S. Treasury Securities, U.S. Government agency securities, municipal bonds, FDIC-insured certificates of deposit, bankers acceptances and in federal funds sold. Community's investments are primarily used to provide for the investment of funds not otherwise needed to meet loan demand and to provide for liquid reserves. Investments are managed in order to provide an optimal and satisfactory rate of return while maintaining high quality in terms of safety and sufficient liquidity to meet fluctuations in both loan demand and Community's deposit base.

         Investment securities at March 31, 1994 were $11,932,000, up from $4,967,000 at March, 1993 and $4,601,000 at December 31, 1993, which increase resulted primarily from the investment of a portion of the funds obtained as a result of Community's certificate of deposit campaign.

         At March 31, 1994, the book value of investment securities exceeded the fair market value by $215,208, compared to $22,566 at December 31, 1993. The increase in unrealized losses from December 31, 1993 to March 31, 1994 was a result of decreasing prices in the bond market.

         Investment securities decreased $3,496,000 or 43% to $4,601.000 at December 31, 1993. The decrease was due largely to a repositioning of earning assets, shifting more earning assets to loans. At December 31, 1993 the book value exceeded market value by $21,000 compared to $72,000 at December 31, 1992. Gross unrealized gains and losses in the portfolio are not expected to have a material impact on future income, liquidity or capital resource trends.

INVESTMENT SECURITIES

(TABLE 5)

         The table below summarizes Community's investment portfolio for the years ending December 31, 1993, 1992 and 1991.

                                                       Carrying           Unrealized            Unrealized           Market
                                                        Amount              Gains                (Losses)            Value
                                                       --------          -----------          --------------        -------

    December 31, 1993:
         U.S. Treasury securities                    $     -              $  -                 $   -              $     -

         Obligations of U.S.
         Government agencies and
         corporations                                   3,839,226             6,960               (29,918)           3,816,268

         Other                                            761,610             2,375                -                   763,985
                                                    -------------         ---------            ----------         ------------

         Total Investment Securities                 $  4,600,836         $   9,335            $ (29,9183)        $  4,580,253
                                                     ============         =========            ==========         ============

    December 31, 1992
         U.S. Treasury securities                    $  4,023,455         $  -                 $  (62,829)        $  3,960,626

         Obligations of U.S.
         Government agencies and
         corporations                                   1,923,721             2,559                (9,077)           1,917,203

         Other                                          2,149,690            -                     (2,193)           2,147,497
                                                    -------------         ---------            ----------         ------------

         Total Investment Securities                 $  8,096,866         $   2,559            $  (74,099)        $  8,025,326
                                                     ============         =========            ==========         ============

    December 31, 1991:
         U.S. Treasury securities                    $  2,551,306         $  54,784            $   -                 2,606,090

         Obligations of U.S.
         Government agencies and
         corporations                                     250,102             8,335                -                   258,437

         Other                                       $  1,202,671               863                -                 1,203,534
                                                     ------------         ---------            ----------         ------------

         Total Investment Securities                 $  4,004,079         $  63,982            $   -              $  4,068,061
                                                     ============         =========            ==========         ============


SHORT-TERM INVESTMENTS

         Short-term investment consist of Federal Funds sold. At December 31, 1993 total short-term investments were $3,961,000, up $1,132,000 from $2,829,000 at year-end 1992.

         Short-term investments at March 31, 1994 consisted of $6,975,000 in Federal funds sold. This reflects an increase of $3,135,000 from March 31, 1993. At December 31, 1993, Federal funds sold were $3,961,000.

         Community's Asset/Liability Management Committee monitors current and future expected economic conditions, as well as Community's liquidity position in determining desired balances of short-term investments and alternative uses of such funds.

NON-INTEREST INCOME

         In addition to net interest income, Community earns income from fees generated through depository services and lending activities, such as checking accounts, safety deposit boxes, money orders, travelers checks and loan fees.

         Total non-interest income decreased $12,000 or 28% to $31,000 for the first three months of 1994. The largest portion of this decrease was due to a $21,000 decrease during the first quarter of 1993 in securities gains. Service fees increased $2,000 or 11% to $22,000, and other non-interest income increased $6,000 to $10,000.

         Total non-interest income decreased $116,000 or 32% to $246,000 in 1993. A decrease in service fees of $54,000 and a decrease in securities gains of $66,000 to $22,000 contributed to the decrease. In 1991, non-interest income was $199,000 and included net investment securities gains of $80,000.

NON-INTEREST INCOME

(TABLE 6)

The following table presents an analysis of non-interest income for 1992, 1991 and 1990 together with the amount and percent change form the prior year for 1992 and 1991:

                                                                                        Change From Prior Year
                                                                                     ----------------------------
                                               Year Ended December 31,               1993                    1992
                                          ---------------------------------     -----------------    -------------------
                                            1993          1992        1991       Amount       %       Amount        %
                                          --------       ------      ------     -------    ------    -------      ------
Service charges on deposit accounts       $    196       $   249     $  105     $   (53)   -21.3%    $    144     137.1%

Customer service fees and other income          29            26         14           3     11.5%          12      85.7%

Gain on sale of assets                          22            87         80         (65)   -74.7%           7       8.8%
                                          --------       -------     ------     -------    ------       -----    -------

Total non-interest income                 $    246       $   362     $  199     $  (116)   -32.0%    $    163      81.9%
                                          ========       =======     ======     =======    ======    ========    =======



NON-INTEREST EXPENSE

         Total non-interest expense for the first quarter of 1994 was $292,000, reflecting a decrease of $18,000 or 6% from the first quarter 1993 level.

         Salaries and employee benefits expense decreased $21,000 or 18% to $97,000 for the first quarter 1994. Net occupancy expense increased $1,000 to $30,000 for the quarter. All other non-interest expense items totaled $165,000 in the first quarter of 1994, a decrease of $7,000 from the first quarter 1993 level.

         No net income tax expense was incurred in either the first quarter of 1994 or the first quarter of 1993 due to the use of net operating loss carry forwards.

         Total non-interest expense increased $357,000 or 33% to $1,447,000 from $1,090,000 in 1992. Total non-interest expense in 1991 was $1,072,000. The increase in non-interest expenses was attributable to an increased level of business activity throughout the bank.

00000NON-INTEREST EXPENSE

(TABLE 7)

The following table presents an analysis of non-interest expense for 1993, 1992 and 1991 together with the amount and percent change from the prior year for 1993 and 1992:

                                                                                        Change From Prior Year
                                                                              ------------------------------------------
                                              Year Ended December 31,                1993                    1992
                                       ----------------------------------     ------------------    --------------------
                                        1993            1992        1991       Amount      %        Amount         %
                                       --------       --------     ------     -------   --------    --------   ---------
Salaries and employee benefits          $ 1,371      $   1,122     $  976     $   249     22.2%     $146        15.0%
Occupancy expense                           266            162        141         104     64.2%       21        14.9%
Equipment Expense                           256            189        151          67     35.4%       38        25.2%
FDIC insurance                              117             97         50          20     20.6%       47        94.0%
Printing and supplies                       120             91         84          29     31.9%        7         8.3%
Professional fees                           147            150        145          (3)    -2.0%        5         3.4%
Insurance                                    49             44         49           5     11.4%       (5)      -10.2%
Data Processing                              74             40         64          34     85.0%       (2)      -37.5%
Communications                              111             89         70          22     24.7%       19        27.1%
Business Development                         57             47         58          10     21.3%       (1)      -19.0%
Other                                       317            203        242         114     56.2%      (39)      -16.1%
                                        -------      ---------     ------     -------  -------    -------     -------

     Total non-interest expense         $ 2,885      $   2,234     $2,030     $   651     29.1%     $204        10.0%
                                        =======      =========     ======     =======  ========   =======     =======


INCOME TAXES

     During 1993, Community adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which changes the method of accounting for income taxes from the deferred method to the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The cumulative effect of the change in accounting method resulted in an increase of $79,000 in 1993 net income. Prior to adoption of SFAS 109, Community accounted for income taxes under APB 11.

     Income tax expense for the year ended December 31, 1993, was $86,000 compared to $148,000 in 1992 and $0 in 1991. 1992 income tax expense included the tax effect of loss carry-forward of $140,000 and a current provision for income taxes of $8,000.

SUMMARY OF FINANCIAL CONDITION

     Total assets at March 31, 1994 were $51,847,000 representing an increase of $3,263,000 or 34% from March 31, 1993. The increase in total assets is attributable to a successful certificate of deposit marketing campaign and an increase in the investment portfolio with the new deposits generated by the campaign.

     Total assets at December 31, 1993, were $41.1 million, representing an increase of 5% over the 1992 level of $39.2 million.


LIQUIDITY

     Liquidity refers to the ability of a bank to meet its cash-flow requirements, operating needs, and the borrowing needs and withdrawal requirements of customers on a timely basis. A bank may achieve its desired liquidity objectives from management of assets and liabilities, and through funds provided through operations. Funds invested in short-term marketable instruments, the continuous maturing of other earning assets, the possible sale of securities available for sale and the ability to securitize certain types of loans provide sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

     Net cash provided through operating activities during 1993 of $303,000 included net income of $141,000 the provision for loan losses of $33,000, and other non-cash charges to income.

     No trends in the sources or uses of cash by Community are expected to have an impact on Community's liquidity position.

     Community believes that the level of liquidity is sufficient to meet current and future liquidity requirements.

CAPITAL

     The assessment of capital adequacy is dependant on several factors including asset quality, earnings trends, liquidity, and economic conditions. Community continually monitors current and projected capital adequacy position. Maintaining adequate capital levels is integral to provide stability to Community, resources to achieve Community's growth objectives, and provide a return to the stockholders in the form of dividends.

     At March 31, 1994 total stockholders' equity was $5,544,000 or 10.69% of total assets compared to $5,501,000 or 13.38% at December 31, 1993. During the first quarter net income added $111,000 to capital.

     Stockholders' equity at December 31, 1993 was $5,501,000 or 13.38% of year-end assets compared to $5,343,000 or 13.64% in 1992. During 1993, net income added $141,000 to stockholders' equity. During 1993, the issuance of warrants added $17,000 to stockholders' equity.

     The Federal Deposit Insurance Corporation ("FDIC"), which is the regulatory agency governing state chartered banks, has guidelines for determining ratios to aid in the analysis and determination of capital levels required to support a Bank's operations. The FDIC has adopted risk-based capital guidelines that incorporate factors weighing the relative credit risk of assets and items with off-balance sheet exposure. The guidelines also define regulatory capital, placing strong emphasis on the equity components of regulatory capital.

     The rules require a risk-based capital ratio of 8%, at least one-half of which must be made up of Core or Tier I capital elements. Tier I capital generally consists of common stockholders' equity. Total risk-based capital includes Tier I capital, and supplemental capital elements which consist of the reserve for loan losses subject to certain limitations. The guidelines also impose a leverage requirement, defined as the ratio of Tier I capital to average assets subject to certain adjustments. The leverage ratio generally must exceed 3% and is driven by evaluation and discretion of the regulators.
At December 1993, Community had a total risk-based capital ratio of 14.73% consisting of Tier I capital elements of 13.95% and supplemental capital elements of 0.78%, and a leverage ratio of 13.28%. The Federal Deposit Insurance Corporation Improvement Act of 1992 provided further guidance as to capital levels to be maintained by insured depository institutions and corresponding supervisory treatments.

     At March 31, 1994, Community had a total risk-based capital ratio of 11.4% consisting of a Tier I capital ratio of 10.7% and supplemental capital elements of .7%; and a leverage ratio of 12.8%.

     Community is subject to the capital adequacy guidelines adopted by the Federal Deposit Insurance Corporation, which is the regulatory agency governing state chartered banks. Community's capital ratios and those of subsidiary banks are in excess of these regulatory requirements and Management expects that these ratios will continue to be maintained above the minimum levels required by the regulators.

                 BENEFICIAL OWNERSHIP OF COMMUNITY COMMON STOCK

         Community is authorized under its Articles of Incorporation to issue 800,000 shares of Community Common Stock. As of the Record Date, Community had issued and outstanding 515,849 shares (exclusive of 227,988 shares of Community Common Stock which may be acquired pursuant to options or warrants) of Community Common Stock. The following table sets forth information as of the Record Date with respect to those persons known by Community to be the beneficial owners of more than 5% of the outstanding shares of Community Common Stock, and as to shares of Community Common Stock beneficially owned by the directors of Community individually and by all officers and directors of Community as a group. Management of Community knows of no other persons, other than those set forth in the following table, who own beneficially more than 5% of the outstanding shares of Community Common Stock as of the date of this Proxy Statement/Prospectus. See "THE MERGER-Background of the Merger; Reasons for Merger; Recommendation of the Board of Directors of Community."

                                                   AMOUNT AND NATURE
                NAME AND ADDRESS OF                  OF BENEFICIAL                        PERCENT
                 BENEFICIAL OWNER                    OWNERSHIP(1)                        OF CLASS
               ---------------------               ----------------                     ----------
Directors:

         Steven S. Baker, M.D. (2)                   50,000  shares                         9.24%
         296 SE Gardner Drive
         Port Charlotte, FL 33952

         Thomas R. Civitella, M.D.(3)                25,000  shares                         4.73%

         2885 Tamiami Trail
         Port Charlotte, FL 33952

         Thomas P. Clark (4)                          2,083  shares                         0.40%
         1224 LaFaunce Way
         Fort Myers, FL 33919

         W. Mike Gary (5)                            16,834  shares                         3.21%
         P.O. Box 608 Unit 28-B
         Boca Grande, FL 33950

         William A. Graham, Jr.(6)                   31,668  shares                         5.96%

         500 Bal Harbor Blvd.
         Punta Gorda, FL 33950

         JoAnn P. Helphenstine (7)                   24,709  shares                         4.69%
         5570 Riverside Drive
         Punta Gorda, FL 33950

         Nasir Khalidi, M.D. (8)                     16,668  shares                         3.18%
         299 Fry Terrace
         Port Charlotte, FL 33950

         H. Richard Llewellyn, Jr.(9)                22,709  shares                         4.32%

         23 Sabal Drive
         Punta Gorda, FL 33950

         Paula F. McQueen (10)                       27,500  shares                         5.19%
         26034 Shore Drive
         Punta Gorda, FL 33950

         Anthony F. Podorski (11)                    23,915  shares                         4.58%
         11835 Quail Village Way
         Naples, FL 33999

         Raymond E. Rossman(12)                      34,100  shares                         6.50%

         420 Widgeon Pointe
         Naples, FL 33942

         Emel Uner (13)                              26,656  shares                         4.99%
         3831 Turtle Dove Blvd.
         Punta Gorda, FL 33950

         Donald J. York                                   0  shares                         0.00%
         615 Elkcam Circle
         Marco Island, Florida  33969

All Directors and
Executive Officers of Community
as a group (13 persons)                             301,842 shares                         46.00%

       __________________________

(1) Includes all shares held directly as well as by spouses and minor children over which shares the named individuals or group of individuals exercise sole or shared voting or investment power. Also includes all shares that such person has the right to acquire within sixty days after the date of this Proxy Statement/Prospectus. For purposes of computing the percentages of outstanding shares held by each person named above, shares which such person has the right to acquire within sixty days after the date of this Proxy Statement/Prospectus are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Dr. Baker's share ownership is comprised of 25,000 shares of Common Stock which he owns and 25,000 shares of Common Stock which he has the right to acquire through the exercise of warrants.

(3) Dr. Civitella's share ownership is comprised of 12,500 shares of Common Stock which he owns and 12,500 shares of Common Stock which he has the right to acquire through the exercise of warrants.

(4) Mr. Clark's share ownership is comprised of 2,083 shares of Common Stock which he owns.

(5) Mr. Gary's share ownership is comprised of 8,417 shares of Common Stock which he owns and 8,417 shares which he has the right to acquire through the exercise of warrants.

(6) Mr. Graham's share ownership is comprised of 15,834 shares of Common Stock which he owns and 15,834 shares which he has the right to acquire through the exercise of warrants.

(7) Ms. Helphenstine's share ownership is comprised of 13,292 shares of Common Stock which she owns and 11,417 shares which she has the right to acquire through the exercise of warrants.

(8) Dr. Khalidi's share ownership is comprised of 8,334 shares of Common Stock which he owns and 8,334 shares which he has the right to acquire through the exercise of warrants.

(9) Mr. Llewellyn's share ownership is comprised of 12,292 shares of Common Stock which he owns and 10,417 shares which he has the right to acquire through the exercise of warrants.

(10) Ms. McQueen's share ownership is comprised of 13,750 shares of Common Stock which she owns and 13,750 shares which she has the right to acquire through the exercise of warrants.

(11) Mr. Podorski's share ownership is comprised of 17,315 shares of Common Stock which he owns and 6,600 shares of Common Stock which he has the right to acquire through the exercise of stock options.

(12) Mr. Rossman's share ownership is comprised of 25,500 shares of Common Stock which he owns and 8,600 shares of Common Stock which he has the right to acquire through the exercise of stock options.

(13) Mr. Uner's share ownership is comprised of 7,821 shares of Common Stock which he owns, 11,335 shares of Common Stock which he has the right to acquire through the exercise of warrants and 7,500 shares of Common Stock which he has the right to acquire through the exercise of stock options.


                                 LEGAL MATTERS

         Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley, Arant, Rose & White, 1400 Park Place Tower, 2001 Park Place, Birmingham, Alabama, counsel for SouthTrust. As of December 31, 1993 the partners and associates of the firm of Bradley, Arant, Rose & White beneficially owned approximately 2,130,000 shares of SouthTrust Common Stock.


                                    EXPERTS

         The consolidated financial statements of SouthTrust and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen & Co., independent public accountants, for the periods indicated in their reports thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated balance sheets of Community as of December 31, 1993 and 1992, and the consolidated statements of operations, retained earnings and cash flows for each of the three years in the period ended December 31, 1993, included in this Proxy Statement/Prospectus have been included herein in reliance on the report of Hausser & Taylor independent accountants, given on authority of that firm as experts in accounting and auditing.

         Representatives of Hausser & Taylor are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                             ADDITIONAL INFORMATION

OTHER BUSINESS

         The Board of Directors of Community does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

                 SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1993 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 21, 1993) (Commission File No. 0-3613); and

                 SouthTrust's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust."

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Mr. Aubrey D. Barnard, Secretary, SouthTrust Corporation, 420 North 20th Street, Birmingham, Alabama 35203, telephone number (205) 254-5000.

                       INDEX TO THE FINANCIAL STATEMENTS
                         OF COMMUNITY BANK OF CHARLOTTE

Caption
- -------
Unaudited Financial Statements

         Balance Sheet at March 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

         Statements of Income for the three months ended March 31, 1994 and 1993  . . . . . . . . . . . . . . . . F-3

         Statements of Stockholders' Equity for the three months ended March 31, 1994 and 1993  . . . . . . . . . F-4

         Statements of Cash Flows for the three months ended March 31, 1994 and 1993  . . . . . . . . . . . . . . F-5

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7


Audited Financial Statements:

         Report of Independent Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-15

         Balance Sheets at December 31, 1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-16

         Statements of Income for the three years ended December 31, 1993, 1992 and 1991    . . . . . . . . . . . F-17

         Statements of Stockholders' Equity for the three years ended December 31, 1993, 1992 and 1991  . . . . . F-19

         Statements of Cash Flows for the three years ended December 31, 1993, 1992 and 1991  . . . . . . . . . . F-20

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-22

                          COMMUNITY BANK OF CHARLOTTE
                                 BALANCE SHEETS
                       Three Months Ended March 31, 1994

ASSETS

         Cash and Due From Banks                      $ 1,183,022

         Federal Funds Sold                             6,975,000

         Investment in Securities (Market
         Value of $11,216,462 at March 31,
         1994)                                         11,431,670

         Loans Receivable                              30,669,522

         Less Allowance for
         Loan Loss Reserve                               (342,264)
                                                      ------------

         Net Loans                                     30,327,058

         Accrued Interest Receivable                      801,563

         Equipment and Leasehold                          269,833

         Other Assets                                     920,026
                                                      -----------

Total Assets                                          $51,908,172
                                                      ===========

LIABILITIES AND
SHAREHOLDERS' EQUITY

         Deposits                                     $46,037,642

         Accrued Interest and Other
         Liabilities                                      278,509
                                                      -----------

Total Liabilities                                      46,316,151
                                                      -----------

Shareholders' Equity
         (Common Stock Par Value
         $5.00; 800,000 Shares
         Authorized as of March 31, 1994,
         515,849 issued and outstanding
         as of March 31, 1994                           2,579,245

         Surplus                                        2,449,510

         Retained Earnings                                563,266
                                                      -----------

         Total Shareholders' Equity                     5,592,021
                                                      -----------

Total Liabilities and
         Shareholders' Equity                         $51,908,172
                                                      ===========

  The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE
                              STATEMENTS OF INCOME
                   Three Months Ended March 31, 1994 and 1993




Interest Income:
         Interest on Investment                                  1994            1993
                                                             --------         -------
            Securities and Federal Funds Sold                $135,805         $98,745

         Interest and Fees on Loans                           626,915         600,151

         Interest on Deposits in Banks                          4,316              --
                                                             --------        --------
         Total Interest Income                                767,036         698,896

Interest Expense                                              395,081         317,159
                                                             --------        --------

Net Interest Income                                           371,955         381,737

Provision for Loan Losses                                       --              5,160
                                                             --------        --------
Net Interest Income After
   Provision for Loan Losses                                  371,955         376,577
                                                             --------        --------

Other Income:

         Service Fees                                          21,639          19,562

         Net Investment Gains                                      --          20,666

         Other                                                  9,591           3,760
                                                             --------        --------

         Total Other Income                                    31,230          43,478
                                                             --------        --------

Other Expenses:

         Salaries                                              88,094          92,134

         Employee Benefits                                      8,989          25,661

         Occupancy Expenses, Net                               29,987          29,301

         Other Operating Expenses                             154,692         163,209

         Payroll Taxes                                         10,025           8,685
                                                             --------        --------

         Total Other Expenses                                 291,735         309,996
                                                             --------        --------

Net Income Before Provision
   for Federal Income Tax                                     111,450         110,559

Provision for Federal Income Tax                               20,000          20,749
                                                             --------        --------

Net Income                                                   $ 91,450        $ 89,810
                                                             ========        ========

Earnings Per Common Share

         Primary:                                            $  0.177        $  0.174
                                                             ========        ========

         Fully Diluted:                                      $  0.143        $  0.140
                                                             ========        ========

Weighted Average Number of
   Common Shares Outstanding

         Primary:                                             515,849         515,849
                                                             ========        ========

Fully Diluted:                                                640,667         640,667
                                                             ========        ========

   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                 Shares         Par Value          Surplus       Retained Earnings      Total
                                 ------         ---------          -------       -------- --------      -----
                                                                                     (Deficit)
  Balance December 31, 1992     515,849        $2,579,245        $2,432,101           $331,264        $5,342,610

  Additions:

  Net Income                                                                            89,810

  Issuance of Warrants                                              17,409
                                -------        ----------        ----------           --------        ----------

  Balance March 31, 1993        515,849        $2,579,245        $2,449,510           $421,074        $5,449,829
                                =======        ==========        ==========           ========        ==========

  Additions:

  Net Income                                                                            50,745
                                                                                      --------

  Balance December 31, 1993     515,849        $2,579,245        $2,449,510           $471,816        $5,500,571

  Additions:

  Net Income                                                                            91,450
                                -------        ----------        ----------           --------        ----------

  Balance March 31, 1994        515,849        $2,579,245        $2,449,510           $563,269        $5,592,024
                                =======        ==========        ==========           ========        ==========





   The accompanying notes are an integral part of these financial statements.

                         COMMUNITY BANK OF CHARLOTTE

                           STATEMENTS OF CASH FLOWS

                  Three Months Ended March 31, 1994 and 1993

                                                               1994            1993
                                                               ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income                                             91,450          89,810
           Adjustments to reconcile net income
           to net cash (used) provided by
           operating activities:
              Depreciation and amortization                    18,764          18,403
           Gain on sale of investment
              securities                                            -         (10,753)

           Increase in interest receivable                   (531,406)       (105,813)

           Increase (Decrease) in other assets                264,886          68,831
           Increase (Decrease) in interest payable
              and other liabilities                           (28,610)         49,384
           Increase in deferred credits                         2,186           3,867
                                                          -----------      ----------
              Total adjustments                              (274,180)         23,919
                 Net cash (used) provided by
                    operating activities                     (182,730)        113,729

CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of equipment and leasehold
           improvements                                        (1,003)        (57,232)
        Proceeds from sales of investment
           securities                                               -       4,532,813
        Proceeds from maturity of
           investment securities                            1,397,493       2,545,258
        Purchase of investments securities                 (8,228,327)     (3,937,414)
        Net Increase in Federal Funds                      (3,014,000)     (1,011,000)
        Disbursements of funds for loans, net                (761,758)     (1,331,847)
                                                          -----------      ----------
           Net cash (used) provided by investing
              activities                                  (10,607,595)        740,578

CASH FLOWS FROM FINANCING ACTIVITIES
        Increase (decrease) in deposits, net               10,731,850        (736,967)
        Issuance of Warrants                                        -          17,409
                                                          -----------      ----------
           Net cash (used) provided by
              financing activities                         10,731,850        (719,558)

INCREASE (DECREASE) IN CASH AND CASH
        EQUIVALENTS                                           (58,475)        134,479

CASH AND CASH EQUIVALENTS - BEGINNING                       1,241,497       1,202,040
                                                          -----------      ----------

CASH AND CASH EQUIVALENTS - ENDING                          1,183,022       1,336,789
                                                          -----------      ----------


  The accompanying notes are an integral part of these financial statements.

                         COMMUNITY BANK OF CHARLOTTE

                  THREE MONTHS ENDED MARCH 31, 1994 AND 1993

                                                  1994                 1993
                                                  ----                 ----

Supplemental disclosures of cash flow
  information:
      Cash paid during the period for:
         Interest                                322,626              296,363
         Income Taxes                             37,000                    -



Disclosure of accounting policy:

        For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

                          COMMUNITY BANK OF CHARLOTTE

                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Organization and Operations - The Bank was incorporated on June 15, 1988 and began operations in August 1988. The Bank's primary lending and deposit activities are located in Charlotte County of Florida.

         B. Investment Securities - Investments are those securities which the Bank has the ability and intent to hold to maturity. Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Management intends to hold such investments to maturity.

         C. Loans and Allowances for Loan Losses - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred loan fees. the allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on uncollectible, based on evaluations of the collectibility of loans. Management determines the adequacy of the allowance based upon reviews of individual loans, recent fees experience, current economic conditions, the risk characteristics of the various categories of losses and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off added to the allowance.

         D. Properties and Equipment - Properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally by the straight-line method.

         E. Interest income on Loans - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on Loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

         F. Earnings Per Share - Earnings per share is computed based on the number of common and common equivalent shares outstanding and is adjusted for the assumed conversion of shares issuable upon exercise of options and warrants after the assumed repurchase of common shares with the related proceeds. Under rules of the Securities and Exchange Commission, 124,898 shares, using the modified treasury stock method, issuable upon exercise of options and occurrence have been treated at outstanding in calculating earnings per share for the three-months ended March 31, 1994 and 1993.

         G. Off Balance Sheet Financial Instruments - In the ordinary course of business the Bank entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are required in the financial statements when they become payable.





   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 2.  INVESTMENT SECURITIES


         Carrying amounts and approximate market values of investment securities are summarized as follows:

                                           Carrying       Unrealized          Unrealized             Market
                                            Amount          Gains               Losses               Value
                                           --------       ----------          ----------             ------
      March 31, 1994:
           U.S. Treasury
            securities                  $10,720,231       $                     $215,208           $10,505,023
           Obligations of
             other U.S.
             government
             agencies and
             corporations
           Other                        $   711,439       $                     $     --           $   711,439
                                        -----------       ------                --------           -----------

                                        $11,431,670       $   --                $215,208           $11,216,462
                                        ===========       ======                ========           ===========

      March 31, 1993:
           U.S. Treasury
            securities                  $ 4,814,212       $                     $ 22,566           $ 4,791,646
           Obligations of
             other U.S.
             government
             agencies and
             corporations
           Other                        $   152,750       $   --                $     --           $   152,750

                                        $ 4,966,962       $   --                $ 22,566           $ 4,944,396
                                        ===========       ======                ========           ===========





   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)





  Gross realized gains and gross realized losses on sales of securities were:

                                                     March 31,          March 31,
                                                      1994                1993
                                                    --------            --------

  Gross realized gains:
    U.S. Treasury securities                        $  --               $    --
    Obligations of other U.S.
      government agencies and
      corporations securities                       $  --               $20,666

                                                    $  --               $    --
  Gross realized losses:
    U.S. Treasury securities                        $  --               $    --
    Obligations of other U.S.
      government agencies and
      corporations securities
  Other securities                                  $  --               $    --

                                                    $  --               $20,666
                                                    =====               =======





   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



         The maturities of investment securities at March 31, 1994 and 1993 were as follows:


                                                    March 31, 1994                            March 31, 1993
                                                    --------------                            --------------

                                             Carrying              Market              Carrying             Market
                                              Amount               Value                Amount              Value
                                             --------             -------              --------             ------

  Due in one year or less                   $ 6,748,751         $   612,146           $  152,750          $  152,750
  Due from one to five years                  3,178,089           3,112,756            2,923,836           2,921,987
  Due from five to ten years                         --                  --              510,917             500,000
  Due after ten years                         1,504,830           1,491,560            1,379,459           1,369,659
                                            -----------         -----------           ----------          ----------

                                            $11,431,670         $11,216,462           $4,966,962          $4,944,396
                                            ===========         ===========           ==========          ==========


NOTE 3.  LOANS RECEIVABLE

         Major classifications of loans are as follows:


                                                                    March 31,        March 31,
                                                                      1994             1993
                                                                    ---------        ---------
         Residential real estate                                    $ 13,324         $  13,461
         Commercial and other real estate                              9,970             8,286
         Commercial                                                    2,614             2,865
         Installment                                                   4,607             2,021
         Unsecured                                                       675               550
                                                                    --------         ---------
                                                                      30,670            27,183
         Less allowance for loan losses                                  345               358
                                                                    --------         ---------
                                                                    $ 30,325         $  26,825
                                                                    ========         =========


         Changes in the allowance for loan losses were as follows:

                                                        Three Months Ended                    Three Months Ended
                                                          March 31, 1994                        March 31, 1993
                                                        ------------------                    ------------------
  Balance, beginning                                         $342,464                              $357,924
          Provision charged to
            operations                                              0                                     0
          Loans charged off*                                    2,797                                     0
                                                             --------                              --------
  Balance ending                                             $345,261                              $357,924
                                                             ========                              ========

*recovery





  The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 4.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

         Major classifications of these assets are summarized as follows:


                                                                 March 31, 1994   March 31, 1993
                                                                 --------------   --------------
         Equipment                                                  $239,764          $169,915
         Leasehold improvements                                      192,725           180,002
                                                                    --------          --------
                                                                     432,491           349,917
         Less accumulated depreciation
         and amortization                                            162,658           108,601
                                                                    --------          --------
                                                                    $269,833          $241,316
                                                                    ========          ========


         Depreciation and amortization expenses were $15,209 for the period beginning January 1, 1994 and ending March 31, 1994.


NOTE 5.  OTHER ASSETS

         Other assets include the following at March 31, 1994 and 1993.

         A. Real Estate Owned - Real estate acquired through foreclosure proceedings totalled $728,841.67 and $631,818.67 at March 31, 1994 and 1993, respectively. An allowance for loss on these assets has been provided in the amounts of $25,327 and $-0- as of March 31, 1994 and 1993, respectively.



NOTE 6.  DEPOSITS

         Deposit accounts are summarized as follows:

                                                                  March 31, 1994       March 31, 1993
                                                                  --------------       --------------
         Demand deposits                                          $ 4,214,598           $ 3,207,173
         NOW and money market accounts                              6,105,160             3,869,406
         Regular savings                                            3,285,480             8,908,988

         Certificates of deposit                                   32,432,404            16,942,868
                                                                  -----------           -----------

                                                                  $46,037,642           $32,928,435
                                                                  ===========           ===========


NOTE 7.  SHORT-TERM BORROWINGS

         The Bank has available an unsecured line of credit to purchase Federal Funds up to $1,000,000 as of March 31, 1994 and $500,000 as of March 31, 1993. The Bank has no outstanding borrowings against the lines of credit in 1994 or 1993.





   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)





NOTE 8.  STOCKHOLDERS' EQUITY

         To increase its capital base necessary for planned expansion in the Southwest Florida geographic area, the Board of Directors adopted a resolution in October 1991 to increase the authorized shares to 800,000 and offered the issuance of up to 400,000 shares of common stock, at $5 par value per share. During 1991, 190,158 shares of common stock were sold for $2,281,896. Related to this offering, the Bank sold an additional 25,691 shares of common stock during 1992 for $308,292. The proceeds were recorded in 1992 net of the syndication fees of $78,842 related to the total offering.

         As set forth in the offering circular dated November 6, 1991, the Bank has also issued stock warrants to purchase additional shares by shareholders with stock holdings of more than 8,334 shares. The warrants were valued at $.10 each and each warrant provides the existing shareholder with the right to purchase an additional share of common stock for $10.50. The Bank has sold 174,088 warrants as of December 31, 1991 for $17,409.

         The Bank granted stock options to certain key employees and directors as follows:


                                                          Exercise                               Option
                   Number                                    or                                  Price
                     of                                  Effective                                 per
                   Shares                                  Dates                                 Shares
                   ------                                  -----                                 ------
                    2,500                 January, 1992 through December, 2002                  10.50

                    2,500                 January, 1993 through December, 2003                  10.50

                    2,500                 January, 1994 through December, 2004                  10.50

                   46,400                   August, 1991 through July, 2001                     10.50
                   ------

                   53,900
                   ======


NOTE 9.  ACCOUNTING FOR INCOME TAXES

         Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes". SFAS 109 provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and tax basis of certain of the Bank's assets and liabilities. In addition, SFAS 109 requires that deferred tax assets and liabilities be measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, is reflected in the financial statements in the period of enactment.

         Pursuant to the method prescribed under Accounting principles opinion No. 11 (APB 11), "Accounting for Income Taxes", deferred income taxes were recognized for income and expense items reported in different periods for financial reporting purposes and income tax purposes using the applicable tax rate for the year in which the differences originated. Deferred taxes under APB 11 were not permitted to be adjusted for subsequent changes in tax rates.





   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

         The primary components of temporary differences which give rise to the Bank's net deferred tax asset are as follows:

              Deferred tax assets:
              Allowance for loan losses                          $79,528
                                                                 -------

              Deferred tax liabilities:
              Depreciation                                         1,142
              Deferred loan fees                                  20,482
                                                                 -------
                                                                  21,624
                                                                 -------

              Net deferred tax asset                             $57,904
                                                                 =======

         The net deferred tax asset is included in other assets in these financial statements.


NOTE 10: COMMITMENTS, CONTINGENT LIABILITIES AND RENTAL EXPENSE

         The Bank leases its office under a noncancellable lease agreement which expires March 1, 1996. In addition to the minimum annual rental, the lease requires the payment of property taxes and insurance. Future minimum lease commitments for the three years ended December 31 are as follows:


                   1994        $  54,048
                   1995           54,048
                   1996            9,008
                               ---------

                               $ 117,104
                               =========

         Rent expense was $15,668 for the period January 1, 1994 to March 31, 1994.


NOTE 11. RELATED PARTY TRANSACTIONS

         The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. At March 31, 1994 and 1993, certain officers, directors, and companies in which they have 10 percent or more beneficial ownership, were indebted to the bank in the aggregate amount of approximately $536,595 and $471,424, respectively.


NOTE 12. PENDING LITIGATION

         The bank has been named as a defendant in a suit regarding the termination of an employment contract of the former president of the bank. The bank contends that the contract was terminated for cause and will vigorously defend against the action. Management believes the suit will be dismissed and does not anticipate any loss regarding the matter. The bank's legal counsel has filed a motion to dismiss the lawsuit. The possible outcome of this matter is unforeseeable at this time.


   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)




NOTE 13. REGULATORY MATTERS

         The Bank is a state chartered Bank under the laws of the State of Florida. The Bank also is subject to federal regulation through its insurance coverage with the Federal Deposit Insurance Corporation. Accordingly, the Bank is required to maintain minimum amounts of capital to total adjusted assets and "risk weighted" assets, as defined by the banking regulators. At March 31, 1994, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at March 31, 1994 were 10.7% and 11.4%, respectively.





   The accompanying notes are an integral part of these financial statements.

To the Board of Directors
Community Bank of Charlotte
Port Charlotte, Florida


                          Independent Auditors' Report

         We have audited the accompanying balance sheets of Community Bank of Charlotte as of December 31, 1993 and 1992, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1993, 1992 and 1991. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of Charlotte as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years ended December 31, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.




Cleveland, Ohio                                       /s/ Hausser + Taylor
January 21, 1994                                      --------------------

                         COMMUNITY BANK OF CHARLOTTE

                                BALANCE SHEETS

                          December 31, 1993 and 1992

     ASSETS                                            1993             1992
     ------                                            ----             ----

Cash and due from banks                            $ 1,241,497      $ 1,202,040

Federal funds sold                                   3,961,000        2,829,000

Investment securities (market value of
  $4,580,253 at December 31, 1993 and
  $8,025,326 at December 31, 1992)                   4,600,836        8,096,866

Loans receivable                                    29,909,950       25,831,764
  Less allowance for loan losses                      (342,464)        (357,924)
                                                   -----------      -----------
       Net loans                                    29,567,486       25,473,840

Accrued interest receivable                            270,157          310,015

Equipment and leasehold improvements, net              284,039          195,824

Other assets                                         1,188,464        1,056,332
                                                   -----------      -----------

                                                   $41,113,479      $39,163,917
                                                   ===========      ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Deposits                                           $35,305,792      $33,663,402

Accrued interest and other liabilities                 307,116          157,905
                                                   -----------      -----------
       Total liabilities                            35,612,908       33,821,307

Stockholders' Equity
  Common stock, par value $5;
    800,000 shares authorized as of December 31,
      1993 and 1992
    515,849 shares issued and outstanding as of
      December 31, 1993 and 1992                     2,579,245        2,579,245
  Surplus                                            2,449,510        2,432,101
  Retained earnings                                    471,816          331,264
                                                   -----------      -----------
       Total stockholders' equity                    5,500,571        5,342,610
                                                   -----------      -----------
                                                   $41,113,479      $39,163,917
                                                   ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                              STATEMENTS OF INCOME

                  Years Ended December 31, 1993, 1992 and 1991

                                                             1993             1992             1991
                                                             ----             ----             ----
Interest income:
  Interest on investment securities and
    federal funds sold                                    $  336,314       $  447,133       $  356,870
  Interest and fees on loans                               2,323,245        2,233,673        2,189,966
  Interest on deposits in banks                                 -                -               7,234
                                                          ----------       ----------       ----------

    Total interest income                                  2,659,559        2,680,806        2,554,070

Interest expense                                           1,277,544        1,465,542        1,526,439
                                                          ----------       ----------       ----------

Net interest income                                        1,382,015        1,215,264        1,027,631
Provision for loan losses                                     33,443           91,189          222,651
                                                          ----------       ----------       ----------

    Net interest income after
      provision for loan losses                            1,348,572        1,124,075          804,980

Other income:
  Service fees                                               195,556          249,388          104,976
  Net investment securities gains                             21,687           87,419           80,166
  Other                                                       28,800           25,679           13,989
                                                          ----------       ----------       ----------
                                                             246,043          362,486          199,131
Other expenses:
  Salaries                                                   427,656          374,195          329,347
  Employee benefits                                           60,967           28,413           45,893
  Occupancy expenses, net                                    148,788           82,786           94,111
  Other operating expenses                                   775,733          572,048          575,653
  Payroll taxes                                               34,052           32,600           26,882
                                                          ----------       ----------       ----------
                                                           1,447,196        1,090,042        1,071,886
                                                          ----------       ----------       ----------

NET INCOME (LOSS) BEFORE PROVISION FOR
  FEDERAL INCOME TAX AND EXTRAORDINARY
  ITEM                                                       147,419          396,519          (67,775)

PROVISION FOR FEDERAL INCOME TAX
  Current                                                     64,771            8,000             -
  Deferred                                                    20,849             -                -
  Tax effect of loss carryforward                               -             140,250             -
                                                          ----------       ----------       ----------
                                                              85,620          148,250             -
                                                          ----------       ----------       ----------

INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN AN ACCOUNTING
  PRINCIPLE AND EXTRAORDINARY ITEM                            61,799          248,269          (67,775)


   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                  Years Ended December 31, 1993, 1992 and 1991

                                                              1993             1992             1991
                                                              ----             ----             ----
INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN AN ACCOUNTING
  PRINCIPLE AND EXTRAORDINARY ITEM                          $ 61,799         $248,269         $(67,775)

CUMULATIVE EFFECT ON PRIOR YEARS OF
  A CHANGE IN AN ACCOUNTING PRINCIPLE
  - ADOPTION OF SFAS NO. 109                                 (78,753)            -                -
                                                            --------         --------         --------

NET INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM                                                       140,552          248,269          (67,775)

EXTRAORDINARY ITEM - Reduction of income
  taxes arising from carryforward of
  prior years' operating losses                                 -             140,250             -
                                                            --------         --------         --------

NET INCOME (LOSS)                                           $140,552         $388,519         $(67,775)
                                                            ========         ========         ========

Earnings per common share:
  Primary:
    Earnings (loss) before cumulative
      effect of a change in an accounting
      principle and extraordinary item                      $   .120         $   .482         $  (.138)
    Cumulative effect on prior years
      of a change in an accounting
      principle - adoption of SFAS No. 109                      .152
    Extraordinary item                                          -                .271             -
                                                            --------         --------         --------

    Net earnings (loss)                                     $   .272         $   .753         $  (.138)
                                                            ========         ========         ========

  Fully diluted:
    Earnings (loss) before extraordinary
      item                                                  $   .120         $   .481         $  (.138)
    Cumulative effect on prior years
      of a change in an accounting
      principle - adoption of SFAS
      No. 109                                                   .152
    Extraordinary item                                          -                .219             -
                                                            --------         --------         --------

    Net earnings (loss)                                     $   .272         $   .700         $  (.138)
                                                            ========         ========         ========

Weighted average number of common
  shares outstanding:
    Primary                                                  515,849          515,849          490,158
                                                            ========         ========         ========
    Fully diluted                                            515,849          640,667          490,158
                                                            ========         ========         ========


   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1993, 1992 and 1991

                                                                                              Retained
                                                                                              Earnings
                                            Shares         Par Value         Surplus          (Deficit)         Total
                                            ------         ---------         -------          ---------         -----
BALANCE, DECEMBER 31, 1990                 $300,000       $1,500,000       $1,000,000         $ 10,520       $2,510,520

ADDITION
  Issuance of common stock                  190,158          950,790        1,331,106                         2,281,896

DEDUCTION
  Net loss                                                                                     (67,775)         (67,775)
                                           --------       ----------       ----------         --------       ----------

BALANCE, DECEMBER 31, 1991                  490,158        2,450,790        2,331,106          (57,255)       4,724,641

ADDITIONS
  Net income                                                                                   388,519          388,519
  Issuance of common stock                   25,691          128,455          100,995                           229,450
                                           --------       ----------       ----------         --------       ----------

BALANCE, DECEMBER 31, 1992                  515,849        2,579,245        2,432,101          331,264        5,342,610

ADDITIONS
  Net income                                                                                   140,552          140,552
  Issuance of warrants                                                         17,409                            17,409
                                           --------       ----------       ----------         --------       ----------

BALANCE, DECEMBER 31, 1993                 $515,849       $2,579,245       $2,449,510         $471,816       $5,500,571
                                           ========       ==========       ==========         ========       ==========


   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                            STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 1993, 1992 and 1991

                                                              1993             1992             1991
                                                              ----             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                     $    140,552     $    388,519      $   (67,775)
  Adjustments to reconcile net
    income (loss) to net cash provided
    (used) by operating activities:
      Depreciation and amortization                           73,131           59,515           30,163
      Gain on sale of investment
        securities                                           (21,687)         (87,419)         (80,166)
      Loss on disposal of equipment                             -               1,083           10,915
      Provision for losses on loans                           33,443           91,189          222,651
      Decrease (increase) in interest
        receivable                                            39,858          (35,598)         (69,133)
      Increase in other assets                              (154,638)        (241,892)        (712,542)
      Increase (decrease) in interest
        payable and other liabilities                        149,208         (323,374)         304,767
      Increase (decrease) in deferred
        credits                                               42,894          (20,641)           4,623
                                                        ------------     ------------      -----------
          Total adjustments                                  162,209         (557,137)        (288,722)
                                                        ------------     ------------      -----------
            Net cash provided (used) by
              operating activities                           302,761         (168,618)        (356,497)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment and leasehold
    improvements                                            (138,840)         (21,393)         (29,180)
  Proceeds from sales of investment
    securities                                            10,549,663        9,377,773        2,189,155
  Proceeds from maturities of
    investment securities                                  5,721,559        2,400,000             -
  Purchases of investment securities                     (12,753,505)     (15,783,141)      (5,350,587)
  Net (increase) decrease in federal funds                (1,132,000)       3,639,000       (3,950,000)
  Disbursements of funds for loans, net                   (4,169,980)      (5,228,751)      (1,933,732)
  Proceeds from sale of equipment
    and leasehold improvements                                  -               1,340             -
                                                        ------------     ------------      -----------
          Net cash used by investing
            activities                                    (1,923,103)      (5,615,172)      (9,074,344)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits, net                                1,642,390        5,308,651        6,522,034
  Issuance of common stock                                      -             229,450        2,281,896
  Issuance of warrants                                        17,409              -               -
                                                        ------------     ------------      -----------
          Net cash provided by financing
            activities                                     1,659,799        5,538,101        8,803,930
                                                        ------------     ------------      -----------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                            39,457         (245,689)        (626,911)

CASH AND CASH EQUIVALENTS - BEGINNING                      1,202,040        1,447,729        2,074,640
                                                        ------------     ------------      -----------
CASH AND CASH EQUIVALENTS - ENDING                      $  1,241,497     $  1,202,040      $ 1,447,729
                                                        ============     ============      ===========


   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                  Years Ended December 31, 1993, 1992 and 1991

                                                             1993             1992             1991
                                                             ----             ----             ----
Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
      Interest                                            $1,288,567       $1,724,625       $1,263,144
      Income taxes                                             7,375            3,000             -


Disclosure of accounting policy:

         For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."



   The accompanying notes are an integral part of these financial statements.

                          COMMUNITY BANK OF CHARLOTTE

                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Organization and Operations - The Bank was incorporated on June 15, 1988 and began operations in August 1988. The Bank's primary lending and deposit activities are located in Charlotte County of Florida.

         B. Investment Securities - Investments are those securities which the Bank has the ability and intent to hold to maturity. Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Management intends to hold such investments to maturity.

         C. Loans and Allowance for Loan Losses - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred loan fees. The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

         D. Properties and Equipment - Properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally by the straight-line method.

         E. Interest Income on Loans - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

         F. Earnings Per Share - Earnings per share is computed based on the number of common and common equivalent shares outstanding and is adjusted for the assumed conversion of shares issuable upon exercise of options and warrants after the assumed repurchase of common shares with the related proceeds. Under rules of the Securities and Exchange Commission, 124,818 shares, using the modified treasury stock method, issuable upon exercise of options and warrants have been treated as outstanding in calculating earnings per share for 1993 and 1992. However, for 1993 the effect of these additional shares would be anti-dilutive. Therefore, primary and fully diluted earnings per share for 1993 are the same.

                          COMMUNITY BANK OF CHARLOTTE

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         G. Off Balance Sheet Financial Instruments - In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.


NOTE 2.  INVESTMENT SECURITIES

         Carrying amounts and approximate market values of investment securities are summarized as follows:

                                          Carrying       Unrealized       Unrealized            Market
                                           Amount           Gains           Losses              Value
                                           ------           -----           ------              -----
        December 31, 1993:
          U.S. Treasury
            securities                   $     -           $ -             $  -               $     -
          Obligations of
            other U.S.
            government
            agencies and
            corporations                  3,839,226         6,960           29,918             3,816,268
          Other                             761,610         2,375             -                  763,985
                                         ----------        ------          -------            ----------

                                         $4,600,836        $9,335          $29,918            $4,580,253
                                         ==========        ======          =======            ==========


        December 31, 1992:
          U.S. Treasury
            securities                   $4,023,455        $ -             $62,829            $3,960,626
          Obligations of
            other U.S.
            government
            agencies and
            corporations                  1,923,721         2,559            9,077             1,917,203
          Other                           2,149,690          -               2,193             2,147,497
                                         ----------        ------          -------            ----------

                                         $8,096,866        $2,559          $74,099            $8,025,326
                                         ==========        ======          =======            ==========


        Gross realized gains and gross realized losses on sales of securities were:

                                                     1993             1992             1991
                                                     ----             ----             ----
        Gross realized gains:
          U.S. Treasury securities                  $12,581          $83,265          $  -
          Obligations of other U.S.
            government agencies and
            corporations                             19,105            7,411           80,166
                                                    -------          -------          -------

                                                    $31,686          $90,676          $80,166
                                                    =======          =======          =======

                          COMMUNITY BANK OF CHARLOTTE

        Gross realized gains and gross realized losses on sales of securities were: (Continued)

                                                      1993             1992             1991
                                                      ----             ----             ----
        Gross realized losses:
          U.S. Treasury securities                   $9,913           $ -              $  -
          Obligations of other U.S.
            government agencies and
            corporations                                 86             -                 -
          Other securities                             -               3,257              -
                                                     ------           ------           ------

                                                     $9,999           $3,257           $  -
                                                     ======           ======           ======


        The maturities of investment securities at December 31, 1993 and 1992 were as follows:

                                                      1993                              1992
                                             ------------------------         -------------------------
                                             Carrying          Market         Carrying           Market
                                              Amount           Value           Amount            Value
                                              ------           -----           ------            -----
        Due in one
          year or less                     $     -         $     -          $1,996,937       $1,994,747
        Due from one
          to five years                       360,710         360,710        4,522,535        4,462,267
        Due from five
          to ten years                      2,010,130       1,996,983             -                -
        Due after ten
          years                             2,229,996       2,222,560        1,577,391        1,568,312
                                           ----------      ----------       ----------       ----------
                                           $4,600,836      $4,580,253       $8,096,863       $8,025,326
                                           ==========      ==========       ==========       ==========

NOTE 3. LOANS RECEIVABLE

        Major classifications of loans are as follows:

                                                      December 31,
                                               ---------------------------
                                                   1993            1992
                                                   ----            ----

        Residential real estate                $13,665,840     $ 6,931,824
        Commercial and other real estate        10,252,318      15,073,672
        Commercial                               2,888,653       1,930,115
        Installment                              2,186,622       1,351,672
        Unsecured                                  916,517         544,481
                                               -----------     -----------
                                                29,909,950      25,831,764
        Less allowance for loan losses             342,464         357,924
                                               -----------     -----------
                                               $29,567,486     $25,473,840
                                               ===========     ===========

                          COMMUNITY BANK OF CHARLOTTE

NOTE 3. LOANS RECEIVABLE (CONTINUED)

        Nonaccrual loans for which interest has been reduced totaled approximately $387,000, $81,000 and $280,000 at December 31, 1993, 1992
        and 1991, respectively. Interest income that would have been recorded under the original terms for such loans is approximately $36,000 in 1993, $8,000 in 1992 and $13,500 in 1991. Actual interest income, which is recognized when received, on these loans totaled approximately $1,500, $-0- and $9,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

        Changes in the allowance for loan losses were as follows:

                                        Year Ended             Year Ended
                                    December 31, 1993      December 31, 1992
                                    -----------------      -----------------

        Balance, beginning               $357,924               $289,000
          Provision charged to
            operations                     33,443                 91,189
          Loans charged off               (48,903)               (22,265)
                                         --------               --------
        Balance, ending                  $342,464               $357,924
                                         ========               ========


NOTE 4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

        Major classifications of these assets are summarized as follows:

                                    December 31, 1993      December 31, 1992
                                    -----------------      -----------------

        Equipment                         $238,761              $112,684
        Leasehold improvements             192,727               180,002
                                          --------              --------
                                           431,488               292,686
        Less accumulated depreciation
          and amortization                 147,449                96,862
                                          --------              --------
                                          $284,039              $195,824
                                          ========              ========


         Depreciation and amortization expense amounted to $50,625 in 1993, $32,868 in 1992 and $30,163 in 1991.


NOTE 5.  OTHER ASSETS

         Other assets include the following at December 31, 1993 and 1992.

         A. Real Estate Owned - Real estate acquired through foreclosure proceedings totalled $658,742 and $637,813 at December 31, 1993 and 1992, respectively. An allowance for loss on these assets has been provided in the amounts of $25,327 and $-0- as of December 31, 1993 and 1992.

                          COMMUNITY BANK OF CHARLOTTE

NOTE 5.  OTHER ASSETS (CONTINUED)

         B. Intangible Assets - To facilitate market expansion, the Bank acquired in December 1991 the trade name Southwest Florida Bank, N.A. and the option rights to lease land for future branch expansion. The transaction was funded through the proceeds received from the additional sale of common stock. The amounts paid for the identifiable intangible assets total $281,310. During 1993 the option expired unexercised, and the Bank recognized a one-time charge to operations for the total amount paid. The trade name totalling $71,121 is being amortized on a straight- line basis over five years. Amortization expense totalled $22,506 and $14,224 for 1993 and 1992. No amortization was recorded in 1991. The land subject to the lease option acquired is owned by a related party.


NOTE 6.  DEPOSITS

         Deposit accounts are summarized as follows:

                                           December 31, 1993   December 31, 1992
                                           -----------------   -----------------

         Demand deposits                      $ 4,125,192          $ 3,521,704
         NOW and money market accounts          5,388,476            3,445,633
         Regular savings                        3,784,572           11,313,366
         Certificates of deposit               22,007,552           15,382,699
                                              -----------          -----------
                                              $35,305,792          $33,663,402
                                              ===========          ===========

NOTE 7.  SHORT-TERM BORROWINGS

         The Bank has available an unsecured line of credit to purchase Federal Funds up to $1,000,000 as of December 31, 1993 and $500,000 as of December 31, 1992. The Bank has no outstanding borrowings against the lines of credit in 1993 or 1992.


NOTE 8.  STOCKHOLDERS' EQUITY

         To increase its capital base necessary for planned expansion in the Southwest Florida geographic area, the Board of Directors adopted a resolution in October 1991 to increase the authorized shares to 800,000 and offered the issuance of up to 400,000 shares of common stock, at $5 par value per share. During 1991, 190,158 shares of common stock were sold for $2,281,896. Related to this offering, the Bank sold an additional 25,691 shares of common stock during 1992 for $308,292. The proceeds were recorded in 1992 net of the syndication fees of $78,842 related to the total offering.

                          COMMUNITY BANK OF CHARLOTTE

NOTE 8.  STOCKHOLDERS' EQUITY (CONTINUED)

         As set forth in the offering circular dated November 6, 1991, the Bank has also issued stock warrants to purchase additional shares by shareholders with stock holdings of more than 8,334 shares. The warrants were valued at $.10 each and each warrant provides the existing shareholder with the right to purchase an additional share of common stock for $10.50. The Bank has sold 174,088 warrants as of December 31, 1991 for $17,409.

         The Bank granted stock options to certain key employees and directors as follows:



                                    Exercise                      Option
          Number                        or                         Price
            of                      Effective                       per
          Shares                      Dates                        Share
          ------      ------------------------------------        ------
           2,500      January, 1992 through December, 2002         10.50

           2,500      January, 1993 through December, 2003         10.50

           2,500      January, 1994 through December, 2004         10.50

          46,400           August, 1991 through July, 2001         10.50
          ------
          53,900
          ======


NOTE 9.  ACCOUNTING FOR INCOME TAXES

         Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes". SFAS 109 provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and tax basis of certain of the Bank's assets and liabilities. In addition, SFAS 109 requires that deferred tax assets and liabilities be measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, is reflected in the financial statements in the period of enactment.

         Pursuant to the method prescribed under Accounting Principles Opinion No. 11 (APB 11), "Accounting for Income Taxes", deferred income taxes were recognized for income and expense items reported in different periods for financial reporting purposes and income tax purposes using the applicable tax rate for the year in which the differences originated. Deferred taxes under APB 11 were not permitted to be adjusted for subsequent changes in tax rates.

                          COMMUNITY BANK OF CHARLOTTE

NOTE 9.  ACCOUNTING FOR INCOME TAXES (CONTINUED)

         The primary components of temporary differences which give rise to the Bank's net deferred tax asset are as follows:

                 Deferred tax asset:
                 Allowance for loan losses               $79,528
                                                         -------

                 Deferred tax liabilities:
                 Depreciation                              1,142
                 Deferred loan fees                       20,482
                                                         -------
                                                          21,624
                                                         -------

                 Net deferred tax asset                  $57,904
                                                         =======

         The net deferred tax asset is included in other assets in these financial statements.


NOTE 10. COMMITMENTS, CONTINGENT LIABILITIES AND RENTAL EXPENSE

         The Bank leases its office under a noncancellable lease agreement which expires March 1, 1996. In addition to the minimum annual rental, the lease requires the payment of property taxes and insurance. Future minimum lease commitments for the three years ended December 31 are as follows:


                  1994                         $ 54,048
                  1995                           54,048
                  1996                            9,008
                                               --------
                                               $117,104
                                               ========



         Rent expense was $61,256, $108,634 and $110,720 for the years ended December 31, 1993, 1992 and 1991, respectively.

         In the normal course of business, the Bank makes various commitments that are not presented in the accompanying financial statements.
         These items include loan commitments and commitments for letter of credit loans. At December 31, 1993 and 1992 customer loan commitments total $1,624,678 and $2,199,236, respectively. Standby letters of credit at December 31, 1993 and 1992, total $360,625 and $269,554, respectively.

                          COMMUNITY BANK OF CHARLOTTE

NOTE 11. RELATED PARTY TRANSACTIONS

         The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. At December 31, 1993 and 1992, certain officers, directors, and companies in which they have 10 percent or more beneficial ownership, were indebted to the bank in the aggregate amount of approximately $486,400 and $435,000, respectively.

NOTE 12. PENDING LITIGATION

         The Bank has been named as a defendant in a suit regarding the termination of an employment contract of the former president of the Bank. The Bank contends that the contract was terminated for cause and will vigorously defend against the action. Management believes the suit will be dismissed and does not anticipate any loss regarding the matter. The Bank's legal counsel has filed a motion to dismiss the lawsuit. The possible outcome of this matter is unforeseeable at this time.


NOTE 13. REGULATORY MATTERS

         The Bank is a state chartered Bank under the laws of the State of Florida. The Bank also is subject to federal regulation through its insurance coverage with the Federal Deposit Insurance Corporation. Accordingly, the Bank is required to maintain minimum amounts of capital to total adjusted assets and "risk weighted" assets, as defined by the banking regulators. At December 31, 1993, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at December 31, 1993 were 13.37% and 21.01%, respectively.


NOTE 14. SUBSEQUENT EVENT

         In February 1994, the Board of Directors entered into an agreement and plan of merger whereby its shares of common stock would be converted into shares of common stock of Southtrust Bank of Southwest Florida, National Association, subject to approvals by the shareholders of both Banks, the Florida Department of Banking and Finance, and the office of the Comptroller of the Currency.

                                                                      EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER

                                       OF

                     SOUTHTRUST BANK OF SOUTHWEST FLORIDA,

                              NATIONAL ASSOCIATION

                                      AND

                          COMMUNITY BANK OF CHARLOTTE

                                  JOINED IN BY

                          SOUTHTRUST OF FLORIDA, INC.

                                      AND

                             SOUTHTRUST CORPORATION


                                                             ARTICLE I

                                                            THE MERGER


Section 1.1      Constituent Corporations; Consummation of Merger; Closing Date ...............................        2
Section 1.2      Effect of Merger .............................................................................        3
Section 1.3      Further Assurances ...........................................................................        4

                                                              ARTICLE II

                                              CONVERSION OF CONSTITUENTS' CAPITAL SHARES

Section 2.1      Manner of Conversion of Community Shares .....................................................        4
Section 2.2      Community Stock Options and Related Matters ..................................................        6
Section 2.3      Fractional Shares ............................................................................        7
Section 2.4      Effectuating Conversion ......................................................................        7
Section 2.5      Laws of Escheat ..............................................................................        9
Section 2.6      Consideration ................................................................................        9

                                                             ARTICLE III

                                             REPRESENTATIONS AND WARRANTIES OF COMMUNITY

Section 3.1      Corporate Organization .......................................................................       10
Section 3.2      Capitalization ...............................................................................       10
Section 3.3      Financial Statements; Filings ................................................................       11
Section 3.4      Loan Portfolio ...............................................................................       12
Section 3.5      Certain Loans and Related Matters ............................................................       12
Section 3.6      Authority; No Violation ......................................................................       13
Section 3.7      Consents and Approvals .......................................................................       13
Section 3.8      Broker's Fees ................................................................................       13
Section 3.9      Absence of Certain Changes or Events .........................................................       14
Section 3.10     Legal Proceedings; Etc .......................................................................       14
Section 3.11     Taxes and Tax Returns ........................................................................       14
Section 3.12     Employee Benefit Plans .......................................................................       15
Section 3.13     Title and Related Matters ....................................................................       16
Section 3.14     Real Estate ..................................................................................       16
Section 3.15     Environmental Matters ........................................................................       17
Section 3.16     Commitments and Contracts ....................................................................       18
Section 3.17     Regulatory and Accounting Matters ............................................................       18
Section 3.18     Registration Obligations .....................................................................       19
Section 3.19     State Takeover Laws ..........................................................................       19
Section 3.20     Insurance ....................................................................................       19
Section 3.21     Labor ........................................................................................       19
Section 3.22     Compliance with Laws .........................................................................       19
Section 3.23     Transactions with Management .................................................................       20
Section 3.24     Proxy Materials ..............................................................................       20
Section 3.25     Deposit Insurance ............................................................................       20
Section 3.26     Untrue Statements and Omissions ..............................................................       20

                                                            ARTICLE IV

                                                 REPRESENTATIONS AND WARRANTIES OF
                                                       SOUTHTRUST AND ST-SUB


Section 4.1      Organization and Related Matters of SouthTrust ...............................................       20
Section 4.2      Organization and Related Matters of ST-FL ....................................................       21
Section 4.3      Organization and Related Matters of ST-Sub ...................................................       21
Section 4.4      Capitalization ...............................................................................       22
Section 4.5      Authorization ................................................................................       22
Section 4.6      Financial Statements .........................................................................       23
Section 4.7      Absence of Certain Changes or Events .........................................................       23
Section 4.8      Legal Proceedings, Etc .......................................................................       24
Section 4.9      Insurance ....................................................................................       24
Section 4.10     Consents and Approvals .......................................................................       24
Section 4.11     Accounting, Tax, Regulatory Matters ..........................................................       24
Section 4.12     Proxy Materials ..............................................................................       24
Section 4.13     No Broker's or Finder's Fees .................................................................       24
Section 4.14     Untrue Statements and Omissions ..............................................................       24

                                                              ARTICLE V

                                                       COVENANTS AND AGREEMENTS

Section 5.1      Conduct of the Business of Community .........................................................       25
Section 5.2      Current Information ..........................................................................       26
Section 5.3      Access to Properties; Personnel and Records ..................................................       27
Section 5.4      Approval of Community Shareholders ...........................................................       28
Section 5.5      No Other Bids ................................................................................       28
Section 5.6      Notice of Deadlines ..........................................................................       28
Section 5.7      Affiliates ...................................................................................       28
Section 5.8      Maintenance of Properties ....................................................................       29
Section 5.9      Compliance Matters ...........................................................................       29
Section 5.10     Exemption Under Anti-Takeover Statutes .......................................................       29

                                                              ARTICLE VI

                                                 ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1      Best Efforts; Cooperation ....................................................................       29
Section 6.2      Regulatory Matters ...........................................................................       29
Section 6.3      Other Matters ................................................................................       30
Section 6.4      Indemnification ..............................................................................       31
Section 6.5      Current Information ..........................................................................       32
Section 6.6      Registration Statement .......................................................................       32
Section 6.7      Reservation of Shares ........................................................................       32

                                                             ARTICLE VII

                                                     MUTUAL CONDITIONS TO CLOSING

Section 7.1      Shareholder Approval .........................................................................       33
Section 7.2      Regulatory Approvals .........................................................................       33
Section 7.3      Litigation ...................................................................................       33
Section 7.4      Proxy Statement and Registration Statement ...................................................       33

                                                           ARTICLE VIII

                                      CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB


Section 8.1      Representations and Warranties ...............................................................       33
Section 8.2      Performance of Obligations ...................................................................       34
Section 8.3      Certificate Representing Satisfaction of Conditions ..........................................       34
Section 8.4      Absence of Adverse Facts .....................................................................       34
Section 8.5      Opinion of Counsel ...........................................................................       34
Section 8.6      Consents Under Agreements ....................................................................       34
Section 8.7      Material Condition ...........................................................................       34
Section 8.8      Acknowledgment of Option Conversion ..........................................................       35
Section 8.9      Outstanding Shares of Community ..............................................................       35
Section 8.10     Dissenters ...................................................................................       35
Section 8.11     Certification of Claims ......................................................................       35
Section 8.12     Transactions with Island Bank of Collier County  .............................................       35

                                                              ARTICLE IX

                                                CONDITIONS TO OBLIGATIONS OF COMMUNITY

Section 9.1      Representations and Warranties ...............................................................       35
Section 9.2      Performance of Obligations ...................................................................       35
Section 9.3      Certificate Representing Satisfaction of Conditions ..........................................       35
Section 9.4      Absence of Adverse Facts .....................................................................       36
Section 9.5      Consents Under Agreements ....................................................................       36
Section 9.6      Opinion of Counsel ...........................................................................       36
Section 9.7      SouthTrust Shares ............................................................................       36
Section 9.8      Price Condition ..............................................................................       36
Section 9.9      Tax Opinion ..................................................................................       36


                                                              ARTICLE X

                                                  TERMINATION, WAIVER AND AMENDMENT

Section 10.1     Termination ..................................................................................       36
Section 10.2     Effect of Termination  .......................................................................       37
Section 10.3     Effect of Wrongful Termination ...............................................................       37
Section 10.4     Amendments ...................................................................................       37
Section 10.5     Waivers ......................................................................................       37
Section 10.6     Non-Survival of Representations and Warranties ...............................................       37

                                                              ARTICLE XI

                                                            MISCELLANEOUS

Section 11.1     Entire Agreement .............................................................................       38
Section 11.2     Notices ......................................................................................       38
Section 11.3     Severability .................................................................................       39
Section 11.4     Costs and Expenses ...........................................................................       40
Section 11.5     Captions .....................................................................................       40
Section 11.6     Counterparts .................................................................................       40
Section 11.7     Governing Law ................................................................................       40
Section 11.8     Persons Bound; No Assignment .................................................................       40

Section 11.9     Exhibits and Schedules .......................................................................       40
Section 11.10    Waiver .......................................................................................       40
Section 11.11    Construction of Terms  .......................................................................       41

                          AGREEMENT AND PLAN OF MERGER
                                       OF
           SOUTHTRUST BANK OF SOUTHWEST FLORIDA, NATIONAL ASSOCIATION
                                      AND
                          COMMUNITY BANK OF CHARLOTTE
                                  JOINED IN BY
                          SOUTHTRUST OF FLORIDA, INC.
                                      AND
                             SOUTHTRUST CORPORATION



          This AGREEMENT AND PLAN OF MERGER, dated as of the 7th day of January, 1994 and amended as of April 27, 1994 (as amended, this "Agreement"), by and between SouthTrust Bank of Southwest Florida, National Association, a national banking association ("ST-Sub"), and Community Bank of Charlotte, a Florida banking corporation ("Community") and joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


          WHEREAS, ST-FL wishes to acquire the assets and business of Community in exchange for stock of SouthTrust, the parent corporation of ST-FL, in a transaction that qualifies as a reorganization pursuant to Section
368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

          WHEREAS, ST-FL desires to effect such acquisition through its wholly-owned subsidiary, ST-Sub, by causing Community to be merged with and into ST-Sub;

          WHEREAS, ST-FL has directed, adopted and approved, the acquisition of the assets and business of Community through the wholly-owned subsidiary of ST-FL, ST-Sub;

          WHEREAS, the respective Boards of Directors of ST-Sub and Community deem it in the best interests of ST-Sub and of Community, respectively, and of their respective shareholders, that ST-Sub and Community merge pursuant to this Agreement (the "Merger");

          WHEREAS, the Boards of Directors of ST-Sub and Community have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States; and

          WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-FL, will deliver, or cause to be delivered, to the shareholders of Community the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Community will be merged with and into ST-Sub and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Community, par value $5.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.



                                   ARTICLE I

                                   THE MERGER


     Section 1.1 Constituent Corporations; Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, Community shall be merged with and into ST-Sub (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 655.412 and 658.40 through 658.45 of the Florida Code and 12 U.S.C. Section 215a and ST-Sub shall be the surviving corporation (sometimes hereinafter referred to as "Surviving

Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by each of the Florida Department of Banking and Finance and the Office of the Comptroller of the Currency (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and Community, the Effective Time of the Merger shall occur on the 10th business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under the Merger Agreement and (ii) the date on which the shareholders of Community, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board) (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, including the Florida Department of Banking and Finance (the "Department"), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                     (b) The closing of the Merger (the "Closing") shall take place at the principal offices of Community at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                     (c) The main office of Community is located at 4045 Tamiami Trail, Port Charlotte, Florida. The main office of ST-Sub is located at 1530 Heitman Street, Fort Myers, Florida. ST-Sub has branches located at 2503 Del Prado Blvd., Cape Coral, Florida; 1645 S.E. 47th Terrace, Cape Coral, Florida; 1608 Cape Coral Parkway, Camelot Isles, Florida; 4851 N. Tamiami Tr., Naples, Florida; 4099 Radio Road, Naples, Florida; and 4794 Golden Gate Pkwy., Naples, Florida; Calosa Harbour, Ft. Myers, Florida.

                     (d) The main office of the Surviving Corporation shall be located at 1530 Heitman Street, Fort Myers, Florida. The branch offices of the Surviving Corporation shall be each existing branch office of ST-Sub and the existing main office of Community.

                     (e) From and after the Effective Time of the Merger, until replaced pursuant to applicable laws and under the provisions of the Articles of Association and Bylaws of the Surviving Corporation, the persons who shall serve as directors and executive officers, as the case may be, of the Surviving Corporation shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons as SouthTrust, or ST-FL may, at or prior to the Effective Time of the Merger designate in writing.

                     (f) After the Effective Time of the Merger, the Surviving Corporation shall have 220,000 shares of Common Stock, par value $5.00 per share ("ST-Sub Common Stock"), authorized, 220,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Surviving Corporation shall be $1,100,000, and the total capital of ST-Sub shall consist of such capital stock, plus the combined capital and surplus of Community and ST-Sub (as stated in Section 1.1(g) hereof), adjusted, however, for earnings (losses) between December 31, 1992 and the Effective Time of the Merger).

                     (g) As of December 31, 1992, ST-Sub had total capital of $18,817,663 divided into 220,000 shares of ST-Sub Common Stock, and surplus and undivided profits of $17,718,000. As of December 31, 1992, Community had total capital of $5,342,610, divided into 515,849 shares of Common Stock, par value $5.00, and surplus and undivided profits of $2,763,365.

                     (h) The Surviving Corporation shall not have trust powers.

                     (i) The Articles of Association under which the Surviving Corporation will operate shall be the Articles of Association of ST-Sub.

     Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, Community shall be merged with and into ST-Sub and the separate existence of Community shall cease. The Articles of Incorporation and Bylaws of ST-Sub, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a national banking association organized under the laws of the United States and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations, including the tradenames and servicemarks of Community. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

                     (b) The shares of ST-Sub Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. The Community Shares (as hereinafter defined) shall be treated in the Merger as specified in Article II.

     Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Community last in office shall execute and deliver or cause to be executed and delivered in the name of Community such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Community.

                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


     Section 2.1 Manner of Conversion of Community Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of Community, par value $5.00 (the "Community Shares"):

     (a) All Community Shares which are held by Community as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

     (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.3 hereof and except with regard to Dissenting Community Shares (as hereinafter defined), each Community Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive
             0.6788 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares") (such fraction, as may be adjusted, as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion

             Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

     (c) Each outstanding Community Share, the holder of which has demanded and perfected his demand for payment of the value of such share in accordance with 12 U.S.C. Section 215a(c) and (d) (the
             "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Community Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Community shall give SouthTrust prompt notice upon receipt by Community of any written objection to the Merger and any written demands for payment of the fair or appraised value of Community Shares, and of withdrawals of such demands, and any other instruments provided to Community pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Community Shares held by such Dissenting Shareholder shall receive payment therefor from ST-Sub, as escrow agent (the
             "Escrow Agent"), on behalf of Community out of funds provided to the Escrow Agent by Community in accordance with the provisions of
             Section 2.1(d) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Community Shares shall be canceled. Neither Community nor the Surviving Corporation shall, except with the prior written consent of ST-FL, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Community Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

     (d) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, Community shall deposit with the Escrow Agent an amount in cash equal to 150% of the consideration (with the SouthTrust Shares being valued in the manner set forth in Section 2.3) such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted to the Surviving Corporation.

     Section 2.2 Community Stock Options and Related Matters. (a) As of the Effective Time of the Merger, all rights with respect to the Community Shares issuable pursuant to the exercise of each then outstanding warrant and stock option (the "Community Options") granted by Community pursuant to warrant agreements and stock option plans of Community (collectively referred to as the "Community Stock Option Plans"), whether or not each such Community Option is then exercisable, shall be converted into a right of the holder thereof to receive, as to all of the Community Shares otherwise receivable upon exercise of each such Community Option, such number of SouthTrust Shares as shall equal in the aggregate to (A) 0.6788 multiplied by the last sales price, as reported by the Automated Quotation System of the National Association of Securities Dealers, Inc.-National Market System ("NASDAQ") as of the last trading day preceding the Effective Time of the Merger, of SouthTrust Shares, less (B) the respective exercise price applicable to each such Community Share subject to each Community Option held by the holder thereof, multiplied by the number of Community Shares subject to each such Community Option.

             (b) At all times after the Effective Time of the Merger, SouthTrust, in accordance with Section 2.2(a) above, shall make transfer to ST-FL or ST-FL shall purchase from SouthTrust, in exchange for a purchase price equal to the last sales price of the SouthTrust Shares, as reported by NASDAQ as of the last trading day prior to such purchase, such number of SouthTrust Shares as shall be necessary to permit the conversion of the Community Options in the manner contemplated by Section 2.2(a) of this Agreement.

             (c) Except as otherwise provided herein, (i) the provisions of the Community Stock Option Plans that provide for the issuance or grant of any other interest in respect of the capital stock of Community shall be deleted as of the Effective Time of the Merger and (ii) Community shall take all reasonable steps to ensure that following the Effective Time of the Merger no holder of Community Options shall have any right thereunder to acquire any equity securities of Community.

             (d) Community acknowledges that the holders of Community Options who may become or be deemed to be executive officers or directors of SouthTrust after the Effective Time of the Merger may be subject to the short-swing sale restrictions of the Securities Exchange Act of 1934 and regulations promulgated thereunder.

             (e) At the election of ST-FL, Community shall procure from each holder of Community Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgement, in the form of Exhibit 2.2(e) hereof (the "Acknowledgment"), of the treatment and disposition of such holder's Community Options, as provided for under Section 2.2 of this Agreement.

     Section 2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Community Shares converted pursuant to the Merger, and each holder of Community Options converted pursuant to this Agreement, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Shares, as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger or the date of exercise, as the case may be, or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     Section 2.4 Effectuating Conversion (a) The Trust and Financial Services Division of SouthTrust Bank of Alabama, National Association, or such other institution as SouthTrust and SouthTrust Bank of Alabama, National Association, may designate, including, without limitation, Mellon Bank, N.A., SouthTrust or ST-FL, shall serve as the exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. Neither the Exchange Agent nor its sub-agents shall have any financial obligation to deliver any Merger consideration except to the extent that such consideration is first delivered to the Escrow Agent. As of the Effective Time of the Merger, ST-FL will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by ST-FL for the Community Shares, along with the appropriate cash payment in lieu of fractional interests in SouthTrust Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Community Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Community Shares for the consideration provided for in this Agreement. As soon as practicable after receipt of properly completed Letters of Transmittal, and stock certificates evidencing the Community Shares held by the former holders of the Community Shares, the Exchange Agent shall cause the appropriate number of SouthTrust Shares to be issued to the former holders of Community Shares submitting such Letters of Transmittal. Amounts that would have been payable to Dissenting Shareholders for Community Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(c) hereof shall be returned by the Exchange Agent to ST-FL as promptly as is practicable.

             (b) At the Effective Time of the Merger, the stock transfer books of Community shall be closed as to holders of Community Shares immediately prior to the Effective Time of the Merger and no transfer of Community Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Community Shares shall, without any action on the part of any holder thereof, no longer represent Community Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the Community Shares represented thereby were converted in the Merger.

             (c) In the event that any holder of record as of the Effective Time of the Merger of Community Shares is unable to deliver the certificate which represents such holder's Community Shares, ST-FL, in the absence of actual notice that any Community Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

             (i) An affidavit or other evidence to the reasonable satisfaction of ST-FL that any such certificate has been lost, wrongfully taken or destroyed;

             (ii) Such security and indemnity as may be reasonably requested by ST-FL to indemnify and hold ST-FL harmless (provided that no security shall be required if 400 or less Community Shares are represented by such holder's lost certificate(s)); and

             (iii) Evidence to the satisfaction of ST-FL that such holder is the owner of the Community Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

             (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing Community Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

             (e) No holder of Community Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Community Shares, and neither SouthTrust nor ST-FL shall be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares until such holder shall surrender the certificate or certificates representing Community Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

     Section 2.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Community Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Community, SouthTrust, ST-FL, ST-Sub, the Exchange Agent, nor any other person acting on their behalf shall be liable to a holder of Community Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

     Section 2.6 Consideration. SouthTrust, on behalf of ST-FL, shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.



                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF COMMUNITY


     Community hereby represents and warrants to ST-Sub, ST-FL and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

     Section 3.1 Corporate Organization. (a) Community is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Community has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Community is duly licensed or qualified to do business in Florida and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Community. True and correct copies of the Articles or Certificate of Incorporation of Community and the Bylaws of Community, each as amended to the date hereof, have been delivered to SouthTrust.

             (b) Community has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of Community.

             (c) Community does not own any capital stock of any subsidiary and Community does not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

             (d) The minute books of Community contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

     Section 3.2 Capitalization. The authorized capital stock of Community consists of 800,000 shares of common stock, par value $5.00 (hereinbefore and hereinafter referred to as "Community Shares"), 515,849 shares of which as of the date hereof are issued and outstanding ([none] of which is held in the treasury of Community). All of the issued and outstanding Community Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of

Community, or any securities or rights convertible into or exchangeable for shares of capital stock of Community, except for options to purchase 227,988 Community Shares (which are described in more detail in Disclosure Schedule 3.2).

     Section 3.3 Financial Statements; Filings. (a) Community has previously delivered to SouthTrust copies of the financial statements of Community as of and for the years ended 1990, 1991 and 1992 and the financial statements of Community as of and for the periods ended March 31, 1993, June 30, 1993, and September 30, 1993 and Community shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Community, the financial statements of Community as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Community").

             (b) Community has previously delivered to SouthTrust copies of the Call Reports of Community as of and for the years ended 1990, 1991 and 1992 and the Call Reports of Community as of and for the periods ended March 31, 1993, June 30, 1993, and September 30, 1993 and Community shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of Community, the Call Reports of Community as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of Community").

             (c) Each of the Financial Statements of Community and each of the Call Reports of Community (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Community have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements consistent with past practices and reflect only actual transactions. Each of the Financial Statements of Community and each of the Call Reports of Community (including the related notes, where applicable) fairly present or will fairly present the financial position of Community as of the respective dates thereof and fairly present or will fairly present the results of operations of Community for the respective periods therein set forth.

             (d) To the extent not prohibited by law, Community has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by Community, with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (e) Except as reflected on Schedule 3.3(e) hereto, since December 31, 1992, Community has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Community except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Community or the Call Reports of Community, or reflected in the notes thereto, (ii) which were incurred after December 31, 1992, in the ordinary course of business consistent with past practices, or (iii) which are contemplated by this Agreement or incurred with the written consent of SouthTrust.

     Section 3.4    Loan Portfolio.  Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of Community and the Call Reports of Community as of and for the year ended December 31, 1992 and the period ended March 31, 1993, June 30, 1993 and September 30, 1993 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of Community and the Call Reports of Community as of and for the year ended December 31, 1992 and the period ended March 31, 1993, June 30, 1993 and September 30, 1993 were, and the allowance for possible loan losses to be shown on the Financial Statements of Community and the Call Reports of Community as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Community and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in
Section 3.3(c).

     Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, Community is not a party as of the date of this Agreement to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful", "loss" or any comparable classification; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Community or any ten percent (10%) shareholder of Community, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Community including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of Community. As of the date of any Financial Statement of Community and any Call Report of Community subsequent to the execution of this Agreement, including the date of the Financial Statements of Community and the Call Reports of Community that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure Schedule 3.5.

     Section 3.6 Authority; No Violation. (a) Community has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Community and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Community has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to Community's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Community are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Community and delivered by Community, will constitute a valid and binding obligation of Community, and will be enforceable against Community in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

             (b) Neither the execution and delivery of this Agreement by Community nor the consummation by Community of the transactions contemplated hereby, nor compliance by Community with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Community (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable and material to Community or any of its properties or assets, or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Community under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Community is a party, or by which Community or any of its properties or assets may be bound or affected.

     Section 3.7 Consents and Approvals. Except for (i) the filing by Community with the SEC of a proxy statement of Community relating to the meeting of the shareholders of Community at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the OCC and the Department; (iii) approval of this Agreement by the shareholders of ST-Sub and Community; (iv) filing of this Agreement and certified resolutions with the Department and the OCC; (v) issuance of a certificate of merger by the Department and a letter certifying consummation of the Merger by the OCC; and
(vi) as set forth in Disclosure Schedule 3.7, no

Consents of any person are necessary in connection with the execution and delivery by Community of this Agreement, and the consummation by Community of the Merger and the other transactions contemplated hereby.

     Section 3.8 Broker's Fees. None of Community nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.9 Absence of Certain Changes or Events. Except as occasioned by this Agreement or with the consent of SouthTrust, since December 31, 1992, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Community Shares or (ii) any change or any event involving a prospective change in the Condition of Community which has had, or is reasonably likely to have, a material adverse effect on the Condition of Community or on Community generally, including, without limitation any change in the administration or supervisory standing or rating of Community with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     Section 3.10   Legal Proceedings; Etc.  Except as set forth in Disclosure
Schedule 3.10, Community is not a party to any, and there are no pending or, to the knowledge of Community, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Community challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Community as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Community; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Community which has a material adverse effect on the Condition of Community; there is no default by Community under any material contract or agreement to which Community is a party; and Community is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Community and Community has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

     Section 3.11 Taxes and Tax Returns. Community has previously delivered or made available to SouthTrust copies of the federal income tax returns of Community for the years 1990, 1991 and 1992 and all schedules and exhibits thereto, and will provide SouthTrust with a copy of its federal income tax return for the year 1993 with all schedules and exhibits thereto, when such return is filed, and, to the knowledge of Community such returns have not been subjected to an audit by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, to its knowledge, Community has duly filed in correct form all material federal, state and local information returns and tax returns required to be filed by either of them on or prior to the date hereof, and Community has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from either of them by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Community other than taxes and other charges which
(i)(A) are not yet delinquent or (B) are being contested in good faith or
(ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Community and the Call Reports of Community are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. Community is not responsible for the taxes of any other person other than Community, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

     Section 3.12 Employee Benefit Plans. (a) Community does not maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

             (b) Community (or any pension plan maintained by it) has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under
Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

             (c)    Community has not incurred any material liability under
Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

             (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Community comply in both form and operation, in all material respects, with ERISA and the Code that are applicable, or intended to be applicable, to such "employee benefit plans." Community has no any material liability under any such plan that is not reflected in the Financial Statements of Community or the Call Reports of Community.

             (e) To the best knowledge of Community, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Community (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or
(ii) the correction of which would have a material adverse effect on the Condition of Community; and, to the best knowledge of Community no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

             (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

             (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Community under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a) and except with respect to "other real estate owned", Community has good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of Community, or the Call Reports of Community or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1993), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Community and the Call Reports of Community or incurred in the ordinary course of business after June 30, 1993, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of Community.

             (b) All agreements pursuant to which Community leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Community.

             (c) Other than "other real estate owned", (i) all of the buildings, structures and fixtures owned, leased or subleased by Community, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Community, are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

     Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Community or in which Community has any ownership or leasehold interest; provided that "other real estate owned" or otherwise held in the loan portfolio of Community is only reasonably identified on Schedule 3.14(a).

             (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which Community is the lessee of any real property and which relates in any manner to the operation of the businesses of Community. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Community, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Community. Except as set forth in Disclosure Schedule 3.14(b), Community has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. Community has the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Community and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

             (c) Community has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of Community.

             (d) As to each parcel of real property owned or used by Community, Community has not received notice of any pending or, to the knowledge of Community threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

     Section 3.15   Environmental Matters.

             (a) To its knowledge, Community and the Participation Facilities (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of Community.

             (b) Community has not received notice of any litigation pending or threatened before any court, governmental agency or board or other forum in which Community or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release of an amount of a reportable quantity or more into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned or leased or operated by Community or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of Community.

             (c) To the knowledge of Community, there is no reasonable basis for any litigation of a type described in 3.15(b), of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of Community.

             (d) During the period of (i) ownership or operation by Community of any of its current properties, or (ii) participation by Community in the management of any Participation Facility, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of Community.

             (e) "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Community has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility; "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. Section 300.1100(c).

     Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, Community is not a party or subject to any of the following (whether written or oral):

             (a) Any employment contract (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Community);

             (b)    Any labor contract or agreement with any labor union;

             (c) Any contract covenants which limit the ability of Community to compete in any line of business or which involve any restriction of the geographical area in which Community may carry on its business (other than as may be required by law or applicable regulatory authorities);

             (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

             (e) Any other contract or agreement which would be required to be disclosed in reports filed by Community with the SEC or the FRB and which has not been so disclosed.

     Section 3.17 Regulatory and Accounting Matters. Community has not agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder; and Community has not agreed to take any action or has knowledge of any fact or has agreed to any circumstance that would materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

     Section 3.18 Registration Obligations. Community is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

     Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

     Section 3.20 Insurance. Community is presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Community, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Community provide adequate coverage against loss, and the fidelity bonds in effect as to which Community is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure
Schedule 3.20.

     Section 3.21 Labor. No work stoppage involving Community is pending as of the date hereof or, to the knowledge of Community, threatened. Except with respect to the Sherrill Woods litigation, Community is not involved in, or, to the knowledge of Community, threatened with or affected by, any proceeding asserting that Community has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of Community. No union represents or claims to represent any employees of Community, and, to the knowledge of Community, no labor union is attempting to organize employees of Community.

     Section 3.22 Compliance with Laws. Community has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of Community. Except as disclosed in Disclosure Schedule 3.22, Community:

             (a) Is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of Community; and

             (b) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Community is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is not reasonably likely to have a material adverse effect on the Condition of Community, (ii) threatening to revoke any permit, the revocation of which is not reasonably likely to have a material adverse effect on the Condition of Community, (iii) requiring Community to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Community, including, without limitation, any restrictions on the payment of dividends.

     Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Community at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

     Section 3.24 Proxy Materials. None of the information relating to Community to be included in the Proxy Statement which is to be mailed to the shareholders of Community in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading.

     Section 3.25 Deposit Insurance. The deposit accounts of Community are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Community has paid all regular premiums and special assessments and filed all reports required under the Act.

     Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Community contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             SOUTHTRUST AND ST-SUB


     SouthTrust, ST-FL and ST-Sub hereby represent and warrant to Community as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

     Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to Community prior to the Effective Time of the Merger.

             (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

             (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of SouthTrust.

     Section 4.2 Organization and Related Matters of ST-FL. (a) ST-FL is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-FL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-FL is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by ST-FL, or the character or location of the properties and assets owned or leased by ST-FL makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of ST-FL on a consolidated basis. ST-FL is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of ST-FL and the Bylaws of ST-FL, each as amended to the date hereof, have been made available to Community prior to the Effective Time of the Merger.

             (b) ST-FL has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of ST-FL on a consolidated basis.

             (c) The minute books of ST-FL contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-FL.

     Section 4.3 Organization and Related Matters of ST-Sub. (a) ST-Sub is, or as of the Effective Time of the Merger will be a national banking association duly organized, validly existing and in good standing under the laws of the United States. ST-Sub has, or will have, as of the Effective Time of the Merger, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Sub, or the character or location or the properties and assets owned or leased by ST-Sub make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Incorporation and Bylaws of ST-Sub, as each may be amended to the date hereof, will be made available to Community.

             (b) ST-Sub, as of the Effective Time of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

             (c) As of the Effective Time of the Merger, the minute books of ST-Sub will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Sub.

     Section 4.4 Capitalization. As of August 31, 1993, the authorized capital stock of SouthTrust consisted of 150,000,000 shares of common stock, par value $2.50 per share, 77,932,087 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

     Section 4.5 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust, ST-FL and ST-Sub, and no other corporate proceedings on the part of SouthTrust, ST-FL or ST-Sub are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust, ST-FL and ST-Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, the Articles of Incorporation or Bylaws of ST-FL or the Articles of Association or Bylaws of ST-Sub or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-FL or ST-Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST-FL or ST-Sub is a party, or by which SouthTrust, ST-FL or ST-Sub or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-FL or ST-Sub or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.4; and (Y) with respect to (B) and (C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

     Section 4.6 Financial Statements. (a) SouthTrust has delivered to Community copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1991 and 1992, and as of and for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993, and SouthTrust will make available to Community, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

             (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

             (c) Since December 31, 1992, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and
(ii) which were incurred after December 31, 1992 in the ordinary course of business consistent with past practices. Since December 31, 1992, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

     Section 4.7 Absence of Certain Changes or Events. Since December 31, 1992, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

     Section 4.8   Legal Proceedings, Etc.  Except as set forth on Disclosure
Schedule 4.8 hereto, neither SouthTrust nor any of its affiliates is a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitrary or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

     Section 4.9 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

     Section 4.10 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Sub and Community; (iii) filing of this Agreement and certified resolutions with the Department and the OCC; (iv) issuance of a Certificate of Merger by the Department and a letter certifying consummation of the Merger by the OCC; and (v) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Sub or, to the knowledge of SouthTrust, by Community of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

     Section 4.11 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement, or
(iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

     Section 4.12 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Community in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Community to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

     Section 4.13  No Broker's or Finder's Fees.  Except for the retention of
T. Stephen Johnson & Associates by SouthTrust, which shall bear the fees and expenses associated therewith, neither SouthTrust, ST-FL nor ST-Sub or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

     Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust or ST-Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     Section 5.1 Conduct of the Business of Community. (a) During the period from the date of this Agreement to the Effective Time of the Merger, Community shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Community or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation or contemplated by this Agreement, Community shall not, without the prior written consent of South
Trust:

     (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Community;

     (ii) except for the issuance of Community Shares pursuant to the terms of the Community Options, change the number of shares of the authorized, issued or outstanding capital stock of Community, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Community, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Community;

     (iii)  incur any material liabilities or material obligations
            (other than deposit liabilities and short- term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

     (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on August 31, 1993 and disclosed in a Disclosure Schedule delivered pursuant to Article III of this Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

     (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

     (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and except in a manner consistent with past practice, which, in any event, will not exceed an aggregate of $20,000; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non- executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

     (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Community that involves an aggregate of $25,000; or

     (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by Community in a fiduciary capacity.

     Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Community will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of Community. Community will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of Community, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Community, the institution or the threat of material litigation, claims, threats or causes of action involving Community, and will keep SouthTrust fully informed of such events. Community will furnish to SouthTrust, promptly after the preparation and/or receipt by Community thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Community and the Call Reports of Community.

     Section 5.3    Access to Properties; Personnel and Records.
(a) So long as this Agreement shall remain in effect, Community shall permit SouthTrust or its agents full access, during normal business hours, to the properties of Community, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Community, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and Community shall use its reasonable best efforts to provide SouthTrust and its representatives access to the work papers of Community's accountants.
Community shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Community shall cooperate, to the extent it does not incur undue cost, with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Community.

     (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

     Section 5.4 Approval of Community Shareholders. Community will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Community will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Community will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

     Section 5.5 No Other Bids. Community, acting through any director or officer or other agent shall not now, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Community, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Community. Community shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Community after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Community or for the acquisition of a significant equity interest in Community or for the acquisition of a significant portion of the assets of Community.

      Section 5.6     Notice of Deadlines.  Community shall notify
SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which Community is a party, at least ten (10) days prior to such deadline.

     Section 5.7 Affiliates. At least thirty (30) days prior to the Effective Time of the Merger, Community shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Community, "affiliates" of Community for purposes of Rule 145 under the Securities Act of 1933. Community shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SouthTrust not later than thirty
(30) days prior to the Effective Time of the Merger, a written agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the Community Shares held by such person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder and until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Community have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of Community in exchange for the Community Shares shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Community have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this
Section 5.7.

     Section 5.8 Maintenance of Properties. Community will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

     Section 5.9     Compliance Matters.  Prior to the Effective
Time of the Merger, Community shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by Community, including compliance with Regulations Z and CC of the
FRB); provided that neither SouthTrust nor ST-Sub shall be responsible for discovering any defects.

     Section 5.10     Exemption Under Anti-Takeover Statutes.
Prior to the Effective Time of the Merger, Community will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


     Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

     Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and Community shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Community. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

     (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of Community or obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

     (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Community as of the Effective
Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, SouthTrust agrees that the officers and employees of Community who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                      (i)     with respect to SouthTrust's group
                 medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Community's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                                  (ii)  credit for each such employee's past
                          service with Community prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                        (1)     determining vacation and sick
                                  leave benefits and accruals, in accordance with the established policies of SouthTrust;

                                        (2)     establishing eligibility for
                                  participation in and vesting under
                                  SouthTrust's employee benefit plans
                                  (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, other than the SouthTrust Corporation Employees' Profit Sharing Plan (the "STPS Plan"), the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan") and the 1990 Discounted Stock Plan.

     (c) SouthTrust agrees, with respect to those officers and employees of Community whom the Surviving Corporation employs, and for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST PS Plan and the ST Retirement Plan, employment by Community shall be credited as if it were employment by SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

     Section 6.4 Indemnification. (a) Community agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of
1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact supplied by Community and contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

     (b) As soon as practicable following the execution of this Agreement, the Board of Directors of Community will amend Article IX of the Bylaws of Community to delete the existing provisions of Article IX in their entirety and adopt, in lieu of such provisions, the provisions set forth in Schedule 6.4(b) annexed hereto. SouthTrust shall ensure that all rights to indemnification and all limitations of liability existing in favor of the officers, directors or employees of Community, as provided in the Bylaws of Community, amended as aforesaid, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect, without any amendment thereto, for a period of four (4) years from the Effective Time.

     (c) SouthTrust agrees to indemnify, defend and hold harmless Community and each of its present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of
1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement of material fact supplied by SouthTrust and contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

      Section 6.5     Current Information.   During the period from
the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with Community and to report with respect to the general status and the ongoing operations of SouthTrust.

     Section 6.6 Registration Statement. (a) SouthTrust shall cause a registration statement relating to the SouthTrust Shares proposed to be issued pursuant to Section 2.1 of this Agreement to be filed on Form S-4 (the "Registration Statement") with the SEC and any applicable state securities authorities and SouthTrust shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act of 1933 and any applicable state securities laws. In the case of SouthTrust Shares, if any, issued pursuant to Section 2.2 and referable to Community Options, SouthTrust shall, if possible, include such SouthTrust Shares in the Registration Statement, and if not possible, shall cause a registration statement to to be filed on Form S-8, or such successor forms prescribed by the SEC, as soon as practicable following the Effective Time of the Merger (the "Option Registration Statement"). The Registration Statement and the Option Registration Statement, at the time each becomes effective, shall in all material respects conform to the requirements of the Securities Act of 1933 and the general rules and regulations of the SEC under the Securities Act of 1933 and any applicable state securities laws.

     (b) The Registration Statement shall include the form of Proxy Statement for the meeting of Community's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement and shall be effective when delivered to such shareholders and at the Effective Time of the Merger.

     (c) Community will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC or state securities authorities and again before any amendments are filed.

     (d) SouthTrust shall take all actions required to register or qualify or obtain exemptions from such registrations or qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable federal and state securities laws, as appropriate.

     Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-FL, shall reserve for issuance such number of SouthTrust Shares as shall be necessary (i) to pay the consideration contemplated in this Agreement and
(ii) to comply with the provisions of Section 2.2(b). If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.


                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING

     The obligations of SouthTrust, ST-FL and ST-Sub, on the one hand, and Community, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

     Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Community and the sole shareholder of ST-Sub.

     Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

     Section 7.3     Litigation.  At the Effective Time of the
Merger, no preliminary or permanent injunction or other order, decree or ruling issued by a court, governmental, regulatory or administrative agency or commission of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any government authority shall be in effect and shall not be stayed, which would prevent or enjoin the consummation of the Merger or would impose or attach a material lien to the consideration to be received by holders of the Community Shares pursuant to this Agreement or would seek a material amount of damages in connection with the Merger contemplated by this Agreement.

     Section 7.4 Proxy Statement and Registration Statement. The Registration Statement on Form S-4 relating to the SouthTrust Shares to be issued pursuant to this Agreement, the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated; in addition, SouthTrust shall have received all state securities laws, or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.


                                  ARTICLE VIII

             CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB


     The obligations of SouthTrust, ST-FL and ST-Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

     Section 8.1 Representations and Warranties. The representations and warranties of Community set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     Section 8.2 Performance of Obligations. Community shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

     Section 8.3 Certificate Representing Satisfaction of Conditions. Community shall have delivered to SouthTrust and ST-Sub a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections
8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Community under Article III of this Agreement.

     Section 8.4 Absence of Adverse Facts. Except for facts, events or conditions disclosed to SouthTrust in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to SouthTrust by Community and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by SouthTrust, no fact, event or condition pertaining to Community shall exist which has had or is likely to have a material adverse effect upon the Condition of Community or would be materially adverse to the Condition of SouthTrust on a consolidated basis.

     Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Calfee, Halter & Griswold or other counsel to Community acceptable to SouthTrust in substantially the form set forth in
Exhibit 8.5 hereof.

     Section 8.6 Consents Under Agreements. Community shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Community under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

     Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Community or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Community or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks and bank holding companies under similar circumstances.

     Section 8.8 Acknowledgment of Option Conversion. As of the Effective Time of the Merger, each holder of a Community Option outstanding immediately prior to the Effective Time of the Merger shall have executed and delivered to SouthTrust the Acknowledgment.

     Section 8.9 Outstanding Shares of Community. The total number of Community Shares outstanding as of the Effective Time of the Merger and the total number of Community Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Community Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Community Shares, shall not exceed 743,837 shares in the aggregate.

     Section 8.10 Dissenters. The holders of not more than six percent (6%) of the outstanding Community Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

     Section 8.11 Certification of Claims. Community shall have delivered a certificate to SouthTrust that Community is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Community.

     Section 8.12 Transactions with Island Bank of Collier County. SouthTrust and ST-FL shall have consummated those transactions contemplated by that certain Agreement and Plan of Share Exchange between ST-FL and Island Bank of Collier County dated as of the date hereof.


                                   ARTICLE IX

                     CONDITIONS TO OBLIGATIONS OF COMMUNITY


     The obligation of Community to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

     Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust, ST-FL and ST- Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

     Section 9.2     Performance of Obligations.  SouthTrust, ST-FL and
ST-Sub shall have performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

     Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust, ST-FL and ST-Sub shall have delivered to Community a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust, ST-FL and ST-Sub under Article IV of this Agreement.

     Section 9.4 Absence of Adverse Facts. Except for facts, events or conditions disclosed to Community in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to Community by SouthTrust and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by Community, no fact, event or condition pertaining to SouthTrust shall exist which has had or is likely to have a material adverse effect upon the Condition of SouthTrust on a consolidated basis.

     Section 9.5 Consents Under Agreements. SouthTrust, ST-FL and ST-Sub shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Community, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

     Section 9.6 Opinion of Counsel. Community shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

     Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

     Section 9.8 Price Condition. The average last sales price of the SouthTrust Shares, as reported by NASDAQ for the twenty (20) trading days immediately preceding the Effective Time of the Merger, shall not be less than $17.00 per share.

     Section 9.9 Tax Opinion. Community shall have received an opinion of Bradley, Arant, Rose & White on or before the date on which the Proxy Statement of Community is to be mailed to holders of Community Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Community to the extent that they receive SouthTrust Shares in exchange for their Community Shares in the Merger.

                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


     Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

     (a) by the mutual consent in writing of SouthTrust, ST-FL, ST-Sub and Community; or

     (b) by SouthTrust, ST-FL, ST-Sub or Community if the Merger shall not have occurred on or prior to June 30, 1994, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

     (c) by SouthTrust or Community (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

     (d) by SouthTrust: If any fact, event or condition pertaining to Community shall exist which has had or is likely to have a material adverse affect upon the Condition of Community or would be materially adverse to the Condition of SouthTrust on a consolidated basis, except for facts, events or conditions disclosed to SouthTrust in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to SouthTrust by Community and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by SouthTrust.

     (e) by Community: If any fact, event or condition pertaining to SouthTrust shall exist which has had or is likely to have a material adverse affect upon the Condition of SouthTrust on a consolidated basis, except for facts, events or conditions disclosed to Community in this Agreement, any Disclosure Schedule annexed to this Agreement or any letter delivered to Community by SouthTrust and annexed to this Agreement or which have occurred as a consequence of this Agreement or which are consented to by Community.

     Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

     Section 10.3 Effect of Wrongful Termination. Notwithstanding the foregoing provisions of Section 10.2, if the Merger fails to be consummated because of the wrongful termination of this Agreement or a willful, knowing or grossly negligent breach by SouthTrust, ST-FL or ST-Sub, on the one hand, or Community, on the other hand, of any representation, warranty, covenant, undertaking, term or restriction contained herein, the other party shall have all rights and remedies afforded by law.

     Section 10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-FL, ST-Sub and Community.

     Section 10.5 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust, ST-FL and ST-Sub, on the one hand, and Community, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

     Section 10.6 Non-Survival of Representations and Warranties. Except with respect to Article II and Sections 1.2, 6.3, 6.4(b), 6.6 and 6.7, no representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Sub or Community shall survive the Merger; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-FL ST-Sub, Community (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-FL, ST-Sub, Community contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-FL or ST-Sub, on the one hand, and Community, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-FL, ST-Sub, Community and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.


                                   ARTICLE XI

                                 MISCELLANEOUS


     Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-FL, ST-Sub and Community with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including that letter of intent between the parties dated September 9, 1993. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                          If to Community:

                                  Community Bank of Charlotte
                                  4045 Tamiami Trail
                                  P.O. Box 2490
                                  Port Charlotte, Florida 33949-2490
                                  Attention:  Emel Uner
                                  Fax (813) 743-6587

                          with a copy to:

                                  Calfee, Halter & Griswold
                                  800 Superior Avenue
                                  Suite 1800
                                  Cleveland, OH  44114-2688
                                  Attention:  Michael L. Miller, Esq.

                          If to ST-Sub, ST-FL or SouthTrust, then to:

                                  SouthTrust Corporation
                                  420 North 20th Street
                                  Birmingham, Alabama 35203
                                  Attention:  Mr. Frederick W. Murray, Jr.
                                  Fax (205) 254-5022

                          with a copy to:

                                  Bradley, Arant, Rose & White
                                  1400 Park Place Tower
                                  2001 Park Place
                                  Birmingham, Alabama 35203
                                  Attention:  C. Larimore Whitaker, Esq.
                                  Fax (205) 251-8611

     All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third
(3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

     Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

     Section 11.4 Costs and Expenses. Expenses incurred by Community on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

     Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

     Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

     Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of laws principles except to the extent (i) the Florida Banking Code, the Florida Business Corporation Act or the National Bank Act, and regulations thereunder, are applicable, or (ii) superseded by federal law.

     Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Sub to another affiliate of SouthTrust).

     Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. Any matter disclosed in any of the Schedules to the Agreement shall be deemed incorporated by reference into each other Schedule thereto and disclosed in each such Schedule.

     Section 11.10    Waiver.  The waiver by any party of the
performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.
A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

     Section 11.11    Construction of Terms.  Whenever used in this
Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.



[CORPORATE SEAL]
                                                     COMMUNITY BANK OF CHARLOTTE


                                             By: /s/ Emel Uner
                                                 ------------------------------
ATTEST                                           Its Chief Executive Officer

/s/ Judy Johnson
- ---------------------------------
         Its Secretary

                                   DIRECTORS

/s/ William A. Graham, Jr.                       /s/ Steven S. Baker
- ---------------------------------                -------------------------------


/s/ Paula F. McQueen                             /s/ Emel Uner
- ---------------------------------                -------------------------------


/s/ JoAnn P. Helphenstine                        /s/ H. Richard Llewellyn, Jr.
- ---------------------------------                -------------------------------


/s/ W. Mike Gary                                 /s/ Nasir Khalidi
- ---------------------------------                -------------------------------

[CORPORATE SEAL]


                                                  SOUTHTRUST BANK OF SOUTHWEST
                                                  FLORIDA, NATIONAL ASSOCIATION


                                             By: /s/ David Paetzold
                                                 -------------------------------
ATTEST                                           Its Chief Executive Officer

/s/ David Robbins
- ---------------------------------
          Its Secretary

                                   DIRECTORS

/s/ J. Michael Ward                              /s/ Richmond H. Powell
- ---------------------------------                -------------------------------


/s/ Gay Rebel Thompson                           /s/ Clifford Barksdale
- ---------------------------------                -------------------------------


/s/ E. Bruce Strayhorn                           /s/ Paul Staffile
- ---------------------------------                -------------------------------

/s/ Richard C. Ackert                            /s/ Harvey B. Younquist
- ---------------------------------                -------------------------------

/s/ Robert J. Finkernagel, Jr.                   /s/ David Paetzold
- ---------------------------------                -------------------------------


/s/ E.W. Evans                                   /s/
- ---------------------------------                -------------------------------


[CORPORATE SEAL]


                                                    SOUTHTRUST OF FLORIDA, INC.


                                        By: /s/ Frederick W. Murray, Jr.
                                          ------------------------------------
ATTEST:                                   Its Chairman of the Board of Directors

/s/ A.D. Barnard
- ---------------------------------
        Its Secretary

[CORPORATE SEAL]



                                                    SOUTHTRUST CORPORATION


                                        By: /s/ Frederick W. Murray, Jr.
                                           ------------------------------------
ATTEST:                                    Its Executive Vice President

/s/ A. D. Barnard
- ---------------------------------
        Its Secretary

                  EXHIBIT B - NATIONAL BANK DISSENT PROVISIONS




Section  215A.  MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(a) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

         One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merger into a national banking association located within the same State, under the character of the receiving association. The merger agreement shall--

         (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

         (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

         (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

         (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b)      DISSENTING SHAREHOLDERS

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)      VALUATION OF SHARES

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.


(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS; APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

         If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


                     The Restated Certificate of Incorporation and the Bylaws of Registrant provide that Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he not be adjudged to be liable for negligence or misconduct.

         ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                     The following exhibits are filed as part of this Registration Statement:

           2           Agreement and Plan of Merger among SouthTrust Bank of Southwest
                       Florida, National Association, SouthTrust Corporation, SouthTrust of
                       Florida, Inc., and Community Bank of Charlotte, as amended (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this
                       Registration Statement).
*          4(a)        Certificate of Adoption of Resolutions designating Series A
                       Junior Participating Preferred Stock, adopted February 22,
                       1989, which was filed as Exhibit 1 to SouthTrust Corporation's
                       Registration Statement on Form 8-A (File No. 1-3613).
*          4(b)        Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights
                       Agent, which was filed as Exhibit 1 to SouthTrust
                       Corporation's Registration Statement on Form 8-A (File No.
                       1-3613).
*          4(c)        Indenture, dated as of May 1, 1987 between SouthTrust
                       Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
                       Statement on Form S-3 (Registration No. 33-13637).
*          4(d)        Subordinated Indenture, dated as of May 1, 1992, between
                       SouthTrust Corporation and Chemical Bank, which was filed as
                       Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of
                       SouthTrust Corporation (Registration No. 33-44857).
*          4(e)        Composite Restated Bylaws of SouthTrust Corporation, as
                       amended through October 13, 1989, which was filed as Exhibit
                       4(m) to the Registration Statement on Form S-3 of SouthTrust
                       Corporation (Registration No. 33-50107).
*          4(f)        Composite Restated Certificate of Incorporation of SouthTrust
                       Corporation, as amended through June 2, 1993, which was field as Exhibit 4(k) to the Registration Statement on Form S-3 of
                       SouthTrust Corporation (Registration No. 33-50107).
           5           Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
           8           Opinion of Bradley, Arant, Rose & White regarding certain tax matters.
           23(a)       Consent of Arthur Andersen & Co.
           23(b)       Consent of Hausser & Taylor.
           23(c)       Consent of Bradley, Arant, Rose & White (included in Exhibit 5).
           23(d)       Consent of Bradley, Arant, Rose & White (included in Exhibit 8).
           24          Powers of Attorney.


  ______________________________________
   *   Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

  (a)     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)     (1)    The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
                 (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


                 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 20, 1994.


                                           SOUTHTRUST CORPORATION


                                   By:      /s/ WALLACE D. MALONE, JR.
                                       --------------------------------------
                                           Its Chairman of the Board of
                                        Directors and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



         Signature                                                  Title                                          Date
         ---------                                                  -----                                          ----
     /s/ Wallace D. Malone, Jr.                             Chairman, Chief Executive                           May 20, 1994
- -----------------------------------                            Officer, Director
         Wallace D. Malone, Jr.


     /s/ ROY W. GILBERT, JR.                                President, Chief Operating                          May 20, 1994
- ----------------------------------                             Officer, Director
         Roy W. Gilbert, Jr.


     /s/ AUBREY D. BARNARD                                  Secretary, Treasurer and                            May 20, 1994
- ----------------------------------                            Controller (Principal
         Aubrey D. Barnard                                       Accounting and
                                                               Financial Officer)


                *                                                Director                                       May 20, 1994
- ----------------------------------
         H. Allen Franklin


                *                                                Director                                       May 20, 1994
- ----------------------------------
         Herbert Stockham


                *                                                Director                                       May 20, 1994
- ----------------------------------
         Bill L. Harbert


                *                                                Director                                       May 20, 1994
- ----------------------------------
         T. W. Mitchell


                *                                                Director                                       May 20, 1994
- ----------------------------------
         William C. Hulsey

               *                                            Director                                            May 20, 1994
- ----------------------------------
         John M. Bradford


               *                                            Director                                            May 20, 1994
- ----------------------------------
     Wm. Kendrick Upchurch, Jr.


               *                                            Director                                            May 20, 1994
- ----------------------------------
       Charles G. Taylor


               *                                            Director                                            May 20, 1994
- ----------------------------------
     Allen J. Keesler, Jr.



*    /s/ WILLIAM L. PRATER                                                                                      May 20, 1994
- ----------------------------------
         William L. Prater
         as Attorney-in-fact

                                                          INDEX TO EXHIBITS

                                                                                                                        PAGE IN
                                                                                                                     SEQUENTIALLY
           EXHIBIT                                                                                                     NUMBERED
             NO.                                                        DESCRIPTION                                    FILING
          ---------                                                     -----------                                   ----------
          2      Agreement and Plan of Merger among SouthTrust Bank of Southwest Florida, National Association,
                 SouthTrust Corporation, SouthTrust of Florida, Inc., and Community Bank of Charlotte, as amended
                 (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this Registration Statement).
*         4(a)   Certificate of Adoption of Resolutions designating Series A Junior Participating Preferred Stock, adopted February 22, 1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration
                 Statement on Form 8-A (File No. 1-3613).
*         4(b)   Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and
                 Mellon Bank, N.A., Rights Agent, which was filed as Exhibit 1 to SouthTrust Corporation's
                 Registration Statement on Form 8-A (File No. 1-3613).
*         4(c)   Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank
                 USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S-
                 3 (Registration No. 33-13637).
*         4(d)   Subordinated Indenture, dated as of May 1, 1992, between SouthTrust Corporation and Chemical Bank, which was filed as Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust
                 Corporation (Registration No. 33-44857).
*         4(e)   Composite Restated Bylaws of SouthTrust Corporation, as amended through October 13, 1989, which was filed as Exhibit 4(m) to the Registration Statement on Form S-3 of SouthTrust Corporation
                 (Registration No. 33-50107).
*         4(f)   Composite Restated Certificate of Incorporation of SouthTrust Corporation, as amended through June
                 2, 1993, which was field as Exhibit 4(k) to the Registration Statement on Form S-3 of SouthTrust
                 Corporation (Registration No. 33-50107).
          5      Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
          8      Opinion of Bradley, Arant, Rose & White regarding certain tax matters.
          23(a)  Consent of Arthur Andersen & Co.
          23(b)  Consent of Hausser & Taylor.
          23(c)  Consent of Bradley, Arant, Rose & White (included in Exhibit 5).
          23(d)  Consent of Bradley, Arant, Rose & White (included in Exhibit 8).
          24     Powers of Attorney.

______________________________________
*   Incorporated by reference.